Exhibit 10.1

Execution Version

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT dated as of April 15, 2014 (this “Amendment”), to the TERM LOAN AND REVOLVING CREDIT AGREEMENT dated as of December 27, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among FEDERAL-MOGUL CORPORATION, a Delaware corporation (the “Original Borrower”), CITICORP USA, INC. (“CUSA”) and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party hereto (together with CUSA, collectively, the “Lenders” and individually, a “Lender”), CUSA, as administrative agent, and each other party from time to time party thereto.

WHEREAS, pursuant to the Existing Credit Agreement, the Term Loan Lenders under and as defined in the Existing Credit Agreement (the “Existing Term Loan Lenders”) have made the Term Loans under and as defined in the Existing Credit Agreement (the “Existing Term Loans”) to the Original Borrower;

WHEREAS, the Original Borrower desires that Federal-Mogul Holdings Corporation, a Delaware corporation (after giving effect to such substitution, “Holdings” or the “New Borrower”), assume all of the rights and obligations of the Original Borrower, in its capacity as the Original Borrower, under the Amended Credit Agreement (as defined below) and the other Loan Documents (other than with respect to the Existing Term Loans) including, without limitation, with respect to the Revolving Credit Facility and the Revolving Credit Loans, and become party to the Amended Credit Agreement;

WHEREAS, the Original Borrower desires to repay the Existing Term Loans made by the Existing Term Loan Lenders;

WHEREAS, the New Borrower has requested that the lenders set forth on the signature pages hereto as the “New Term Loan Lenders” (the “New Term Loan Lenders”) extend credit to the New Borrower in the form of (x) four-year term loans (the “Tranche B Term Loans”) having an aggregate principal amount of $500,000,000 (the “Tranche B Term Facility”) and (y) seven-year term loans (the “Tranche C Term Loans”, and together with the Tranche B Term Loans, the “New Term Loans”) having an aggregate principal amount of $2,100,000,000 (the “Tranche C Term Facility”);

WHEREAS, Citibank, N.A. has agreed to serve as the administrative agent with respect to the Tranche B Term Facility (in such capacity, the “Tranche B Term Administrative Agent”) and Credit Suisse AG has agreed to serve as the administrative agent with respect to the Tranche C Term Facility (in such capacity, the “Tranche C Term Administrative Agent”);

WHEREAS, Citibank, N.A. has agreed to succeed CUSA in its capacity as administrative agent with respect to the Revolving Credit Facility available under, and as defined in, the Amended Credit Agreement (Citibank, N.A. in such capacity, the “Revolving Administrative Agent” and, together with the Tranche B Term Administrative Agent and the Tranche C Term Administrative Agent, the “Administrative Agents”) and the Lenders party hereto have agreed to so appoint Citibank, N.A. as Revolving Administrative Agent;

WHEREAS, the Revolving Credit Lenders have agreed, in accordance with the Revolving Lender Consents (as defined in the Existing Credit Agreement) and as otherwise provided herein, and the New Term Loan Lenders agree (A) to amend the Existing Credit Agreement as set forth herein as of the Amendment Effective Date (as defined below) and (B) to permit the New Borrower to assume all of the rights and obligations of the Original Borrower in its capacity as the Original Borrower with respect to the Revolving Credit Facility and the Amended Credit Agreement;

WHEREAS, Holdings agrees (x) to assume all of the rights and obligations of the Original Borrower with respect to the Revolving Credit Facility and the Amended Credit Agreement and (y) to become the Borrower with respect thereto;

WHEREAS, the New Term Loan Lenders agree to make the New Term Loans to the New Borrower;

WHEREAS, the New Borrower intends to contribute the proceeds of such New Term Loans to the Original Borrower so the Original Borrower may repay the Existing Term Loans;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement or the Amended Credit Agreement, as the context may require. The interpretive provisions specified in Section 1.02 of the Amended Credit Agreement also apply to this Amendment, mutatis mutandis.

SECTION 2. Amendment of the Existing Credit Agreement. Effective as of the Amendment Effective Date:

(a) The Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b) All schedules and exhibits to the Existing Credit Agreement shall be replaced in their entirety by the schedules and exhibits attached to the Amended Credit Agreement.

(c) On and after the Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document, shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 3. Assumption of Obligations by Federal-Mogul Holdings Corporation Under Loan Documents, Etc. Effective as of the date hereof and immediately after giving effect to this Amendment (the “Assumption Effective Time”), Federal-Mogul Holdings Corporation, a Delaware corporation, hereby (x) unconditionally assumes from the Original Borrower all rights, Obligations, covenants and agreements of the Original Borrower (in its capacity as Original Borrower) under, (y) agrees that it will perform and observe on and after the Assumption Effective Time, all Obligations, covenants and agreements to be performed by the Original Borrower under, and (z) agrees that, from and after the Assumption Effective Time, it will be bound in all respects by all of the terms and conditions of, the Amended Credit Agreement, the Notes (as defined in the Existing Credit Agreement) and each other Loan Document (as defined in the Existing Credit Agreement) to which the Original Borrower is a party, in each case, as if Holdings were an original party thereto and without further action required on the part of any Person, but in each case excluding the Original Borrower’s obligations with respect to the Existing Term Loans. In addition, as of the Assumption Effective Time, Holdings assumes (x) all liabilities of the Original Borrower arising out of all representations, documents, instruments and certificates made or

2

delivered by the Original Borrower under or in connection with each Loan Document (as defined in the Existing Credit Agreement) (including, without limitation, the punctual payment when due of the principal, interest and fees owing thereunder from time to time) to which the Original Borrower is a party and (y) all liabilities and Obligations as the “Borrower” and a “Loan Party” under each Loan Document, but in each case excluding the Original Borrower’s obligations with respect to the Existing Term Loans. Further, each of Holdings and the Original Borrower hereby confirms and agrees that (x) the Loan Documents to which the Original Borrower is, and Holdings will be, a party are, and shall continue on and after the Assumption Effective Time to be, in full force and effect in accordance with their respective terms and are, effective as of the Assumption Effective Time, ratified and confirmed in all respects, and (y) the Security Documents to which the Original Borrower is, and Holdings will be, a party and all of the Collateral described therein do, and shall continue on and after the Assumption Effective Time to, secure the payment of the Obligations purported to be secured thereby in accordance with their respective terms.

SECTION 4. Lender Consent.

(a) The Revolving Administrative Agent acting at the direction, and on behalf of the Revolving Credit Lenders, hereby acknowledges and agrees that this Amendment shall constitute the notice required to be provided to the Revolving Administrative Agent with respect to “Refinancing Indebtedness” pursuant to Section 2A.02 of the Existing Credit Agreement, and hereby waives the obligation of the Original Borrower, the New Borrower or any other Loan Party to deliver any further notice of “Refinancing Indebtedness” with respect to this Amendment and the New Term Loans.

(b) Each Revolving Credit Lender party hereto as a “Consenting Revolving Credit Lender” hereby consents to those terms of the Amended Credit Agreement as to which such Revolving Credit Lender’s consent is required.

(c) Each Lender party hereto (x) acknowledges and agrees that, as of the Amended Effective Date, the Intercreditor Agreement (as defined in the Existing Credit Agreement) shall be terminated and replaced with the ABL Intercreditor Agreement and (y) authorizes the Collateral Trustee and each Applicable Administrative Agent to enter into the ABL Intercreditor Agreement, and any separate amendment or other agreement with respect to any of the Security Documents, to effect the foregoing.

(d) Each Lender party hereto acknowledges and agrees to the resignation of CUSA as administrative agent under the Loan Documents and the appointment of Citibank, N.A., as Revolving Administrative Agent under the Amended Credit Agreement (pursuant to Section 8.10 thereof) and the other Loan Documents, and in such capacity, shall succeed to, and become vested with, all the rights, powers, privileges and duties bestowed upon the Revolving Administrative Agent under the Amended Credit Agreement and such other Loan Documents.

SECTION 5. Subsidiary Release. Each of Federal-Mogul Global LLC and Federal-Mogul Global Properties, Inc. (collectively, the “Released Subsidiaries”) are hereby released as Guarantors pursuant to the applicable Loan Documents, including, without limitation, the Domestic Subsidiary Guarantee, and from and after the Amendment Effective Date each such Released Subsidiary shall be a Non-Guarantor Domestic Subsidiary.

SECTION 6. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the New Borrower and each other Loan Party (as defined in the Amended Credit Agreement) represents and warrants to each other party hereto that, as of the Amendment Effective Date:

3

(a) This Amendment has been duly authorized, executed and delivered by it and the Amended Credit Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) All representations and warranties made by the New Borrower or such Loan Party in or pursuant to the Loan Documents (including, for purposes of clarity, the Amended Credit Agreement) are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as if made on and as of the Amendment Effective Date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(c) At the time of and immediately after giving effect to this Amendment, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

SECTION 7. Conditions to the Amendment Effective Date. This Amendment shall become effective as of the first date (such date, the “Amendment Effective Date”) on which each condition set forth below shall be satisfied or waived:

(a) Amendment Agreement. The Administrative Agents shall have received this Amendment, executed and delivered by each of the New Borrower, the Original Borrower, each other Loan Party, the New Term Loan Lenders, the Tranche B Term Administrative Agent, the Tranche C Term Administrative Agent, CUSA, in its capacity as resigning administrative agent, acting at the direction, and on behalf of, the Revolving Credit Lenders pursuant to Section 9.18 of the Existing Credit Agreement, Citibank, N.A., in its capacity as incoming Revolving Administrative Agent under the Amended Credit Agreement, and the Required Revolving Credit Lenders.

(b) Loan Documents. The Administrative Agents shall have received each of the Loan Documents set forth on Annex 1 to this Amendment, in each case executed and delivered by each of the parties thereto.

(c) Solvency. The Administrative Agents shall have received a solvency certificate from a Financial Officer of the New Borrower attesting to the solvency, on a consolidated basis as of the Amendment Effective Date (immediately after giving effect to the transactions to occur on the Amendment Effective Date), of the New Borrower and its Subsidiaries. Such certificate shall be in form and substance reasonably satisfactory to the Administrative Agents.

(d) Approvals. All governmental and third party approvals necessary in connection with this Amendment, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(e) Lien Searches. The Administrative Agents shall have received the results of a recent Lien search in each of the domestic jurisdictions where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens

4

permitted by Sections 6.03 of the Amended Credit Agreement or discharged on or prior to the Amendment Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agents. The Administrative Agents acknowledge that the documents and items referred to in this Section 6(e) have been received.

(f) Fees. The Lenders and the Administrative Agents (or its applicable affiliate) shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors), pursuant to this Amendment and that certain Engagement Letter dated as of March 20, 2014 among the Original Borrower, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC.

(g) Supporting Documents. The Administrative Agents (or their respective counsel) shall have received for each of the Loan Parties:

(i)	a copy of such Loan Party’s Organizational Documents, as amended up to and including the Amendment Effective Date, certified as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction incorporation, organization or formation;

(ii)	with respect to the New Borrower and each Loan Party that is a Domestic Subsidiary, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Amendment Effective Date;

(iii)	signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Amendment Effective Date; and

(iv)	duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Amendment Effective Date, certified as of the Amendment Effective Date by its secretary or assistant secretary as being in full force and effect without modification or amendment.

(h) Opinions of Counsel. The Administrative Agents and the Lenders shall have received the favorable written opinion of counsel to the Loan Parties in each relevant jurisdiction, in form and substance reasonably satisfactory to the Administrative Agents.

(i) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered to the Collateral Trustee, the Collateral Trustee shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement and each Foreign Pledge Agreement (to the extent certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or such other instrument of transfer required under local law) and (ii) each promissory note (if any) pledged to the Collateral Trustee pursuant to the Collateral Agreement and each Foreign Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. The applicable Administrative Agent acknowledge that the documents and items referred to in this Section 6(i) have been delivered in connection with the Existing Credit Agreement.

5

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Agreement or under law or reasonably requested by the Collateral Trustee or the Administrative Agents to be filed, registered or recorded in order to create in favor of the Collateral Trustee a perfected Lien on the Collateral described therein for the benefit of the Term Loan Lenders and a perfected Lien on the Collateral described therein for the benefit of the Revolving Credit Lenders, each such Lien to be prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Sections 6.03 of the Amended Credit Agreement), shall have been received and shall be in proper form for filing, registration or recordation.

(k) Absence of Material Adverse Change. Since December 31, 2013 there shall have been no material adverse change in the business, financial condition, operations, or property of the New Borrower or the New Borrower and its Subsidiaries, taken as a whole.

(l) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Amendment Effective Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(m) No Default. No Default or Event of Default shall have occurred and be continuing under the Existing Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment) or immediately after giving effect to this Amendment and to the Loans to be made and Letters of Credit deemed issued under this Amendment on the Amendment Effective Date.

(n) Officer’s Certificate. The Administrative Agents shall have received from the New Borrower a certificate dated the Amendment Effective Date and signed by a Financial Officer of the New Borrower, certifying to the matters set forth in Sections 6(l), 6(l) and 6(m) of this Amendment.

(o) USA PATRIOT Act. Each Lender shall have received, to the extent not previously delivered to such Lender, all documentation and other information required by bank regulatory authorizes under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 8. Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Annex 2 to this Amendment in each case within the time limits specified on such schedule, or such later date(s) as the applicable Administrative Agent may agree in its sole discretion.

SECTION 9. Partial Collateral Release; Term Letters of Credit.

(a) Each Lender party hereto hereby authorizes the Administrative Agents and/or the Collateral Trustee (as applicable) to execute such documents and take such other actions (at the expense of the Borrower) as may be reasonably requested by the Borrower to terminate each Foreign Pledge

6

Agreement set forth on Annex 3 to this Amendment (in accordance with Section 5.09(d) of the Amended Credit Agreement, under which no pledges or other security documentation governed by the law of any jurisdiction other than the United States of America (or any political subdivision thereof) shall be required with respect to any Capital Stock of a Foreign Subsidiary that is evidenced by a certificate delivered to the Collateral Trustee). For the avoidance of doubt, the termination of any such Foreign Pledge Agreement shall not constitute a termination or waiver of, or consent to or a modification or amendment of, any other term or condition of the Collateral Agreement or any other Loan Document.

(b) Each of the parties hereto hereby acknowledges that, as of the Amendment Effective Date, the Term Letters of Credit (as defined in the Existing Credit Agreement) outstanding as of such date will be deemed to be outstanding ~~as~~ Letters of Credit under the Revolving Credit Facility under the Amended Credit Agreement (such Term Letters of Credit, the “Converted Letters of Credit”). Accordingly, the parties hereto agree that (i) as of the Amendment Effective Date, (x) the amount on deposit in the Term Letter of Credit Account (other than for purposes of clause (ii) below) shall be deemed to be $0 and (y) the Revolving Credit Availability shall be reduced by an amount equal to the sum of (A) the aggregate undrawn stated amount of all Converted Letters of Credit plus (B) all amounts theretofore drawn under such Converted Term Letters of Credit and not reimbursed as of the Amendment Effective Date and (ii) promptly following delivery to the Revolving Administrative Agent of an updated Borrowing Base Certificate reflecting the Converted Letters of Credit, the Revolving Administrative Agent shall transfer the Term Letter of Credit Deposit Amount (as defined in the Existing Credit Agreement) as of such date into such account or accounts designated by the Borrower.

SECTION 10. Effect of Amendment. The amendment of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or release any Loan Party from any obligations accrued or otherwise owing under the Existing Credit Agreement, which shall remain owing under the Amended Credit Agreement.

SECTION 11. Applicable Law; Waiver of Jury Trial. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

EACH PARTY HERETO HEREBY AGREES TO THE WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN SECTION 9.16 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

The New Borrower (on behalf of itself and the other Loan Parties) and each Lender party hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any related party of any of the foregoing in any way relating to this Amendment or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7

SECTION 12. Miscellaneous.

(a) Expenses; Settlement. The New Borrower agrees to reimburse the Administrative Agents, for its reasonable out-of-pocket expenses in connection with this Amendment to the extent required under Section 9.05 of the Amended Credit Agreement. The Borrower and each of the Loan Parties hereby consent to the primary syndication of the New Term Loans, for a period of three Business Day from and after the Amendment Effective Date (whether by assignment or customary cashless settlement), and hereby acknowledge and agree that the documents evidencing such primary syndication, and the transactions contemplated thereby, shall be subject to the provisions of Section 9.06 of the Amended Credit Agreement.

(b) Reaffirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Collateral Trustee or the Administrative Agents under the Existing Credit Agreement as amended by this Amendment or under any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement as amended by this Amendment, or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Each of the New Borrower and each other Loan Party party hereto hereby (a) ratifies and affirms its obligations under the Amended Credit Agreement and each Loan Document to which it is a party, in each case as amended by this Amendment (and, in the case of the Guarantees, each Guarantor (including the Original Borrower) hereby confirms and ratifies its continuing unconditional obligations as a Guarantor under the applicable Guarantee with respect to all Guaranteed Obligations thereunder (including, for the avoidance of doubt, the Term Loans made on the Amendment Effective Date), (b) ratifies and affirms all Liens on the Collateral which have been granted by it for the benefit of the Secured Parties pursuant to the Loan Documents and (c) acknowledges and agrees that the grants of security interests by the Loan Parties contained in the Collateral Agreement and the other Security Documents are, and shall remain, in full force and effect immediately after giving effect to this Amendment and, in each case, shall continue to secure the payment of all Obligations (including, for the avoidance of doubt, the Term Loans made on the Amendment Effective Date).

(c) Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

(d) Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Remainder of page intentionally left blank.]

8

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

FEDERAL-MOGUL HOLDINGS CORPORATION, as New Borrower

by:	/s/ James C. Zabriskie
Name: James C. Zabriskie Title: Vice President and Treasurer

FEDERAL-MOGUL CORPORATION, as Original Borrower

by:	/s/ James C. Zabriskie
Name: James C. Zabriskie Title: Vice President and Treasurer

[Signature Page to Refinancing Amendment Agreement]

CARTER AUTOMOTIVE COMPANY, INC.

FEDERAL-MOGUL IGNITION COMPANY

FEDERAL-MOGUL PISTON RINGS, INC.

FEDERAL-MOGUL POWERTRAIN, INC.

FEDERAL-MOGUL POWERTRAIN IP, LLC

FEDERAL-MOGUL PRODUCTS, INC.

FEDERAL-MOGUL VEHICLE COMPONENT SOLUTIONS, INC.

FEDERAL-MOGUL WORLD WIDE, INC.

FELT PRODUCTS MFG, CO.

MUZZY LYON AUTO PARTS, INC.

FEDERAL-MOGUL CHASSIS LLC

by:	/s/ James C. Zabriskie
Name: James C. Zabriskie Title: President and Treasurer

[Signature Page to Refinancing Amendment Agreement]

CITICORP USA, INC.
as resigning Administrative Agent

/s/ Matthew Burke
Name: Matthew Burke Title: Vice President

CITIBANK, N.A.,
as incoming Revolving Administrative Agent

/s/ Matthew Burke
Name: Matthew Burke Title: Vice President

CITIBANK, N.A.,
as Tranche B Term Administrative Agent

/s/ Matthew Burke
Name: Matthew Burke Title: Vice President

[Signature Page to Refinancing Amendment Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Tranche C
Term Administrative Agent

/s/ John D. Toronto
Name: John D. Toronto Title: Authorized Signatory

/s/ Whitney Gaston
Name: Whitney Gaston Title: Authorized Signatory

[Signature Page to Refinancing Amendment Agreement]

CITICORP NORTH AMERICA, INC.
as a New Term Loan Lender and Tranche B Lender

/s/ Matthew S. Burke
Name: Matthew S. Burke Title: Director

[Signature Page to Refinancing Amendment Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a New Term Loan Lender and Tranche C Lender

/s/ John D. Toronto
Name: John D. Toronto Title: Authorized Signatory

/s/ Whitney Gaston
Name: Whitney Gaston Title: Authorized Signatory

[Signature Page to Refinancing Amendment Agreement]

CITIBANK, N.A.,
as a Consenting Revolving Credit Lender

/s/ Matthew Burke
Name: Matthew Burke Title: Vice President

[Signature Page to Refinancing Amendment Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Consenting Revolving Credit Lender

/s/ John D. Toronto
Name: John D. Toronto Title: Authorized Signatory

/s/ Whitney Gaston
Name: Whitney Gaston Title: Authorized Signatory

[Signature Page to Refinancing Amendment Agreement]

Wells Fargo Bank, N.A.,
as a Consenting Revolving Credit Lender

/s/ Kevin Cox
Name: Kevin Cox Title: Authorized Signatory

[Signature Page to Refinancing Amendment Agreement]

UBS AG, STAMFORD BRANCH,
as a Consenting Revolving Credit Lender

/s/ Lana Gifas
Name: Lana Gifas Title: Director

/s/ Jennifer Anderson
Name: Jennifer Anderson Title: Associate Director

[Signature Page to Refinancing Amendment Agreement]

ROYAL BANK OF CANADA,
as a Consenting Revolving Credit Lender

/s/ Edward D. Herko
Name: Edward D. Herko Title: Authorized Signatory

[Signature Page to Refinancing Amendment Agreement]

SIEMENS FINANCIAL SERVICES, INC.,
as a Consenting Revolving Credit Lender

/s/ James Tregillies
Name: James Tregillies Title: Vice President

/s/ John Finore
Name: John Finore Title: Vice President

[Signature Page to Refinancing Amendment Agreement]

BMO HARRIS BANK N.A.,
as a Consenting Revolving Credit Lender

/s/ Kara Goodwin
Name: Kara Goodwin Title: Director

[Signature Page to Refinancing Amendment Agreement]

COMPASS BANK,
as a Consenting Revolving Credit Lender

/s/ Kenneth E. Moore, Jr.
Name: Kenneth E. Moore, Jr. Title: Managing Director

[Signature Page to Refinancing Amendment Agreement]

Bank of America, N.A.,
as a Consenting Revolving Credit Lender

/s/ Kindra M. Mullarky
Name: Kindra M. Mullarky Title: Vice President

[Signature Page to Refinancing Amendment Agreement]

U.S. Bank National Association,
as a Consenting Revolving Credit Lender

/s/ Matthew Kasper
Name: Matthew Kasper Title: Vice-President

[Signature Page to Refinancing Amendment Agreement]

Commerzbank AG, New York and Grand Cayman Branches,
as a Consenting Revolving Credit Lender

/s/ Patrick Hartweger
Name: Patrick Hartweger Title: Managing Director

/s/ Raquel Jegouzo
Name: Raquel Jegouzo Title: Assistant Vice President

[Signature Page to Refinancing Amendment Agreement]

Composite conformed copy reflecting amendments made pursuant to the 2014 Term Facility

Amendment Agreement dated as of April 15, 2014.

CUSIP Number for the Revolving Credit Loans:

CUSIP Number for the Tranche B Term Loans:

CUSIP Number for the Tranche C Term Loans:

TERM LOAN AND REVOLVING CREDIT AGREEMENT

among

FEDERAL-MOGUL HOLDINGS CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

CITIBANK, N.A.,

as Revolving Administrative Agent,

CITIBANK, N.A.,

as Tranche B Term Administrative Agent,

CREDIT SUISSE AG,

as Tranche C Term Administrative Agent,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC and

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers and Joints Bookrunners with respect to the Revolving Credit Facility,

and

WELLS FARGO BANK, N.A.,

as sole Documentation Agent with respect to the Revolving Credit Facility,

CITIGROUP GLOBAL MARKETS INC. and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners with respect to the Term Facility

Dated as of December 27, 2007, as amended

April 30, 2009, December 6, 2013 and as further amended April 15, 2014

i

Annex A-1	–	Tranche B Commitment Amounts
Annex A-2	–	Tranche C Commitment Amounts
Annex A-3	–	Revolving Credit Commitment Amounts

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Collateral Agreement
Exhibit D	–	Form of Collateral Trust Agreement
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Form of Domestic Subsidiary Guarantee
Exhibit G-1	–	Form of ABL Intercreditor Agreement
Exhibit G-2	–	Form of Pari Passu Intercreditor Agreement
Exhibit G-3	–	Form of Second Lien Intercreditor Agreement
Exhibit H	–	Form of Mortgage
Exhibit I	–	Form of Increasing/Augmenting Lender Supplement

Pricing Schedule

Schedule 1.01A		Business Segmentation Restructuring Plan
Schedule 1.01B		Existing Receivables Facilities Documents
Schedule 1.01C		Existing Term Letters of Credit
Schedule 1.01D		Existing Foreign Pledge Agreements
Schedule 1.01E		Joint Ventures
Schedule 1.01F		Mortgaged Properties; Mortgage Documentation
Schedule 1.01G		Non-Guarantor Domestic Subsidiaries
Schedule 1.01H		Tax Restructuring
Schedule 1.01I		Specified Divestitures
Schedule 1.01J		Unrestricted Subsidiaries

Schedule 1.01K	Permitted Acquisitions
Schedule 3.04	Consents, Authorizations, Filings and Notices
Schedule 3.06	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.14(a)	Perfection of Security Interests
Schedule 3.14(b)	Locations/Offices for Filing of Mortgages
Schedule 3.16	Environmental Matters
Schedule 3.22	ERISA
Schedule 6.02(f)	Existing Indebtedness
Schedule 6.03(f)	Existing Liens
Schedule 6.08(l)	Existing Investments

v

Exhibit A

(Amended Credit Agreement)

EXHIBIT A

AMENDED CREDIT AGREEMENT

TERM LOAN AND REVOLVING CREDIT AGREEMENT

TERM LOAN AND REVOLVING CREDIT AGREEMENT, dated as of December 27, 2007, as amended April 30, 2009, as amended December 6, 2013 and as further amended on the 2014 Amendment Effective Date, among FEDERAL-MOGUL HOLDINGS CORPORATION, a Delaware corporation (“Holdings”, and after giving effect to the Borrower Substitution referred to below, the “Borrower”), each of the commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), CITIBANK, N.A., as administrative agent with respect to the Revolving Credit Facility (such term, and each other capitalized term used herein, having the meaning assigned thereto in Section 1.01) (in such capacity, including any successors and assigns, the “Revolving Administrative Agent”), CITIBANK, N.A., as administrative agent with respect to the Tranche B Term Facility (in such capacity, including any successors and assigns, the “Tranche B Term Administrative Agent”), CREDIT SUISSE AG, as administrative agent with respect to the Tranche C Term Facility (in such capacity, including any successors and assigns, the “Tranche C Term Administrative Agent”) and each Fronting Bank from time to time party hereto.

INTRODUCTION

WHEREAS, Federal-Mogul Corporation, a Delaware corporation (in its capacity as the borrower, the “Original Borrower”) entered into this Term Loan and Revolving Credit Agreement, dated as of December 27, 2007, among the Original Borrower, Citicorp USA, Inc., as administrative agent for the lenders thereunder (in such capacity, the “Original Administrative Agent”), the lenders party thereto and the other parties thereto, pursuant to which the Lenders extended credit to the Original Borrower in the form of term loan facilities and an asset-based revolving credit facility;

WHEREAS, pursuant to the 2013 Revolving Facility Amendment Agreement, the parties thereto agreed to (i) to replace in full the revolving credit facility under this Agreement immediately prior to the 2013 Amendment Effective Date with a Replacement Revolving Credit Facility (as contemplated by Section 9.10 of this Agreement as in effect immediately prior to the 2013 Amendment Effective Date) and (ii) to increase the Total Revolving Credit Commitments hereunder by $10,000,000 to an aggregate principal amount of $550,000,000 pursuant to Section 2.28 of this Agreement as in effect immediately prior to the 2013 Amendment Effective Date;

WHEREAS, Holdings and the Original Borrower have requested that as of the 2014 Amendment Effective Date, (a) Holdings assume (the “Borrower Substitution”) all of the rights and obligations of the Original Borrower (in its capacity as the Original Borrower) with respect to the Revolving Credit Facility pursuant to the 2014 Term Facility Amendment Agreement and (b) the Term Loan Lenders extend credit to Holdings in the form of (x) Tranche B Term Loans having an aggregate principal amount of $700,000,000 and (y) Tranche C Term Loans having an aggregate principal amount of $1,900,000,000 in order to refinance the Term Loans outstanding immediately prior to the 2014 Amendment Effective Date;

WHEREAS, the Original Borrower, the Borrower, the Revolving Credit Lenders, the Term Loan Lenders, the Revolving Administrative Agent, the Tranche B Term Administrative Agent, the Tranche C Administrative Agent and the other parties to the 2014 Term Facility Amendment Agreement have agreed to amend this Agreement as set forth herein; and

WHEREAS, as of the 2014 Amendment Effective Date, (i) the Term Loans outstanding immediately prior to the 2014 Amendment Effective Date will be refinanced with the proceeds of the Term Loans made on the 2014 Amendment Effective Date, (ii) the Borrower will assume all of the rights and obligations of the Original Borrower (in its capacity as the Original Borrower) with respect to the Revolving Credit Facility and the other Loan Documents to which the Original Borrower was a party in such capacity and (iii) the Original Administrative Agent will resign from such capacity and the Required Revolving Credit Lenders will appoint Citibank to serve as the Revolving Administrative Agent hereunder and under each other applicable Loan Document;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below.

“2013 Revolving Facility Amendment Agreement” shall mean the Increase, Joinder and Amendment Agreement dated as of December 6, 2013, among the Original Borrower, certain of the other Loan Parties, the Revolving Credit Lenders party thereto (which represented all of the Revolving Credit Lenders as of the 2013 Amendment Effective Date) and the Original Administrative Agent.

“2013 Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 6 of the 2013 Revolving Facility Amendment Agreement were first satisfied, which date was December 6, 2013.

“2014 Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 7 of the 2014 Term Facility Amendment Agreement are first satisfied, which date is April 15, 2014.

“2014 Term Facility Amendment Agreement” shall mean the Amendment Agreement dated as of the 2014 Amendment Effective Date, among the Original Borrower, the Borrower, the other Loan Parties party thereto, the Term Loan Lenders party thereto (which represent all of the Term Loan Lenders as of the 2014 Amendment Effective Date), the Revolving Credit Lenders party thereto, Citicorp USA, Inc., as outgoing administrative agent, and the Administrative Agents.

“ABL Intercreditor Agreement” shall mean that certain ABL/Term Intercreditor Agreement substantially in the form of Exhibit G-1, dated as of the 2014 Amendment Effective Date, by and among the Collateral Trustee, the Revolving Administrative Agent, as First Priority Representative (as defined in the ABL Intercreditor Agreement), each Term Administrative Agent, as Second Priority Representatives (as defined in the ABL Intercreditor Agreement), the Borrower and each of the other Loan Parties party thereto, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof and thereof.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account” shall mean any right to payment for goods sold in the ordinary course of business, regardless of how such right is evidenced and whether or not it has been earned by performance.

“Account Debtor” shall mean, with respect to any Account, the obligor with respect to such Account.

“Acquisition” shall mean any acquisition or series of related acquisitions (including, Investments) by any Group Member of (a) more than 50% of the voting stock of any Person, (b) all or substantially all of the Capital Stock, or substantially all of the assets, of any Person, or (c) all or substantially all of the assets constituting a division or business line of any Person.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income from continuing operations, but excluding (without duplication) an amount equal to the amount of all non-cash restructuring or impairment charges, or similar non-cash expenses, or write-downs or write-offs (other than write-downs or write-offs of inventory) for such period.

“Adjusted Eligible Accounts Receivable” shall mean Eligible Accounts Receivable, minus the Dilution Reserve.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded to the nearest 1/100 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the LIBOR01 page of the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that if any Eurodollar Borrowing under the Revolving Credit Facility is for an Interest Period of Discontinued Tenor, the LIBOR Rate shall mean the Interpolated Screen Rate. In the event that any such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by the Applicable Administrative Agent as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of any Reference Bank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, the LIBOR Rate with respect to any Eurodollar Term Borrowing shall be not less than 1.00%.

“Adjustment Period” shall have the meaning set forth in the definition of “Liquidity Event”.

“Administrative Agents” shall mean the collective reference to the Tranche B Term Administrative Agent, the Tranche C Term Administrative Agent and the Revolving Administrative Agent and “Administrative Agent” shall mean the Applicable Administrative Agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Applicable Administrative Agent.

“Affected Lender” shall have the meaning set forth in Section 2.27.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person, whether by contract or otherwise. A Person shall not be deemed to be a Controlling Person of another Person solely by reason of such former Person beneficially owning voting equity securities of such latter Person representing less than 10% in voting power of all voting equity securities of such latter Person.

“Affiliated Lender” shall mean a Lender that is any Person included in the definition of “Related Party” or an Affiliate of the Borrower (other than the Borrower, any Subsidiary of the Borrower or a natural person).

“Agent’s Fee Letters” shall mean, collectively, (a) the Agent’s Fee Letter dated as of March 20, 2014 between the Original Borrower and CGMI (as amended as of the 2014 Amendment Effective Date) and (b) the Agent’s Fee Letter dated as of March 20, 2014 between the Original Borrower and CS Securities.

“Agreement” shall mean this Term Loan and Revolving Credit Agreement, as the same may from time to time be amended, restated, modified or supplemented.

“All-in Yield” shall mean, with respect to any Indebtedness, the average yield to stated maturity thereof based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees (other than arrangement, commitment, structuring, underwriting or other closing fees or expenses that were not paid for the account of, or distributed to, all the lenders that advanced such Indebtedness) or original issue discount payable to the providers of such Indebtedness with respect thereto and to any “LIBOR floor” to the extent the operation of such floor would increase the yield of such Indebtedness), in each case in connection with such Indebtedness; provided that original issue discount and upfront fees shall be equated to yield based on an assumed four-year life to maturity. For purposes of determining the All-In Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity).

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded to the nearest 1/100 of 1%) equal to the highest of (a) the applicable Prime Rate for such day, (b) the applicable Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR Rate for a Eurodollar Borrowing having an Interest Period of one month plus 1.00% (with respect to Term Loans, after taking into account the “LIBOR floor” of 1.00%); provided that (x) with respect to Term Loans, the Adjusted LIBOR Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the applicable Term Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) and (y) if the applicable Term Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of such Term Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the applicable Prime Rate, the applicable Federal Funds Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in such Prime Rate, such Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Alternative Currency” shall mean (i) Euros, (ii) Pounds Sterling and (iii) any other currency (other than Dollars, Euros and Pounds Sterling) that the Revolving Administrative Agent and the applicable Fronting Bank shall agree in their discretion is an “Alternative Currency” for purposes of this Agreement.

“ALTA” shall have the meaning set forth in Part II of Schedule 1.01F.

“AM Finished Goods” shall mean Finished Goods, manufactured by a Loan Party for sale to an Account Debtor that is an after-market retailer or distributor of goods of that kind, as determined by the Administrative Agent in its reasonable credit judgment.

“Applicable Administrative Agent” shall mean (a) with respect to matters involving the Revolving Credit Facility, the Revolving Credit Loans, the Revolving Credit Commitments, the Letters of Credit, the Revolving Credit Lenders, a Person’s Permitted Discretion, a Financial Covenant Default, the Borrowing Base (including, without limitation, any calculation thereof and definition related thereto), the Borrowing Base Collateral, the Revolving Administrative Agent, (b) with respect to matters involving the Tranche B Term Loans, the Tranche B Commitments or with respect to the matters involving the Term Facility, the Term Loans, the Term Commitments, the Term Loan Lenders or the PP&E Collateral, the Term Administrative Agents or (c) otherwise, the Revolving Administrative Agent or the Term Administrative Agents, or all of them acting collectively, as the context may require.

“Applicable ECF Amount” shall have the meaning set forth in Section 2.16(c).

“Applicable Margin” shall mean:

(a) with respect to Tranche B Term Loans, a rate per annum equal to (i) for Eurodollar Loans, 3.00% and (ii) for ABR Loans, 2.00%;

(b) with respect to Tranche C Term Loans, a rate per annum equal to (i) for Eurodollar Loans, 3.75% and (ii) for ABR Loans, 2.75%;

(c) with respect to Revolving Credit Loans, a rate per annum determined in accordance with the Pricing Schedule; and

(d) with respect to Commitment Fees payable with respect to the Total Revolving Credit Commitment, a rate per annum determined in accordance with the Pricing Schedule.

“Approved Fund” shall mean, with respect to any Lender, any fund or other entity that invests in bank loans and similar commercial extensions of credit and is managed or advised by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that advises or manages such Lender.

“Arrangers” shall mean, collectively (x) with respect to the Revolving Credit Facility, CGMI, CS Securities and Wells Fargo Bank, N.A., acting in their capacity as joint lead arrangers and joint bookrunners and (y) with respect to the Term Facility, CGMI and CS Securities, acting in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property excluding (a) any such Disposition permitted by any clause of Section 6.05 other than clause (g) and (b) any other Disposition or series of related Dispositions so long as the Net Cash Proceeds to all Group Members therefrom (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) do not exceed (x) $10,000,000 for any single Disposition or series of related Dispositions and (y) $50,000,000 in any fiscal year for all Dispositions and series of related Dispositions excluded pursuant to subclause (x) of this clause (b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Applicable Administrative Agent, substantially in the form of Exhibit A.

“Augmenting Lender” shall have the meaning set forth in Section 2.28.

“Available Accounts Receivable” shall mean, at any time, the product of (a) 0.85 and (b) the aggregate amount of Adjusted Eligible Accounts Receivable at such time.

“Available AM Finished Goods” at any date of determination shall be equal to the product of (i) Eligible AM Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Amount” shall mean the sum of (i) $150,000,000 plus (ii) 50% of Adjusted Consolidated Net Income for the period commencing on the first day of the fiscal quarter in which the 2014 Amendment Effective Date occurs and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (treated for this purpose as a single accounting period) (or, if such Adjusted Consolidated Net Income for such period is in deficit, minus 100% of such deficit) plus (iii) Equity Proceeds that are Not Otherwise Applied.

“Available Goods-In-Transit” at any date of determination shall be equal to the product of (i) Eligible Goods-In-Transit multiplied by (ii) 50% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available OE Finished Goods” at any date of determination shall be equal to the product of (i) Eligible OE Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Raw Materials” at any date of determination shall be equal to the product of (i) Eligible Raw Materials multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Work-In-Process” at any date of determination shall be equal to the product of (i) Eligible Work-In-Process multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Average Monthly Revolving Credit Facility Availability” shall mean, for any fiscal month, the average daily Revolving Credit Facility Availability for such fiscal month.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Revolving Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BMG Cash Pooling Arrangement” shall mean the cash pooling arrangement established pursuant to (i) the Cash Pooling Agreement dated as of October 1, 2001, between Federal Mogul Holding Deutschland GmbH, the other Foreign Subsidiaries of the Borrower party thereto from time to time and Bank Mendes Gans N.V. and (ii) the Accession Agreement dated as of January 28, 2014, between Borrower, Federal Mogul Holding Deutschland GmbH and Bank Mendes Gans N.V., each as may be amended, restated, supplemented or otherwise modified from time to time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Notice” shall have the meaning set forth in Section 3.15.

“Borrower Substitution” shall have the meaning set forth in the recitals to this Agreement.

“Borrowing” shall mean a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum, without duplication, of (a) 85% of Adjusted Eligible Accounts Receivable; provided that, at the time of determination, the portion of such amount calculated under this clause (a) that is attributable to Long Dated Accounts Receivable shall not exceed $200,000,000 plus (b) Available Raw Materials, plus (c) Available OE Finished Goods, plus (d) Available AM Finished Goods, plus (e) Available Goods-In-Transit, plus (f) Available Work-In-Process minus (g) the Designated Hedging Obligations Reserve minus (h) the Secured Cash Management Obligations Reserve. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Revolving Administrative Agent pursuant to Section 5.12 of this Agreement; provided that the Designated Hedging Obligations Reserve and the Secured Cash Management Obligations Reserve shall be determined and shall be applicable as set forth in Section 8.11. Subject to the limitations and requirements set forth in Section 9.10 of this Agreement, standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Revolving Administrative Agent in its Permitted Discretion, with any changes in such standards to be effective three (3) Business Days after delivery of notice thereof to the Borrower. No reserve established by the Revolving Administrative Agent pursuant to this definition or any component definition thereof shall reserve against any (x) Hedging Agreement or any Hedging Obligation thereunder (other than the Designated Hedging Obligations Reserve) or (y) Cash Management Agreement or any Cash Management Obligation thereunder (other than the Secured Cash Management Obligations Reserve).

“Borrowing Base Addition Amount” shall mean, with respect to each Permitted Acquisition, an amount equal to the increase in the Borrowing Base that results from giving effect to the consummation of such Acquisition on a Pro Forma Basis, as determined in consultation with the Revolving Administrative Agent based on internal audits or inventory appraisals performed by an independent inventory appraisal firm reasonably satisfactory to the

Revolving Administrative Agent; provided that, such increase to the Borrowing Base shall be calculated based on the highest level of inventory, accounts receivables and other borrowing base components determined on any date within the twelve months preceding such Permitted Acquisition if the Borrower shall have delivered to the Revolving Administrative Agent such information as the Revolving Administrative Agent shall reasonably request to demonstrate such inventory, accounts receivables and other borrowing base components on such date.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B (with such changes therein as may be required by the Revolving Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer, which shall include appropriate exhibits, schedules and supporting documentation, and additional reports (i) as outlined in Exhibit B, (ii) as requested by the Revolving Administrative Agent, or (iii) as provided in Section 5.12.

“Borrowing Base Collateral” shall mean Accounts, Inventory and the proceeds thereof.

“Borrowing Base Priority Obligations” shall have the meaning set forth in the ABL Intercreditor Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close (and, for a Letter of Credit, any day other than a day on which the applicable Fronting Bank issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Business Segmentation Restructuring Plan” shall mean the actions intended to accomplish the legal separation of the Borrower’s original equipment and aftermarket businesses, including (a) the transactions and steps set forth in Schedule 1.01A and (b) any additional transactions to so restructure the Borrower’s operations after the 2013 Amendment Effective Date that the Borrower determines in good faith to be necessary or desirable to effect such plan, so long as (i) the Borrower shall have provided all information relating to such additional transactions under clause (b) of this definition as the Administrative Agents shall have reasonably requested and (ii) in the case of the transactions described in clauses (a) and (b), the consummation of such transactions shall not have an impact that is material and adverse on the structure or the value of the Collateral, as determined by each Administrative Agent in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices.

“Calculation Date” shall mean (i) each day on which a Revolving Credit Borrowing is proposed to be made, (ii) each day on which an Letter of Credit is proposed to be issued, (iii) each day on which a draft is drawn under an Letter of Credit, (iv) any date on which the Total Revolving Credit Usage exceeds 85% of the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and (v) the last calendar day of each month.

“Canadian Dollars” shall mean lawful currency of the Dominion of Canada.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication, (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in the Borrower or any of its Restricted Subsidiaries by any Permitted Holder (other than a Specified Equity Contribution) and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Borrower or any of its Affiliates).

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency and (j) solely with respect to any Foreign Subsidiary, in addition to the investments described in clauses (a) through (i), any investment of the type described in clause (a) issued or unconditionally guaranteed by any government of any country in which such Foreign Subsidiary conducts any operations, any investment of the type described in clause (b) issued by any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations, any investment of the type described in clause (c) or clause (e) that has ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause and any investment of the type described in clause (g) that satisfies the requirements of any of the other investments described in this clause (j).

“Cash Management Agreement” means any agreement creating or governing the terms of any Cash Management Obligations.

“Cash Management Bank” shall have the meaning set forth in Section 8.11(a).

“Cash Management Obligations” shall have the meaning set forth in the ABL Intercreditor Agreement.

“CGMI” shall mean Citigroup Global Markets Inc., and its successors.

“Change of Control” shall mean:

(a) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate outstanding Common Stock;

(b) at any time during which IEH FM Holdings LLC holds any Common Stock, (i) the aggregate amount of Common Stock held by IEH FM Holdings LLC shall be less than 66 2/3% of the aggregate amount of Common Stock held by IEH FM Holdings LLC on the 2014 Amendment Effective Date and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Common Stock; or

(c) at any time (i) the majority of the seats on the board of directors of the Borrower is occupied by Persons who were neither (x) nominated or appointed by the board of directors of the Borrower as of the 2014 Amendment Effective Date nor (y) appointed or nominated by directors described in clause (x) and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Common Stock.

For the avoidance of doubt, in no event shall any direct or indirect transfer of any Common Stock or any other Capital Stock of the Borrower, by IEH FM Holdings LLC or any of its Affiliates to any Affiliate of IEH FM Holdings LLC or to IEH FM Holdings LLC, give rise to or be deemed a “Change of Control” hereunder.

“Citibank” shall mean Citibank, N.A., a national banking association, and its successors.

“Class” (a) when used with respect to Lenders, shall refer to whether such Lenders are Term Loan Lenders or Revolving Credit Lenders (and in the case of Term Loan Lenders, shall refer to the class of Term Loans held by such Term Loan Lenders), (b) when used with respect to Commitments, shall refer to whether such Commitments are Tranche B Commitments, Tranche C Commitments, Incremental Term Commitments (of a class), Other Term Loans (of a class), Refinancing Term Loans (of a class) or Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are Tranche B Term Loans, Tranche C Term Loans, Incremental Term Loans (of a class), Other Term Loans (of a class), Refinancing Term Loans (of a Class) or Revolving Credit Loans.

“Class Percentage” shall mean at any time (a) when used with respect to any Tranche B Lender, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Tranche B Lender’s Tranche B Term Loans at such time by (y) the aggregate outstanding principal amount of all Tranche B Term Loans at such time, (b) when used with respect to any Tranche C Lender, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Tranche C Lender’s Tranche C Term Loans at such time by (y) the aggregate outstanding principal amount of all Tranche C Term Loans at such time, and (c) when used with respect to any Revolving Credit Lender, the percentage obtained by dividing such Revolving Credit Lender’s Revolving Credit Commitment at such time by the Total Revolving Credit Commitment at such time; provided that, in the case of Section 2.29, when a Defaulting Revolving Lender shall exist, “Class Percentage” shall mean, at any time with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitment (disregarding any Defaulting Revolving Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Total Revolving Credit Commitment has been terminated, the Class Percentage shall be determined by dividing the sum of such Revolving Credit Lender’s outstanding principal amount of Revolving Credit Loans, aggregate amount of participations in Letter of Credit Outstandings by the Total Revolving Credit Usage, in each case at such time, but disregarding any of the foregoing held by Defaulting Revolving Lenders.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement” shall mean the Amended and Restated Collateral Agreement among the Loan Parties and the Collateral Trustee, substantially in the form of Exhibit C.

“Collateral Trustee” shall mean Citibank, in its capacity as collateral agent under the Collateral Trust Agreement, together with any of its successors and assigns.

“Collateral Trust Agreement” shall mean the Amended and Restated Collateral Trust Agreement among the Loan Parties, the Collateral Trustee, the Revolving Administrative Agent, as First Priority Representative (as defined in the ABL Intercreditor Agreement) and the Term Administrative Agents, as First Priority Representatives (as defined in the ABL Intercreditor Agreement), substantially in the form of Exhibit D.

“Commitment” shall mean a Term Loan Commitment or a Revolving Credit Commitment.

“Commitment Fee” shall have the meaning set forth in Section 2.23(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” shall mean the Common Stock, par value $0.01 of the Borrower.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications” shall have the meaning set forth in Section 5.02.

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.

“Concentration Account” shall have the meaning set forth in Section 5.10.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization” shall mean, for any period, the aggregate amount of scheduled payments required to be made during such period on account of principal of Indebtedness of Group Members (including, scheduled principal payments in respect of the Term Loans and payments of revolving loans accompanying scheduled reductions of the corresponding commitments, but excluding, (x) any scheduled principal payments in respect of Specified Indebtedness, and (y) any final scheduled principal payment in respect of Indebtedness (other than Specified Indebtedness); provided that, for purposes of calculating Consolidated Amortization for any period of four fiscal quarters which includes the final scheduled principal payment of any such Indebtedness, Consolidated Amortization shall be deemed to include an amount equal to the scheduled principal payment immediately preceding such date of final scheduled principal payment in lieu of the final scheduled principal payment).

“Consolidated Assets” shall mean, at any time, all amounts which would be included under total assets on a consolidated balance sheet of the Group Members, determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period Consolidated Net Income for such period (a) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) interest expense, (ii) consolidated tax expense for such period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (iii) depreciation expense, (iv) amortization expense, (v) other non-cash items (other than accruals or items expected to be a cash charge in a future period and excluding any such non-cash charge in respect of any item that was included in Consolidated Net Income in a prior period and any such charge that results from the write-down or write-off of inventory), (vi) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (vii) extraordinary losses, (viii) unusual or non-recurring items, restructuring charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and other business optimization expenses, including, those relating to retention, severance, systems establishment costs, excess pension charges, contract termination costs (including future lease commitments), costs related to relocation of employees or to closure or consolidation of facilities or locations and earnout payments; provided that the aggregate amount of add-backs incurred under this clause (viii) shall not exceed 15% of Consolidated EBITDA (prior to giving effect to any such add-backs) for any four (4) fiscal quarter period, (ix) charges and expenses incurred in connection with the issuance, redemption, repurchase, repayment, refinancing, defeasance or amendments to the terms of, Capital Stock or Indebtedness, (x) the cumulative effect of any changes in accounting principles, as shown on the Borrower’s consolidated statement of income for such period, including, expenses, charges and losses due to the effects of purchase accounting, as set forth in the Statement of Financial Accounting Standards 141(R), Business Combinations, (xi) non-cash stock-based compensation expense for such period (including any non-cash compensation expense resulting from the application of Financial Accounting Standards Board ASC Topic 718), (xii) any pension expense in respect of defined benefit plans, (xiii) [reserved], (xiv) costs, fees and expenses associated with the transactions contemplated by the 2013 Revolving Facility Amendment Agreement, the 2014 Revolving Facility Amendment Agreement or this Agreement, (xv) costs, fees and expenses incurred in connection with any contemplated or consummated Permitted Acquisition, disposition or other investment, in each case whether or not consummated, (xvi) management, consultant or advisory fees and expenses, in an amount not to exceed $1,000,000 in any fiscal year of the Borrower, (xvii) cash expenses incurred during such period in connection with casualty events (including, without limitation, property casualty events) to the extent such expenses are covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events or casualty events and (xviii) proceeds of business interruption insurance, in an amount actually received during such period (or prior to the earlier of (x) the date on which financial statements have been delivered for the most recently ended fiscal quarter in such period and (y) the date for which financial statements are required to have been delivered for the most recently ended fiscal quarter in such period, in each case in accordance with the terms of this Agreement); and (b) minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) extraordinary, non-recurring or unusual gains, (iii) any income tax credits (to the extent not netted from income tax expense), (iv) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (v) any pension income and gains in respect of defined benefit plans and (vi) any other non-cash income or gains, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period, (a) the Consolidated EBITDA attributable to any Capital Stock of, or any assets comprising a division or business unit or a substantial part of all of the business of, a Restricted Subsidiary of the

Borrower Disposed of during such period shall be excluded from the calculation of Consolidated EBITDA as if such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period and (b) the Consolidated EBITDA attributable to any Person, division or business unit acquired by the Borrower or any Restricted Subsidiary pursuant to an acquisition permitted hereunder during such period shall be included in the calculation of Consolidated EBITDA on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio” shall mean, on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day, to (b) Consolidated Interest Expense for the period of four fiscal quarters ending on such day.

“Consolidated Interest Expense” shall mean, for any period, the consolidated cash interest expense of the Group Members for such period (but excluding any such interest expense in respect of Specified Indebtedness and any upfront fees paid with respect to the debt financings evidenced by this Agreement), determined on a consolidated basis in accordance with GAAP, less interest income.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Restricted Subsidiary accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with any Group Member and (b) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by or contributed to the Borrower or any of its Subsidiaries pursuant to Section 9.03(g).

“Consolidated Senior Debt” shall mean all Consolidated Total Debt other than Permitted Subordinated Indebtedness.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis minus Specified Indebtedness.

“Contra Reserve” shall mean, at any date, a reserve determined in the Revolving Administrative Agent’s Permitted Discretion, based upon the estimated amount of Accounts wherein the Account Debtor (i) is a creditor of a Loan Party, (ii) has, has asserted or is reasonably expected to assert a right of set-off against a Loan Party or (iii) has disputed or is reasonably expected to dispute its liability (whether by chargeback or otherwise) or made, or is reasonably expected to make any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case, without duplication, to the extent of the amount owed by such Loan Party to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (excluding the Loan Documents); provided that such security, agreement, instrument or undertaking requires aggregate payments by such Person of at least $75,000,000 pursuant to the terms thereof.

“Credit Suisse AG” shall mean Credit Suisse AG, Cayman Islands Branch acting through such branches and affiliates as it shall deem appropriate to provide the services contemplated hereunder, and its successors.

“CS Securities” shall mean Credit Suisse Securities (USA) LLC, and its successors.

“Cure Right” shall have the meaning set forth in Section 7.02.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, deferred taxes and Cash Equivalents) of the Group Members.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Group Members at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) outstanding Revolving Credit Loans and (c) deferred taxes.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Revolving Lender” shall mean (subject to Section 2.29) any Revolving Credit Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) fund any portion of its participations in Letters of Credit or pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Credit Lender notifies the Revolving Administrative Agent in writing that such failure is the result of such Revolving Credit Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified any Loan Party, the Revolving Administrative Agent or a Fronting Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Credit Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party or the Revolving Administrative Agent to provide a certification in writing from an authorized officer of such Revolving Credit Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Revolving Credit Lender shall cease to be a Defaulting Revolving Lender pursuant to this clause (c) upon such Loan Party’s and the Revolving Administrative Agent’s receipt of such certification in form and substance satisfactory to each of them or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Revolving Administrative Agent that a Revolving Credit Lender is a Defaulting Revolving Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Credit Lender shall be deemed to be a Defaulting Revolving Lender (subject to Section 2.29) upon delivery of written notice of such determination to the Borrower, the Fronting Banks and each other Lender.

“Designated Cash Management Agreement” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Agreement” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Counterparty” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Obligations Reserve” shall have the meaning set forth in Section 8.11(c).

“Designation Notice” shall have the meaning set forth in Section 8.11(a).

“Designation Termination Notice” shall have the meaning set forth in Section 8.11(e).

“Dilution Factors” shall mean, without duplication, and excluding any items included in the Rebate Reserve, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months or such other amount as may be determined by the Revolving Administrative Agent in its Permitted Discretion in the event the Loan Parties are unable to calculate dilution effectively in the manner contemplated.

“Dilution Reserve” shall mean, at any date, the product of (i) the applicable Dilution Ratio minus 5% (which amount shall not be less than zero) multiplied by (ii) the Eligible Accounts Receivable on such date.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date.

“Dollar Equivalent” shall mean on any date (i) with respect to the undrawn stated amount of any Letter of Credit that is denominated in Dollars, the undrawn stated amount thereof, (ii) with respect to the undrawn stated amount of any Letter of Credit that is denominated in an Alternative Currency, the equivalent of such amount in Dollars determined at the Exchange Rate, (iii) with respect to the drawn and unreimbursed amounts under any Letter of Credit that is denominated in Dollars, the drawn and unreimbursed amounts thereof and (iv) with respect to the drawn and unreimbursed amounts under any Letter of Credit that is denominated in an Alternative Currency, the equivalent of such drawn and unreimbursed amounts in Dollars determined at the Exchange Rate, in each case as of the most recent Calculation Date occurring on or prior to such date.

“Dollars” and “$” shall mean lawful money of the United States.

“Domestic Restricted Subsidiary” shall mean any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary incorporated, organized or formed under the laws of any jurisdiction of the United States.

“Domestic Subsidiary Guarantee” shall mean the Amended and Restated Domestic Subsidiary Guarantee to be executed and delivered by each Guarantor that is a Domestic Subsidiary (other than the Non-Guarantor Domestic Subsidiaries), substantially in the form of Exhibit F.

“ECF Prepayment Percentage” shall mean, with respect to the Excess Cash Flow for any fiscal year of the Borrower commencing with the first full fiscal year following the 2014 Amendment Effective Date, (a) 50%, if the Total Net Secured Leverage Ratio as of the last day of such fiscal year is greater than or equal to 3.25 to 1.00, (b) 25%, if the Total Net Secured Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.00, but greater than or equal to 3.00 to 1.00 and (c) 0%, if the Total Net Secured Leverage Ratio as of the last day of such fiscal year is less than 3.00 to 1.00.

“Eligible Accounts Receivable” shall mean, at the time of any determination thereof, each Account of a Loan Party that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been invoiced to, and represents the bona fide amounts due to any Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, (ii) in each case is subject to the Loan Parties’ corporate accounts receivable credit and collection policies, procedures and practices and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below or otherwise deemed by the Revolving Administrative Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base as described below. In computing the amount of Eligible Accounts Receivable, an amount equal to the Contra Reserve and the Rebate Reserve shall be subtracted. Non-Core Accounts Receivable shall not constitute Eligible Accounts Receivable. Without limiting the foregoing, to qualify as Eligible Accounts Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Loan Parties, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account. Unless otherwise approved from time to time in writing by the Revolving Administrative Agent (subject to the limitations and requirements set forth in Section 9.10), no Account shall be an Eligible Account Receivable if, without duplication:

(a) the relevant Loan Party does not have sole lawful and absolute title to such Account; or

(b) (i) except for Long Dated Accounts Receivable and Accounts subject to the Extended Terms Eligible Amount, it is unpaid more than ninety (90) days from the original date of invoice or sixty (60) days from the original due date, (ii) in the case of a Long Dated Account Receivable, such Account is overdue or (iii) it has been written off the books of the Loan Parties or has been otherwise designated on such books as uncollectible; or

(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind or is of uncertain credit quality, as determined by the Revolving Administrative Agent in its Permitted Discretion; or

(e) the Account is not payable in Dollars or Canadian Dollars or the Account Debtor is either not organized under the laws of the United States or Canada, any State or Province thereof, or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, except to the extent the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Revolving Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by the Revolving Administrative Agent; provided, however, that Accounts not to exceed $30,000,000 at any time outstanding may be eligible despite the fact that the Account Debtor is not organized under the laws of the United States or Canada, any State or Province thereof or the District of Columbia, or is located, has its principal place of business or has substantially all of its assets outside the United States or Canada, and no letter of credit has been issued to support such Accounts; or

(f) the Account Debtor is the United States or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Revolving Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance satisfactory to the Revolving Administrative Agent; or

(g) the Account is supported by a security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or

(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Revolving Administrative Agent for the benefit of the Lenders, subject to no other Liens other than Liens permitted by Section 6.03 or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents relating to Accounts; or

(i) such Account was invoiced in advance of goods or services provided, or twice, or the income associated with such Account has not been earned; or

(j) such Account is classified as a note receivable by the Loan Parties in accordance with the Loan Parties’ current and historical practices; or

(k) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other written agreement providing for repurchase or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(l) the Account represents a progress-billing or otherwise does not represent a completed sale; or

(m) the Account Debtor is an Affiliate (other than an Eligible Affiliate) of any of the Loan Parties; or

(n) such Account was not paid in full, and the Loan Party created a new receivable for the unpaid portion of the Account, without the agreement of the customer, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(o) the Account is due and payable more than one year from the original date of invoice; or

(p) the Account is created on cash on delivery terms; or

(q) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(r) as to all or any part of such Account, a check, promissory note, draft, trade acceptance of other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate exceed (i) 20%, in respect of Account Debtors that are Investment Grade Entities, or (ii) 10%, in respect of all other Account Debtors, of the total amount of all Eligible Accounts Receivable at the time of any determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. In determining the aggregate amount of Accounts from the same Account Debtor that are unpaid more than ninety (90) days from the date of invoice or more than sixty (60) days from the due date pursuant to clause (b) above, there shall be excluded the amount of any net credit balances relating to Accounts with invoice dates more than ninety (90) days prior to the date of determination or more than sixty (60) days from the due date. Furthermore, no Account shall be an Eligible Account Receivable if it is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Loan Party has or has had or has purported to have or have had an ownership interest in such goods.

For purposes of this definition, a Long Dated Account Receivable shall constitute an Eligible Account Receivable (a) only on and after the date (such date, the “Eligibility Date”) that is one hundred eighty (180) days prior to the due date of such Account and (b) only if, on and after the Eligibility Date for such Account, the Long Dated Accounts Receivable Customer for such Account is an Investment Grade Entity; provided, however, that if, after the Eligibility Date for such Account, the Long Dated Accounts Receivable Customer for such Account ceases to be an Investment Grade Entity, but is rated at least B2 by Moody’s (or the then equivalent) or B from S&P (or the then equivalent), then such Account shall continue to be included in Eligible Accounts Receivable until the date that is 90 days after the public announcement of such Long Dated Accounts Receivable Customer ceasing to be an Investment Grade Entity.

“Eligible Affiliate” shall mean any Affiliate of any of the Loan Parties, provided that (a) the Group Members, individually or in the aggregate, do not own, control or hold, directly or indirectly, Capital Stock in such Affiliate representing 50% or more of the equity or 50% or more of the voting power, or, in the case of a partnership, 50% of the general or limited partnership interests of such Affiliate, (b) the accounts of such Affiliate are not consolidated with those of the Borrower in the Borrower’s consolidated financial statements (and are not required to be so consolidated in accordance with GAAP) and (c) each Account due to any Loan Party from such Affiliate requires payment for the goods sold or leased or the services rendered in the ordinary course of business to such Affiliate in cash and on terms that are no less favorable to such Loan Party than those that could be obtained at such time in arm’s length dealings with a Person who is not an Affiliate of such Loan Party.

“Eligible AM Finished Goods” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of AM Finished Goods on such date as shown on the Loan Parties’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Applicable Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) an Approved Fund of a Lender; (iv) a Lender

Affiliate; (v) to the extent permitted under Section 9.03(g), the Borrower or any of its Subsidiaries, (vi) in connection with any assignment of Term Loans in accordance with Section 9.03(h) and in connection with providing any Incremental Term Loans or Refinancing Term Loans, so long as the limitations set forth in Section 9.03(h) are satisfied, any Affiliated Lender and (vii) any other Person (other than a natural person) satisfactory to the Applicable Administrative Agent, and in the case of any assignment of a Revolving Credit Commitment, to the Borrower and each Fronting Bank; provided, however, that Eligible Assignees shall not include any Defaulting Revolving Lender.

“Eligible Goods-In-Transit” shall mean, on any date, Eligible Inventory composed of Goods-In-Transit, as determined by the Revolving Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Inventory” shall mean, on any date, the Inventory Value of all Inventory owned by the Loan Parties on such date deemed by the Revolving Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Eligible Inventory shall exclude remanufactured parts and Inventory referred to as “cores inventory”. Unless otherwise from time to time approved in writing by the Revolving Administrative Agent (subject to the limitations and requirements set forth in Section 9.10), no Inventory shall be deemed Eligible Inventory if (and without duplication):

(a) it is not owned solely by the Loan Parties or the Loan Parties do not have sole and good, valid and unencumbered title thereto; or

(b) it is not located in the United States; or

(c) it is not located on or in, or is not in transit to, (i) property owned or leased by the Loan Parties or (ii) a contract warehouse specified on a schedule attached to the Collateral Agreement and segregated or otherwise separately identifiable from goods of all others, if any, stored on the premises; or

(d) it is not subject to a valid and perfected first priority Lien in favor of the Revolving Administrative Agent, except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges, in each case, not yet paid, to the extent of such unpaid rent or charges; or

(e) it is goods returned or rejected due to quality issues by the Loan Parties’ customers or goods in transit to third parties (other than to warehouse sites described in clause (c) above); or

(f) it is not in good condition, does not meet all material standards imposed by any Governmental Authority having regulatory authority over it, is defective, is seconds or thirds or stale, or is obsolete or slow moving or unmerchantable, or does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents; or

(g) it is located at any operating facility that the Loan Parties plan to close, or at any operating facility that is closed, within thirty (30) days from the date of determination of the most recent Borrowing Base; or

(h) it is comprised of film, pallets, and/or other shipping materials or supplies, repair parts, fuel, cartons used in production or other containers, and any other such material not used for sale; or

(i) the Loan Parties classify such item as a sample item on their perpetual inventory records, or the Loan Parties use such item for display; or

(j) it is a discontinued product or component thereof; or

(k) any portion of the Inventory Value thereof is attributable to intercompany profit among the Loan Parties or their Affiliates; or

(l) it is damaged or marked for return to vendor; or

(m) it is consigned but still accounted for in the Loan Parties’ perpetual inventory records.

“Eligible OE Finished Goods” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of OE Finished Goods on such date as shown on the Loan Parties’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Raw Materials” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of Raw Materials to be used in the production of finished goods inventory for sale, as determined by the Revolving Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Work-In-Process” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of Work-In-Process, as determined by the Revolving Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Environmental Laws” shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, orders, injunctions, judgments, requirements of any Governmental Authority or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, or employee safety, or the use, generation, storage, release, emission, presence or transportation of any pollutants, contaminants, toxic or hazardous substances or wastes, in each case as has been, is now or may at any time hereafter be in effect.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Proceeds” shall mean, an amount equal to 100% of the aggregate Net Cash Proceeds received by the Borrower from (A) any capital contribution to the Borrower after the 2014 Amendment Effective Date or any issue or sale after the 2014 Amendment Effective Date of Capital Stock (other than Disqualified Stock) of the Borrower (other than (i) to any Subsidiary thereof or (ii) constituting Specified Equity Contribution), (B) the issue or sale after the 2014 Amendment Effective Date of any Indebtedness or other securities of the Borrower convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Borrower that have been so converted or exercised, as the case may be and (C) without duplication, cash payments or cash contributions made to the Borrower pursuant to the Tax Allocation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of Section 414(b) or (c) of the Code and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Euros” shall mean the lawful currency of the European Union.

“Event of Default” shall have the meaning set forth in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount (if positive) equal to:

(a) the sum, without duplication, of the following (exclusive of any amounts attributable to Foreign Subsidiaries, including intercompany transactions therewith (other than amounts attributable to ordinary course sales of products by the Borrower or any Domestic Restricted Subsidiary to any Foreign Subsidiary)):

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(iii) an amount equal to the aggregate net non-cash loss on Asset Sales by Borrower or any Domestic Restricted Subsidiary during such period (other than Asset Sales consisting of the sale, transfer, or other disposition of Capital Stock in Foreign Subsidiaries) to the extent deducted in arriving at such Consolidated Net Income;

minus

(b) the sum, without duplication, of the following (exclusive of any amounts attributable to Foreign Subsidiaries, including intercompany transactions therewith (other than amounts attributable to ordinary course sales of products by the Borrower or any Domestic Restricted Subsidiary to any Foreign Subsidiary)):

(i) an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges added in the definition of Consolidated Net Income (excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above,

(ii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Domestic Restricted Subsidiaries (including (x) the principal component of payments in respect of Capital Lease Obligations and (y) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.16(b) to the extent required due to an Asset Sale or Recovery Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans, (B) all prepayments of Permitted Subordinated Indebtedness or any other unsecured Indebtedness, (C) all prepayments of Revolving Credit Loans and (D) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (C) and (D) only, to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except in each case to the extent financed with the proceeds of long-term Indebtedness or Capital Stock of the Borrower and its Domestic Restricted Subsidiaries,

(iii) an amount equal to the aggregate net non-cash gain on Asset Sales or realization, profits or return on Investments by the Borrower or any Domestic Restricted Subsidiary during such period (other than Asset Sales in the ordinary course of business and Asset Sales consisting of the sale, transfer, or other disposition of Capital Stock in Foreign Subsidiaries) to the extent included in arriving at such Consolidated Net Income,

(iv) the amount of Restricted Payments paid during such period pursuant to Sections 6.06(k), except to the extent financed with the proceeds of long-term Indebtedness or Capital Stock of the Borrower or any Domestic Restricted Subsidiary,

(v) the amount of Investments made pursuant to Section 6.08(k) or Section 6.08(x), except in each case to the extent financed with the proceeds of long-term Indebtedness or Capital Stock of the Borrower or any Domestic Restricted Subsidiary,

(vi) the aggregate amount of expenditures actually made by the Borrower and its Domestic Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Domestic Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(viii) the amount of taxes (including penalties and interest) paid in cash in such period (including Restricted Payments paid during such period pursuant to Section 6.06(l)) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(ix) to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount actually paid by the Borrower during such fiscal year on account of other post-employment benefits or pension expense in respect of defined benefit plans, and

(x) without duplication of amounts deducted pursuant to this definition in calculating Excess Cash Flow in respect of a prior period, at the option of the Borrower so long as no Default or Event of Default has occurred and is then continuing, the aggregate consideration required to be paid in cash by the Borrower and its Domestic Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures or Investments (including acquisitions) made during or following such period constituting Permitted Acquisitions and other Investments permitted by Section 6.08 (other than Investments in (x) cash and Cash Equivalents and (y) equity or Indebtedness of the Borrower or any of its Domestic Restricted Subsidiaries) to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except, in each case, to the extent financed with Indebtedness (other than Indebtedness incurred under any Revolving Credit Commitments now or hereafter existing) after the 2014 Amendment Effective Date); provided that (A) to the extent the aggregate amount actually utilized to make such expenditures during such subsequent period of four consecutive fiscal quarters is less than the

Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period and (B) any such expenditures made in such subsequent period of four consecutive fiscal quarters shall not be subtracted from the calculation of Excess Cash Flow at the end of such subsequent period;

minus

(c) an amount equal to the product of (i) Unfinanced Capital Expenditures or acquisitions of Intellectual Property, in any such case, accrued or made in cash during such period by the Borrower and its Restricted Subsidiaries, except to the extent that such acquisitions of Intellectual Property were financed from the proceeds of any Indebtedness (other than the Revolving Credit Loans) or Equity Proceeds times (ii) seventy-five percent (75%);

plus

(d) decrease or minus increase (as the case may be) in the Working Capital of the Borrower and its Domestic Restricted Subsidiaries during such fiscal year. For purposes of this definition, “Working Capital” means Current Assets minus Current Liabilities, in each case, for such fiscal year.

“Excess Designated Hedging Obligations” shall mean, at any time, all Hedging Obligations that are not Pari Passu Secured Hedging Obligations at such time.

“Excess Secured Cash Management Obligations” shall mean, at any time, all Cash Management Obligations that are not Pari Passu Secured Cash Management Obligations at such time.

“Excess Secured Obligations” shall mean, collectively, Excess Designated Hedging Obligations and Excess Secured Cash Management Obligations.

“Exchange Rate” shall mean, with respect to any amount denominated in an Alternative Currency on any Calculation Date, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Revolving Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Revolving Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Revolving Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee Obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary (i) substantially all of the assets of which constitute the Capital Stock in one or more Foreign Subsidiaries or (ii) substantially all of the assets of which constitute the Capital Stock of any entity described in clause (i) (including, without limitation, FM International, LLC), (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a Subsidiary described in clause (c) above, (e) any Subsidiary that is prohibited by applicable Law existing on the Closing Date or by applicable Law or Contractual Obligation existing at the time of the formation or acquisition by the Borrower (or any of its Subsidiaries) of such Subsidiary (so long as such Contractual Obligation is not entered into in contemplation of such formation or acquisition) from providing a Domestic Subsidiary Guarantee for so long as such prohibition exists, or if such Domestic Subsidiary Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (f) any Subsidiary that is a not-for-profit organization and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agents (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Domestic Subsidiary Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), overall gross income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Commitment, or other interest under any Loan Document pursuant to a law in effect on (i) the 2014 Amendment Effective Date, (ii) the date on which such Lender acquires such interest (other than pursuant to an assignment request by the Borrower under Section 2.27) or (iii) the date on which such Lender changes its lending office, except, in the case of clause (ii) and (iii), to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.21(g) and (d) any Taxes imposed under FATCA.

“Existing Maturity Date” shall have the meaning set forth in Section 2.30(a).

“Existing Receivables Facilities” shall mean the accounts receivable purchase and sale facilities established pursuant to the Existing Receivables Facilities Documents.

“Existing Receivables Facilities Documents” shall mean, collectively, the documents identified on Schedule 1.01B, as amended, restated, supplemented or otherwise modified to the extent consistent with the definition of “Permitted Receivables Facility Documents.”

“Existing Term Letters of Credit” shall mean those letters of credit issued as “Term Letters of Credit” pursuant to the Original Credit Agreement and outstanding on the 2014 Amendment Effective Date, as set forth on Schedule 1.01C.

“Existing Term Loans” shall mean the Term Loans outstanding as of the 2013 Amendment Effective Date.

“Extended Loans” shall have the meaning set forth in Section 2.30(a).

“Extended Terms Customer” shall mean, on any date, Account Debtors which have terms of sales greater than ninety (90) days, but not greater than one hundred eighty (180) days.

“Extended Terms Eligible Amount” shall mean, on any date, for each Extended Terms Customer, Accounts which are less than one day past due, arising as a result of the sale of goods with payment terms in excess of ninety (90) days and not greater than one hundred eighty (180) days.

“Extending Lender” shall have the meaning set forth in Section 2.30(a).

“Extension Effective Date” shall have the meaning set forth in Section 2.30(a).

“F-M Canada” shall mean Federal-Mogul Canada Limited, a Canadian corporation.

“Factoring Arrangements” shall mean any arrangements between a Group Member and a third party (other than an Affiliate) under which the Receivables of such Group Member are factored on a non-recourse basis.

“Factoring Basket” shall mean, on any date, an amount equal to the greater of (i) $400,000,000 and (ii) $400,000,000 times the Factoring Growth Rate on such date.

“Factoring Growth Rate” shall mean, on any date, the ratio of (i) the collective sales of the Group Members outside of the United States for the period of twelve consecutive months most recently ended prior to such date and for which such figure has been reported by the Borrower to the Revolving Administrative Agent (calculated on a Pro Forma Basis), expressed at the Borrower’s accounting rate as in effect on the last day of such period (which accounting rate shall be determined by the Borrower in good faith consistent with the manner in which such rate has been determined by the Borrower prior to the 2014 Amendment Effective Date) to (ii) $3,000,000,000.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement with respect thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Revolving Administrative Agent (or its banking affiliate) on such day on such transactions as determined by the Revolving Administrative Agent.

“Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees and other fees referred to in Sections 2.22, 2.23 and 2.24 and the Prepayment Fees.

“Financial Covenant Default” shall have the meaning set forth in clause (c) of Section 7.01.

“Financial Officer” shall mean the Chief Financial Officer, Controller, Treasurer or Assistant Treasurer of the Borrower.

“Finished Goods” shall mean goods to be sold by the Loan Parties in the ordinary course of business.

“Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Interest Expense paid in cash during such period, (b) scheduled principal payments on Indebtedness actually made and (c) all Restricted Payments made in cash pursuant to Sections 6.06(f) or 6.06(k) (to the extent not financed with the proceeds of Indebtedness or Equity Proceeds), all calculated for the Group Members on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day (less the sum of (i) Unfinanced Capital Expenditures for such period plus (ii) without duplication, consolidated tax expense paid in cash for such period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes (less any income tax refund to the extent not netted from income tax payments) plus (iii) without duplication, tax sharing payments received under the Tax Allocation Agreement for such period) to (b) Fixed Charges for the period of four fiscal quarters ending on such day.

“FMC” shall mean Federal-Mogul Corporation, a Delaware corporation.

“Foreign Credit Facilities” shall mean credit facilities to be made available to Excluded Subsidiaries of the Borrower to fund their respective operations; provided that such credit facilities are not secured by any assets of any Loan Party.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pledge Agreements” shall mean (a) the pledge agreements described on Schedule 1.01D and (b) any other pledge agreement, in form and substance reasonably satisfactory to the Administrative Agents, pursuant to which shares of Foreign Subsidiaries may be pledged from time to time.

“Foreign Subsidiary” shall mean a Subsidiary that is incorporated or organized under the laws of a jurisdiction outside of the United States.

“Fronting Bank” shall mean each of Citibank, Credit Suisse AG (acting through its New York branch) and such other commercial bank as may agree in writing to act in such capacity for the Lenders with the prior consent of the Borrower. Any Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Fronting Bank (and any such Affiliate that issues a Letter of Credit shall be deemed to be a “Fronting Bank” for all purposes hereunder).

“Fronting Sublimit” shall mean (i) with respect to Citibank, $75,000,000, (ii) with respect to Credit Suisse AG, $75,000,000 and (iii) with respect to any other Fronting Bank, the amount agreed by such Fronting Bank and set forth in a written instrument delivered to the Borrower and the Revolving Administrative Agent.

“GAAP” shall mean accounting principles generally accepted in the United States and applied in accordance with Section 1.03.

“Goods-In-Transit” shall mean Inventory that is in transit to a location specified in clause (c) of the definition of Eligible Inventory.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” shall mean the Borrower and the Restricted Subsidiaries.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount, as of any date of determination, of any Guarantee Obligation shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or such lesser amount to which the terms of the Guarantee Obligation limit the monetary exposure of the guarantor) or, in the case of any Guarantee Obligation of an obligation that does not have a principal amount, the maximum liability of the guarantor with respect to such Guarantee reasonably anticipated as of such date, as determined by the Borrower in good faith.

“Guarantor” shall mean each Domestic Subsidiary (other than the Non-Guarantor Domestic Subsidiaries) of the Borrower that has become a party to one of the Domestic Subsidiary Guarantees pursuant to the terms of the Loan Documents.

“Hedging Agreement” shall have the meaning set forth in the ABL Intercreditor Agreement.

“Hedging Obligations” shall have the meaning set forth in the ABL Intercreditor Agreement.

“Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.

“IEH FM Holdings LLC” shall mean IEH FM Holdings LLC, a Delaware limited liability company, and its Affiliates.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.32(a).

“Increasing Lender” shall have the meaning set forth in Section 2.28.

“Incremental Assumption Agreement” shall have the meaning assigned to such term in Section 2.32(b).

“Incremental Cap” shall mean, at any time, such amount so long as, on a Pro Forma Basis, after giving effect to the incurrence of the applicable Incremental Term Loan Facility or Incremental Equivalent Debt (including after giving effect on a Pro Forma Basis to any acquisition consummated concurrently therewith and all other events that are funded out of the proceeds of such Incremental Term Loan Facility or Incremental Equivalent Debt), the Total Net Secured Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, is equal to or less than 3.75 to 1.00; provided that for purposes of determining the Incremental Cap in connection with the borrowing of any Incremental Term Loans, the effectiveness of any Incremental Term Loan Facilities or the incurrence of any Incremental Equivalent Debt, the net cash proceeds of such Incremental Term Loans to be borrowed or such Incremental Term Loan Facilities to become effective or such Incremental Equivalent Debt shall not be netted for purposes of determining the Total Net Secured Leverage Ratio unless such proceeds are applied simultaneously to repay Indebtedness that is secured by Liens on the Collateral (excluding any such Indebtedness that is secured by Liens on the Collateral that is junior to the Liens securing the Obligations pursuant to a Second Lien Intercreditor Agreement or any other written agreement reasonably acceptable to the Administrative Agents).

“Incremental Equivalent Debt” shall mean any unsecured or secured Indebtedness incurred by the Borrower in the form of one or more series or tranches of senior secured or unsecured notes (including bridge financings in respect thereof) or tranches of senior secured or unsecured term loans (other than Loans); provided that (i) at the time of incurrence thereof, no Default shall have occurred and be continuing, (ii) any such secured Indebtedness shall be secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) relative to the other PP&E First Lien Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is (a) not secured by any property or assets of the Borrower or any Subsidiary that is not a Guarantor other than the Collateral and (b) secured on a pari passu basis with any Permitted First Priority Refinancing Debt), (iii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the Latest Revolving Maturity Date (or if later, the then Latest Maturity Date with respect to the Term Loans) and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of the Revolving Credit Facility (or, if later the longest remaining Weighted Average Life to Maturity of any Class of Term Loans then outstanding), (iv) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Revolving Maturity Date (or if later, the then Latest Maturity Date with respect to the Term Loans), other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, optional prepayment, redemption terms, amortization and for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time), taken as a whole, shall be market terms and conditions at the time of incurrence of such Indebtedness, (vi) such Indebtedness shall not be guaranteed or borrowed by any Person that is not a Loan Party and (vii) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the applicable Intercreditor Agreements and, if secured, the Collateral Trust Agreement (or shall have delivered a written notice to the Collateral Trustee acknowledging the Liens on the Collateral held by the Collateral Trustee and that such Senior Representative’s security interest in the Collateral shall be subject to the terms of the Collateral Trust Agreement). Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Term Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.32, to make Incremental Term Loans to the Borrower.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Facility” shall mean each class or tranche of Incremental Term Commitments and the related Incremental Term Loans made hereunder pursuant thereto.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.32. Incremental Term Loans may be made in the form of additional Term Loans that are to be included in the same Class as the Tranche B Term Loans or Tranche C Term Loans or, to the extent permitted by Section 2.32 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) property, including inventory, and services purchased, and expense accruals (other than trade payables) and deferred compensation items arising, in each case, in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person which is mandatorily redeemable prior to the Latest Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above or (j) below, (i) all obligations of the kind referred to in clauses (a) through (h) above or (j) below secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP and (ii) shall not include in any event any Joint Venture Put Obligation.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.06.

“Indemnified Party” shall have the meaning set forth in Section 9.06.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, service marks, trademark and service mark licenses, trade names, technology, know-how, trade secrets and processes, all registrations and applications for registration of any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Loan” shall mean any Indebtedness for borrowed money owed by any Group Member to any other Group Member.

“Intercompany Loan Notes” shall mean (i) that certain note dated June 11, 1999 and payable by Federal-Mogul, S.A., a French company, to AE International Ltd. in the original principal amount of 142,404,240 French francs, (ii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to T&N International Ltd. in the original principal amount of 488,163,908 French francs, (iii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to AE International Ltd in the original principal amount of 904,841,256 French francs, (iv) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH, a German company, to AE International Ltd in the original principal amount of 126,979,412 Deutschmarks, (v) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH to T&N International Ltd. in the original principal amount of 611,020,588 Deutschmarks, and (vi) that certain note dated May 22, 2001 and payable by Federal Mogul S.p.A., an Italian company, to T&N International Ltd. in the original principal amount of €111,627,744.

“Intercreditor Agreements” shall mean the ABL Intercreditor Agreement, any Second Lien Intercreditor Agreement and any Pari Passu Intercreditor Agreement.

“Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of the applicable Interest Period, provided that with respect to Interest Periods exceeding three months, interest shall be payable on the three-month anniversary of the first day of the Interest Period and on the last day of the Interest Period and (ii) as to any ABR Loan, the first Business Day of each April, July, October and January and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.14.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on either (i) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03(b) or 2.14 or (ii) such other Business Day chosen by the Borrower that is agreed to by the Applicable Administrative Agent and each of the applicable Lenders (which agreement shall not be unreasonably withheld); provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period with respect to any Borrowing of Term Loans of either Class shall end later than the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable, and (ii) no Interest Period with respect to any Borrowing of Revolving Credit Loans shall end later than the Revolving Credit Maturity Date.

“Interest Period of Discontinued Tenor” shall mean an Interest Period with a tenor of two weeks, two months, four months, five months, seven months, eight months, nine months, ten months or eleven months.

“Interpolated Screen Rate” shall mean, in relation to LIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a) the rate appearing on the LIBOR01 page of Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period; and

(b) the rate appearing on the LIBOR01 page of Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory” shall mean all Raw Materials, Work-in-Process, and Finished Goods held by the Loan Parties in the normal course of business.

“Inventory Reserves” shall mean the following, each as determined by the Revolving Administrative Agent in its Permitted Discretion from time to time:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Loan Parties’ perpetual accounting system and physical counts of the Inventory, but not less than 2% of the Eligible Inventory; or

(b) a reserve for slow move, obsolete or excess Inventory; or

(c) a reserve for favorable standard cost variances; or

(d) a reserve for amounts owing to landlords or warehousemen for Inventory stored at leased facilities or public warehouses which are not the subject of an access agreement acceptable to the Revolving Administrative Agent, in the amount of (i) to the extent the Loan Parties are able to determine the Loan Parties’ average monthly rental expense for such facility, two (2) times the Loan Parties’ average monthly rental expense for such facility or (ii) in all other events, the Inventory Value of the Inventory stored at such leased facilities or public warehouses; or

(e) a reserve for Inventory located at contractors’ or vendors’ facilities in the amount of the Inventory Value of such Inventory; or

(f) any other reserve as deemed appropriate by the Revolving Administrative Agent in its Permitted Discretion from time to time; or

(g) a reserve for vendor rebates; or

(h) a reserve for lower of cost or market.

“Inventory Value” shall mean a dollar amount equal to the lesser of (i) the actual cost of Inventory determined on a basis consistent with GAAP and with the Loan Parties’ current and historical accounting practice or (ii) the market value of such Inventory.

“Investment Agreement” shall mean the Investment Agreement dated as of May 28, 2013, by and between the Borrower and IEH FM Holdings LLC, a Delaware limited liability company, as the Investor, as amended, restated, supplemented or otherwise modified (except as otherwise expressly provided herein).

“Investment Grade Entity” shall mean (i) an entity with either (a) a corporate family rating of at least Baa3 from Moody’s (or the then equivalent) or (b) a corporate credit rating of at least BBB- from S&P (or the then equivalent) and (ii) Genuine Parts Company (d/b/a NAPA) or any of its Subsidiaries, until such time as Genuine Parts Company (d/b/a NAPA) is rated by Moody’s or S&P at which time it will be subject to clause (i) of the definition hereof.

“Investments” shall have the meaning set forth in Section 6.08.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” shall mean each Affiliate of the Borrower listed on Schedule 1.01E and any other Person not a Subsidiary in which any Group Member obtains an ownership interest to the extent permitted by Section 6.08(j).

“Joint Venture Basket” shall mean, at any date, an amount equal to (i) $400,000,000 minus (ii) the aggregate amount of Investments made pursuant to Section 6.08(j)(ii) after the 2014 Amendment Effective Date and on or prior to such date minus (iii) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to Section 6.05(j)(ii) after the 2014 Amendment Effective Date and on or prior to such date plus (iv) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.08(j)(ii) that have been received after the 2014 Amendment Effective Date and on or prior to such date by the Group Member that holds such Investment.

“Joint Venture Put Obligation” shall mean any obligation of any Group Member (i) to purchase any Capital Stock of any Person that is a Joint Venture on the 2014 Amendment Effective Date, which Capital Stock is not owned by a Group Member on the 2014 Amendment Effective Date, so long as such obligation is in existence on the 2014 Amendment Effective Date and has been disclosed by the Borrower to the Lenders prior to the 2014 Amendment Effective Date, (ii) to purchase any Capital Stock of any Person that is a Joint Venture on the 2014 Amendment Effective Date, which Capital Stock is not owned by a Group Member on the 2014 Amendment Effective Date and where such obligation to purchase Capital Stock arises after the 2014 Amendment Effective Date, or (iii) to purchase any Capital Stock of any Joint Venture formed after the 2014 Amendment Effective Date, which Capital Stock is not owned by a Group Member on the date of formation of such new Joint Venture; provided, however, that the aggregate amount of obligations described in the preceding clause (ii) or (iii) for any single such Joint Venture shall not exceed $50,000,000 (with the amount of any non-cash obligations to be estimated by the Borrower in good faith).

“Latest Maturity Date” shall mean, at any time, the latest scheduled maturity date applicable to any Loan or Commitment outstanding hereunder at such time.

“Latest Revolving Maturity Date” shall mean the Latest Maturity Date with respect to the Revolving Credit Loans or Revolving Credit Commitments.

“Latest Term Maturity Date” shall mean the Latest Maturity Date with respect to the Term Loans.

“Lender” and “Lenders” shall have the respective meanings set forth in the introductory paragraph to this Agreement and, as the context requires, includes the Fronting Bank, any Augmenting Lender, any Incremental Term Lender and any Refinancing Term Lender.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in loans and similar extensions of credit, any other fund that invests in loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Letter of Credit” shall mean any irrevocable letter of credit issued (or deemed issued) pursuant to Section 2.05(b)(i), which letter of credit shall be (a) a standby or import documentary letter of credit, (b) denominated in Dollars or any Alternative Currency and (c) otherwise in such form as may be reasonably approved from time to time by the Revolving Administrative Agent and the applicable Fronting Bank.

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Revolving Administrative Agent maintained at the office of Citibank at 388 Greenwich Street, New York, New York 10013 designated as the “Federal-Mogul Corporation Letter of Credit Account” that shall be used solely for the purposes set forth in Sections 2.05(c) and 2.15.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.24.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Dollar Equivalent of the aggregate undrawn stated amount of all Letters of Credit then outstanding plus (ii) the Dollar Equivalent of all amounts theretofore drawn under Letters of Credit and not then reimbursed. The Letter of Credit Outstandings of any Revolving Credit Lender at any time shall be its Class Percentage of the aggregate Letter of Credit Outstandings at such time.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Liquidity Event” shall mean that Revolving Credit Facility Availability is less than the Threshold Amount for a period of five (5) consecutive Business Days (such five-consecutive-Business-Day-period, the “Adjustment Period”); provided that once a Liquidity Event has occurred, it shall be deemed to be continuing on each day thereafter until Revolving Credit Facility Availability exceeds the Threshold Amount for thirty (30) consecutive days.

“Loan” shall mean a Term Loan or a Revolving Credit Loan, as the context may require.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreements, the Collateral Trust Agreement, the Guarantees and any other instrument or agreement executed and delivered in connection herewith.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Long Dated Accounts Receivable” shall mean, on any date, for each Long Dated Account Receivable Customer, Accounts arising as a result of the sale of goods with payment terms in excess of one hundred eighty (180) days and not greater than one year.

“Long Dated Accounts Receivable Customer” shall mean, on any date, with respect to any Account, an Account Debtor that has terms of sales on such Account greater than one hundred eighty (180) days, but not greater than one year.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, any hazardous or toxic substances or wastes and any other substances that are regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.

“Maturity Date” shall mean the Revolving Credit Maturity Date, the Tranche B Maturity Date, the Tranche C Maturity Date or the maturity date applicable to any other Class of Term Loans, as the context requires.

“Maturity Date Extension Request” shall mean a request by the Borrower, in a form approved by the Applicable Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.30.

“Minority Interests” shall mean any shares of stock of any class of a Subsidiary of the Borrower (other than directors’ qualifying shares if required by law) that are not owned by Borrower or one of its Subsidiaries; Minority Interest shall be valued in accordance with GAAP.

“Monthly Payment Date” shall mean the last Business Day of each calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” shall mean the real properties listed on Part I of Schedule 1.01F under the heading “Mortgaged Properties”, as to which the Collateral Trustee, for the benefit of the Term Loan Lenders, shall be granted a Lien pursuant to the Mortgages and the Collateral Trustee, for the benefit of the Revolving Credit Lenders, shall be granted a Lien pursuant to the Mortgages (such Liens to be separate and distinct from each other).

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of the Collateral Trustee, for the benefit of the Lenders and the other secured parties referred to therein, substantially in the form of Exhibit H (with such changes thereto as shall be advisable or are customary under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of a Borrower or an ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which a Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale (other than the liquidation of a Joint Venture) or any Recovery Event or any transaction that would constitute an Asset Sale but for clause (ii) of the definition thereof, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and, with respect to any Asset Sale consisting of the Disposition of all or substantially all of the assets of a business or business unit of the Borrower or any of its Restricted Subsidiaries, net proceeds from the liquidation or sale of accounts receivable or inventory of such business or business unit), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x)

Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien created pursuant to a Security Document and excluding, in any event, any Lien securing Indebtedness that is junior to the Liens securing the Obligations) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary that is a Restricted Subsidiary, any other Indebtedness permitted hereunder, including any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock to a Person that is not a Group Member or any incurrence of Indebtedness to a Person that is not a Group Member, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions and (ii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) in connection with the liquidation of a Joint Venture, the gross proceeds thereof in the form of cash and Cash Equivalents received by any Group Member in excess of the fair market value of the aggregate of all Investments made in such Joint Venture by any Group Member at any time and net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such liquidation (other than any Lien created pursuant to a Security Document and excluding, in any event, any Lien securing Indebtedness that is junior to the Liens securing the Obligations) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary that is a Restricted Subsidiary, any other Indebtedness permitted hereunder, including any Foreign Credit Facility and any Indebtedness of any parent or Restricted Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements). Notwithstanding the foregoing, the “Net Cash Proceeds” of a Foreign Subsidiary shall not include any amounts to the extent such amount may not be distributed (by way of dividends, intercompany loans or otherwise) to the Borrower or a Domestic Restricted Subsidiary because doing so would (1) violate legal restrictions binding upon such Foreign Subsidiary, (2) violate contractual restrictions contained in agreements with third parties (other than Affiliates) entered into in good faith and binding upon such Foreign Subsidiary or (3) result in adverse tax consequences to the Borrower.

“Net Orderly Liquidation Rate” shall mean, at any time with respect to any Inventory, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of such Inventory divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Revolving Administrative Agent.

“Net Orderly Liquidation Value” shall mean, at any time, with respect to any Inventory, the net liquidation value of such Inventory as then most recently determined, based on the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Revolving Administrative Agent.

“Non-Consenting Lender” shall have the meaning specified in Section 2.27.

“Non-Core Accounts Receivable” shall mean, at the time of any determination, without duplication, (i) receivables arising from transactions that are not in the ordinary course of business, including equipment and equipment parts sales, (ii) Accounts arising from transactions other than sales to customers who are not Affiliates of any of the Loan Parties of automobile, truck, aviation, farm or construction vehicle parts manufactured by the Loan Parties, on usual and customary terms, in a manner consistent with historical sales practices, (iii) non-trade receivables and (iv) miscellaneous and sundry receivables.

“Non-Extending Lender” shall have the meaning set forth in Section 2.30(a).

“Non-Guarantor Domestic Subsidiaries” shall mean (a) those Domestic Subsidiaries identified on Schedule 1.01G, (b) all Joint Ventures, (c) any Domestic Subsidiary that is an Excluded Subsidiary, (d) all Receivables Entities and (e) all Domestic Subsidiaries that are Unrestricted Subsidiaries.

“Not Otherwise Applied” shall mean on any date, with respect to any amount of Equity Proceeds or Permitted Subordinated Indebtedness Proceeds, that such amount was not applied to optionally prepay the Loans pursuant to Section 2.17. The Borrower shall promptly notify each Administrative Agent of any application of such amount contemplated by this definition.

“Obligations” shall mean (a) the due and punctual payment of principal of and interest on the Loans and the reimbursement of all amounts drawn under Letters of Credit and (b) the due and punctual payment of the Fees and all other present and future, fixed or contingent, monetary obligations of the Borrower to the Lenders and the Administrative Agents under the Loan Documents.

“OE Finished Goods” shall mean Finished Goods, manufactured by Loan Parties pursuant to an order by an Account Debtor, for use in such Account Debtor’s (original equipment) manufacturing processes, as determined by the Revolving Administrative Agent in its Permitted Discretion.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any unlimited liability company, its certificate of formation, as amended, and its memorandum and articles of association, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state of similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Administrative Agent” shall have the meaning set forth in the recitals to this Agreement.

“Original Borrower” shall have the meaning set forth in the recitals to this Agreement.

“Original Closing Date” shall mean December 27, 2007.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.27).

“Other Term Loans” has the meaning specified in Section 2.32(a).

“Pari Passu Intercreditor Agreement” shall mean, with respect to any Permitted First Priority Refinancing Debt or Incremental Equivalent Debt, a customary intercreditor agreement substantially in the form of Exhibit G-2 hereto or such other form as is reasonably acceptable to the Administrative Agents, providing that the Liens securing such Indebtedness rank pari passu with the Liens securing the Obligations in respect of the Term Loans (but without regard to control of remedies).

“Pari Passu Secured Cash Management Obligations” shall mean, at any time, all Cash Management Obligations incurred under Designated Cash Management Agreements, but only to the extent that a reserve against the Borrowing Base with respect to such Cash Management Obligations has been taken by the Revolving Administrative Agent pursuant to Section 8.11(c) (and after giving effect to the operation of the proviso to the second sentence to Section 8.11(c)), in each case at such time.

“Pari Passu Secured Hedging Obligations” shall mean, at any time, all Hedging Obligations incurred from time to time pursuant to Designated Hedging Agreements (in each case, including any ISDA Master Agreement, any related Schedule thereto, any Credit Support Annex or other Credit Support Document thereto, each Confirmation thereunder, and as such agreement may be amended, supplemented, restated or otherwise modified from time to time), but only to the extent that a reserve against the Borrowing Base with respect to such Hedging

Obligations incurred under Designated Hedging Agreements has been taken by the Revolving Administrative Agent pursuant to Section 8.11(c) (and after giving effect to the operation of the proviso to the first sentence of Section 8.11(c)), in each case at such time. To the extent that, at any time, the aggregate amount of all negative Swap Termination Values for each Designated Counterparty with respect to all Designated Hedging Agreements (expressed as an absolute number) exceeds such reserve, the portion of the Designated Hedging Agreements with each Designated Hedging Counterparty that constitute Pari Passu Secured Hedging Obligations shall be determined pro rata on the basis of such Swap Termination Values.

“Payment Conditions” shall mean at any time of determination, unless waived by the Required Revolving Credit Lenders, the conditions that (i) no Default or Event of Default shall have occurred and be continuing or result from the applicable event, and (ii) Revolving Credit Facility Availability would, on a Pro Forma Basis, be at least $96,250,000, both immediately before and immediately after giving effect to the applicable event.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition” shall mean, collectively (i) each Acquisition set forth on Schedule 1.01K and (ii) any Acquisition, if such Acquisition complies with the following criteria:

(a) no Default or Event of Default shall have occurred or be continuing either prior to or immediately after giving effect to the consummation of such Acquisition and the incurrence by the Group Members of any Indebtedness associated therewith;

(b) with respect to any Acquisition (or series of related Acquisitions) for which the total consideration (including deferred payment obligations and Indebtedness assumed or incurred) is greater than $50,000,000, after giving effect to the consummation of such Acquisition and to the incurrence by the Group Members of any Indebtedness associated therewith, the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended, shall either (x) be not less than 1.00 to 1.00 or (y) be not less than the Fixed Charge Coverage Ratio for such period prior to giving effect to such Acquisition and to the incurrence by the Group Members of any Indebtedness associated therewith, and the Borrower shall have delivered to the Administrative Agents prior to the consummation of such Acquisition such financial information as the Administrative Agents shall reasonably request to demonstrate such compliance;

(c) all actions required to be taken, if any, with respect to such acquired Person or assets under Section 5.09 shall have been taken within the applicable time frame specified in such Section 5.09;

(d) any Person whose Capital Stock is directly or indirectly acquired shall be, after giving effect to such Acquisition, a direct or an indirect Restricted Subsidiary of the Borrower; and

(e) with respect to any Acquisition (or series of related Acquisitions) for which the total consideration (including deferred payment obligations and Indebtedness assumed or incurred) is greater than $100,000,000, the Borrower shall have delivered to the Administrative Agents on or prior to the consummation of such Acquisition a certificate from a Financial Officer certifying that such transaction will, upon consummation, comply with this definition.

“Permitted Asset Sale” shall mean any Asset Sale by any Group Member, if such Asset Sale complies with the following criteria: (a) such Asset Sale is for consideration at least 66 2⁄3% of which is cash (for which purpose, “cash” shall include (I) up to an aggregate per fiscal year of $50,000,000 of Indebtedness or other liabilities that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that are otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser, (II) Indebtedness (other than the Obligations), to the extent that such Indebtedness is then secured by a Lien permitted under Section 6.02 that is then either senior to or pari passu with the Lien then securing the Obligations on the subject property, that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that is otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser; and (III) securities convertible to cash within 365 days after the Asset Sale); (b) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased, swapped or disposed of; and (c) unless the consideration to be received in connection with such Asset Sale is less than 10% of Consolidated Assets, no Event of Default shall have occurred and be continuing, either prior to or after giving effect to the consummation of such Asset Sale; provided the foregoing restrictions of clauses (a) and (b) above shall not apply to: (w) up to $50,000,000 of Asset Sales per fiscal year, (x) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority that has condemned such property, transactions in lieu of eminent domain, and other dedications of property that are required to be made to Governmental Authorities, (y) mergers effected pursuant to Section 6.04 or (z) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

“Permitted Corporate Structure Transactions” shall mean the collective reference to (a) the actions taken on, or prior to, the 2014 Amendment Effective Date to create, form or otherwise establish Holdings, which on the 2014 Amendment Effective Date directly holds a controlling equity interest in FMC, (b) the Borrower Substitution, (c) merger or similar transactions involving the Holdings or the Borrower occurring on, or prior to, the 2014 Amendment Effective Date and which do not result in a Change of Control, (d) the specific transactions and steps to effectuate certain of the foregoing transactions more fully described in a written notice from the Borrower to the Revolving Administrative Agent and (e) any additional transactions and steps to effectuate the foregoing transactions that the Borrower determines in good faith to be necessary or desirable to effect such transactions; provided that (w) the Borrower shall have provided (I) all information relating to such additional transactions under clause (e) of this definition as the Revolving Administrative Agent shall have reasonably requested and (II)(A) such evidence of good standing, corporate authority and the authorization of such Borrower Substitution and (B) an officer’s certificate and a customary opinion of counsel addressed to the Lenders and reasonably satisfactory to the Revolving Administrative Agent, to the effect that such Permitted Corporate Structure Transactions complies with the provisions hereof and preserves the enforceability of the Guarantee and the Loan Documents, and the validity and perfection of the Liens securing the Collateral, in each case of clause (A) and (B) as the Revolving Administrative Agent shall have reasonably requested, and the consummation of such foregoing transactions shall not have an impact that is material and adverse on the structure or the value of the Collateral, as determined by the Revolving Administrative Agent in its reasonable discretion.

“Permitted Designated Subordinated Indebtedness” shall mean Permitted Subordinated Indebtedness that (x) shall mature at least six months after the Latest Maturity Date as in effect on the date of incurrence of such Permitted Subordinated Indebtedness and (y) shall not require any principal payments thereof prior to the date that is six months after the Latest Maturity Date as in effect on the date of incurrence of such Permitted Subordinated Indebtedness.

“Permitted Discretion” shall mean the Revolving Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Revolving Administrative Agent reasonably determines (a) will or reasonably could be expected to adversely affect in any material respect the value of any Collateral, the enforceability or priority of the Collateral Trustee’s Liens thereon or the amount that the Revolving Administrative Agent, the Collateral Trustee or any Revolving Credit Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) suggests that any Collateral report or financial information delivered to the Revolving Administrative Agent by the Borrower is incomplete, inaccurate or misleading in any material respect.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) relative to the other PP&E First Lien Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral), (ii) such Indebtedness constitutes PP&E First Lien Obligations, (iii) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors or a Subsidiary which becomes a Guarantor hereunder and (v) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the applicable Intercreditor Agreements and the Collateral Trust Agreement (or shall have delivered a written notice to the Collateral Trustee acknowledging the Liens on the Collateral held by the Collateral Trustee and that such Senior Representative’s security interest in the Collateral shall be subject to the terms of the Collateral Trust Agreement).

“Permitted Holders” shall mean the Related Parties and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of which any of the foregoing are members.

“Permitted Investment Payment Conditions” shall mean at any time of determination, unless waived by the Required Revolving Credit Lenders, the conditions that (i) no Specified Default or Event of Default shall have occurred and be continuing or result from the applicable event, and (ii) either (a) the Fixed Charge Coverage Ratio would be at least 1.00 to 1.00, calculated on a Pro Forma Basis, and the Revolving Credit Facility Availability would, on a Pro Forma Basis, be at least $82,500,000 or (b) Revolving Credit Facility Availability would, on a Pro Forma Basis, be at least $96,250,000, in each case both immediately before and immediately after giving effect to the applicable event.

“Permitted Junior Debt” shall have the meaning specified in Section 6.02(q).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an assignor and the Borrower or its Subsidiary (as applicable) as an assignee.

“Permitted Net Cash Proceeds Reinvestments” shall mean (i) assets (“replacement assets”) to be acquired or built with the Net Cash Proceeds of any Recovery Event (but not any Asset Sale), so long as (x) such replacement assets are to be used for substantially the same purpose as the assets that were subject to the relevant Recovery Event (“subject assets”) and (y) such replacement assets are to be located in the United States to the extent that the subject assets were located in the United States prior to such Recovery Event and (ii) assets to be acquired or built with the Net Cash Proceeds of any Asset Sale or Recovery Event that are useful in the business of the Borrower but that do not comply with the criteria set forth in clause (i) of this definition.

“Permitted Receivables Facility” shall mean (a) the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents or (b) the Existing Receivables Facilities. For the avoidance of doubt, each reference herein to “the Permitted Receivables Facility” shall be deemed to mean the applicable Permitted Receivables Facility or Permitted Receivables Facilities.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Borrower and its Restricted Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Restricted Subsidiaries secured by Receivables (whether now existing or arising in the future) and any related Permitted Receivables Related Assets of the Borrower and its Restricted Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean (a) each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, restated, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, restatements, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Restricted Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, restatement, modification, supplement, refinancing or replacement, and (ii) any such amendments, restatements, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders and (b) the Existing Receivables Facilities Documents. For the avoidance of doubt, each reference herein to “the Permitted Receivables Facility Documents” shall be deemed to mean the applicable Permitted Receivables Facility Documents.

“Permitted Receivables Related Assets” shall mean any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with customary financing transactions involving the sale or pledge of accounts receivable.

“Permitted Refinancing” shall mean, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the Collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations), (d) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall be market terms at the time of incurrence of such Indebtedness, and (e) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is or becomes an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a

Responsible Officer delivered to the Administrative Agents including a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto and stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive absent manifest error. For the avoidance of doubt, any refinancing funded with the proceeds of Refinancing Indebtedness is a “Permitted Refinancing.”

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (X) the PP&E Collateral on a junior basis relative to the PP&E First Lien Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral), (ii) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors or a Subsidiary which becomes a Guarantor hereunder and (iv) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the applicable Intercreditor Agreements and the Collateral Trust Agreement (or shall have delivered a written notice to the Collateral Trustee acknowledging the Liens on the Collateral held by the Collateral Trustee and that such Senior Representative’s security interest in the Collateral shall be subject to the terms of the Collateral Trust Agreement).

“Permitted Subordinated Indebtedness” shall mean, Indebtedness of the Borrower (i) which shall be contractually subordinated to the Obligations, (ii) which shall have subordination and other terms that are market terms at the time of incurrence of such Indebtedness and (iii) if such Indebtedness is secured, any Liens securing such Indebtedness shall be subject to the Second Lien Intercreditor Agreement and the holders of which (or their representatives) shall be party to the Second Lien Intercreditor Agreement with the Administrative Agents.

“Permitted Subordinated Indebtedness Proceeds” shall mean the Net Cash Proceeds of any Permitted Designated Subordinated Indebtedness incurred by a Group Member following the 2014 Amendment Effective Date.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors (or a Subsidiary which becomes a Guarantor hereunder), (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Subsidiary and (iv) if such Indebtedness is contractually subordinated to the Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean, at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“PP&E Collateral” shall mean any Collateral other than Borrowing Base Collateral.

“PP&E First Lien Obligations” shall have the meaning set forth in the ABL Intercreditor Agreement.

“PP&E Priority Obligations” shall have the meaning set forth in the ABL Intercreditor Agreement.

“Pre-Approved Assignee” shall mean, with respect to any proposed assignment pursuant to Section 9.03(b), an Eligible Assignee that is (i) a Lender immediately prior to such assignment, (ii) a Lender Affiliate of the assigning Lender, (iii) an Approved Fund of a Person that is a Lender immediately prior to such assignment, or (iv) a Person at least 50% owned by the assigning Lender or by a common parent of the assigning Lender and the Person described in clause (iii).

“Prepayment Application Date” shall mean, with respect to any mandatory prepayment pursuant to Section 2.16(c), one-hundred and fifteen (115) days after the end of the fiscal year with respect to which such prepayment is made.

“Prepayment Fee” shall have the meaning set forth in Section 2.17(a).

“Pricing Schedule” shall mean the Pricing Schedule attached hereto.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Applicable Administrative Agent as its base rate in effect at its principal office in New York City (provided that each change in such Rate shall be effective on the date such change is publicly announced) and notified to the Borrower.

“Principal” means Carl Icahn.

“Pro Forma Basis” shall mean, with respect to any calculation of any financial term, financial covenant or financial ratio hereunder, such financial term, financial covenant or financial test calculated on a pro forma basis after giving effect to the consummation of any Acquisition, and to the incurrence by the Group Members of any Indebtedness associated therewith, or any Asset Sale, as the case may be, consummated during the applicable test period as if such Acquisition or Asset Sale, as the case may be, had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available and shall include adjustments for cost savings to the extent such cost savings are determined in good faith by a responsible Financial Officer of the Borrower, regardless of whether such calculation complies with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC, including adjustments for synergies and cost savings that the Company expects in good faith to achieve within twelve months in connection therewith and, with respect to an Acquisition, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such Acquisition; provided that (i) the Borrower shall have delivered to the Revolving Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Revolving Administrative Agent, certifying that such cost savings meet the requirements set forth above, together with reasonably detailed evidence in support thereof, and (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings); provided further, that (x) the aggregate amount of any such adjustments for cost savings shall not exceed 15% of pro forma Consolidated EBITDA for any four (4) fiscal quarter period and (y) no such adjustments to Consolidated EBITDA may be made pursuant to this definition to the extent duplicative of amounts otherwise added back in computing Consolidated EBITDA pursuant to the definition thereof.

“Projections” shall have the meaning set forth in Section 5.02(c).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Hedging Obligation, each Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” shall have the meaning set forth in Section 2.09(a).

“Raw Materials” shall mean any raw materials or Supplies used or consumed in the manufacture, packing or shipping of goods to be sold by the Loan Parties in the ordinary course of business.

“Refunding Borrowing” shall have the meaning set forth in Section 2.05(e).

“Rebate Reserve” shall mean, at any time of determination, an amount owing or payable to Account Debtors pursuant to incentive marketing programs or similar programs, as determined by the Revolving Administrative Agent in its Permitted Discretion from time to time, to the extent not already deducted in computing the amount of Eligible Receivables.

“Receipt of Sufficient Consents” shall mean that, with respect to any requested modification, amendment, waiver or other change to this Agreement and/or any other Loan Document (any such modification, amendment or change, a “Requested Amendment”), the requisite percentage of Lenders (as required pursuant to Section 9.10), necessary to effect such Requested Amendment shall have voted for, consented to or otherwise approved such Requested Amendment in accordance with the terms and conditions set forth in Section 9.10; provided that in determining whether the Receipt of Sufficient Consents has been satisfied with respect to any

Requested Amendment in connection with the consents and modifications set forth in Section 9.18, each Revolving Credit Lender shall be deemed to have voted for, consented to or otherwise approved such Requested Amendment and to have authorized and directed the Revolving Administrative Agent to execute on its behalf any amendment or similar agreement or document required in connection with the effectiveness of such Requested Amendment (provided, that the form of such amendment, similar agreement or document shall in the reasonable determination of the Revolving Administrative Agent comply with the terms of this Agreement).

“Receivable” shall mean a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Receivables Entity” shall mean a wholly-owned Subsidiary of the Borrower or any of its Subsidiaries which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agents by filing with the Administrative Agents an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. Notwithstanding anything to the foregoing, “Receivables Entity” shall include Federal-Mogul Transaction LLC.

“Receivables Sellers” shall mean the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Recipient” shall mean (a) each Administrative Agent, (b) any Lender, and (c) the Fronting Bank.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Bank” shall mean Citibank or Credit Suisse AG.

“Refinanced Indebtedness” shall have the meaning set forth in the definition of “Refinancing Indebtedness”.

“Refinancing Effective Date” shall have the meaning set forth in Section 2.31.

“Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Refinancing Term Loans obtained pursuant to an amendment hereto, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or in part, the Term Loans or any previously incurred Refinancing Indebtedness (the Indebtedness so exchanged, extended, renewed, refinanced or replaced, the “Refinanced Indebtedness”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to the applicable Refinanced Indebtedness and fees and expenses associated with the refinancing of such Refinanced Indebtedness with such Refinancing Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness to the extent permitted under Section 6.02 (other than clause (aa) thereof) without violating this clause (i) (and, for purposes of clarity, such additional amount of Indebtedness shall not constitute Refinancing Indebtedness); (ii) the stated final maturity of such Refinancing Indebtedness shall not be earlier than the latest stated final maturity of the applicable Refinanced Indebtedness, and such stated final maturity of such Refinancing Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the latest stated final maturity of such Refinanced Indebtedness; (iii) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default or pursuant to customary prepayments or offers to purchase in respect of asset sales or casualty or condemnation events or, in the case of Refinancing Indebtedness in the form of notes, pursuant to customary change of control provisions, or, in the case of Refinancing Indebtedness in the form of loans, excess cash flow prepayments, or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Indebtedness) prior to the Latest Maturity Date of the applicable Refinanced Indebtedness; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the Weighted Average Life to Maturity of the applicable Refinanced Indebtedness remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the applicable Refinanced Indebtedness) an obligor in respect of the applicable Refinanced

Indebtedness unless, simultaneously with the incurrence of such Refinancing Indebtedness, such Borrower or Subsidiary becomes a Loan Party hereunder, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of their obligations in respect of the applicable Refinanced Indebtedness; and (v) such Refinancing Indebtedness shall contain other terms and conditions that reflect market terms and conditions when taken as a whole on the date such Refinancing Indebtedness is incurred (as determined by the Borrower in good faith and certified to the Administrative Agents) (other than (A) with respect to pricing, fees and amortization and (B) covenants or other provisions applicable only to periods after the Latest Revolving Maturity Date), unless such terms are more favorable to the Lenders than the terms of the applicable Refinanced Indebtedness of such Class (as determined reasonably and in good faith by the Administrative Agents).

“Refinancing Term Lender” shall mean, at any time, any Person that qualifies as an Eligible Assignee and that holds one or more Classes of Refinancing Term Loans.

“Refinancing Term Loans” shall mean one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to an amendment hereto (and in compliance with Section 2.31), to the extent that such term loans constitute Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).

“Register” shall have the meaning set forth in Section 9.03(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantee Obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” shall mean Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.16(b).

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has elected to use all or a specified portion of the Net Cash Proceeds to make a Permitted Net Cash Proceeds Reinvestment,

“Reinvestment Prepayment Amount” shall mean, as of any Reinvestment Prepayment Date with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to such Reinvestment Prepayment Date to make Permitted Net Cash Proceeds Reinvestments.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, for the fiscal quarter in which the twelve month anniversary of the date of such Reinvestment Event occurs is (i) required to be delivered to the Lenders or (ii) actually delivered to the Lenders and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, apply all or any portion of the relevant Reinvestment Deferred Amount to make the Permitted Net Cash Proceeds Reinvestment.

“Related Party” or “Related Parties” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (b) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by (as defined in the definition of “Affiliate”) one or more members of the Family Group; (c) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (d) the estate of any member of the Family Group; (e) any trust created (in whole or in part) by any one or more members of the Family Group; (f) any individual or Entity who receives an interest in any estate or trust listed in clauses (d) or (e), to the extent of such interest; (g) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (h) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (d), (e) and (g) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (i) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (j) any Entity, directly or indirectly (i) owned or controlled by (as defined in the definition of “Affiliate”) or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (a) through (i) above.

For the purposes of this definition of “Related Party”, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess control, (x) a partnership shall be considered controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” shall have the meaning set forth in Section 2.27.

“Replacement Revolving Credit Facility” shall have the meaning set forth in Section 9.10.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness for the purpose of effecting a repricing of the Tranche B Term Loans or Tranche C Term Loans in the form of a term loan (including via any Incremental Term Loan Facilities or by way of the conversion of the Tranche B Term Loans or Tranche C Term Loans into Refinancing Term Loans) that is broadly marketed or syndicated to banks, financial institutions and/or other institutional lenders or investors in financings similar to the Term Loans (i) having an All-in Yield that is less than the All-in Yield for the Tranche B Term Loans or Tranche C Term Loans, as applicable and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Tranche B Term Loans or Tranche C Term Loans, as applicable or (b) any effective reduction in the All-in Yield for the Tranche B Term Loans or Tranche C Term Loans (e.g., by way of amendment, waiver or otherwise) but excluding any such Indebtedness incurred in connection with a Transformative Acquisition of a Change of Control.

“Required Lenders” shall mean, at any time, Lenders holding in excess of 50% of the sum of (i) the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, the Total Revolving Credit Usage), (ii) the aggregate outstanding principal amount of the Term Loans and (iii) the Total Term Loan Commitment (if any), in each case at such time.

“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders holding in the aggregate in excess of 50% of the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, in excess of 50% of the Total Revolving Credit Usage) at such time.

“Required Term Lenders” shall mean, at any time, Term Loan Lenders holding in excess of 50% of the sum of the aggregate outstanding principal amount of the Term Loans and the Total Term Loan Commitment (if any) at such time.

“Requirement of Law” shall mean, as to any Person, its Organizational Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Date” shall have the meaning set forth in Section 8.10.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Restricted Subsidiary” shall mean a Subsidiary other than an Unrestricted Subsidiary.

“Revolving Administrative Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Revolving Credit Availability Period” shall mean the period from and including the 2013 Amendment Effective Date to but excluding the Revolving Credit Maturity Date (or, if earlier, the date on which the Total Revolving Credit Commitment terminates pursuant to Section 2.12 or Section 7.01).

“Revolving Credit Borrowing” shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A-3 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12, increased from time to time pursuant to Section 2.28, or otherwise adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” shall mean the Revolving Credit Commitments and the Revolving Credit Loans made, and the Letters of Credit issued, thereunder.

“Revolving Credit Facility Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Credit Commitments at such time and (ii) the Borrowing Base at such time, minus (b) the Total Revolving Credit Usage at such time.

“Revolving Credit Facility Specific Covenants” shall mean the provisions set forth in Sections 6.01, 6.02, 6.03, 6.06 and 6.08.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Lender Parent” shall mean, with respect to any Revolving Credit Lender, any Person as to which such Revolving Credit Lender is, directly or indirectly, a Subsidiary.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.01(b).

“Revolving Credit Maturity Date” shall mean December 6, 2018; provided that if on any date (the “Springing Maturity Date”) more than $700,000,000 aggregate principal amount of Existing Term Loans, Refinancing Indebtedness in respect of Existing Term Loans, Incremental Term Loans, Incremental Equivalent Debt and Permitted Junior Debt (to the extent (x) the proceeds of such Permitted Junior Debt have been used to refinance the Existing Term Loans or any Refinancing Indebtedness in respect thereof or (y) such Permitted Junior Debt is secured by a Lien on any Collateral) will become due within 91 calendar days of such Springing

Maturity Date, the Revolving Credit Maturity Date shall occur on the Springing Maturity Date; provided further that if such Springing Maturity Date is not a Business Day, the Revolving Credit Maturity Date shall occur on the next preceding Business Day

“Revolving Lender Consents” shall have the meaning set forth in Section 9.18.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means a country that is the subject of comprehensive or selective territorial sanctions administered or enforced by OFAC (currently, Burma (Myanmar, Cuba, Iran, Sudan, Syria and North Korea).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or similar lists published by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authorities to which the Borrower is subject, or (b) (i) the government of a Sanctioned Country, as defined by the applicable Executive Order and/or regulations administered or enforced by OFAC or (ii) a person resident in a Sanctioned Country, to the extent such persons are the subject of a sanctions program administered or enforced by OFAC.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Second Lien Intercreditor Agreement” shall mean, with respect to any Permitted Second Priority Refinancing Debt, a customary intercreditor agreement substantially in the form of Exhibit G-3 hereto or such other form as is reasonably acceptable to the Administrative Agents, which agreement shall provide that the Liens securing such Indebtedness shall rank second or otherwise subordinate to the Liens securing the Obligations.

“Secured Cash Management Obligations Reserve” shall have the meaning set forth in Section 8.11(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” shall mean, collectively, the Collateral Agreement, the Collateral Trust Agreement, the Foreign Pledge Agreements, the Mortgages and all other security documents hereafter delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representatives” means, with respect to any series of Permitted First Priority Refinancing Debt, Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt, Refinancing Term Loans or Other Term Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Shareholder” shall mean any beneficial holder or group of affiliated beneficial holders of securities representing 30% or more of the voting power of the Borrower.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Default” shall mean (x) any failure to pay any principal, interest, Letter of Credit Fees or Commitment Fees due hereunder when due (for the avoidance of doubt, without giving effect to any grace periods provided for hereunder (including in Section 7.01)), (y) the occurrence of any event described in Section 7.01(f)(ii), without giving effect to the existence of any of the 60 day cure periods referred to in such section and (z) any failure to comply with Section 5.10, 5.11 or 5.12, in each case without giving effect to any grace period provided for hereunder (including in Section 7.01).

“Specified Divestiture” shall mean each Disposition or proposed Disposition consisting of the sale by the Borrower and its Restricted Subsidiaries of assets related to those entities set forth on Schedule 1.01I, including any manufacturing equipment related thereto.

“Specified Equity Contribution” shall have the meaning set forth in Section 7.02.

“Specified Indebtedness” shall mean, on any date or for any period, (i) Intercompany Loans, (ii) Indebtedness described in clause (f) of the definition thereof, so long as such Indebtedness is contingent and (iii) any Indebtedness described in clause (j) of the definition thereof and Indebtedness permitted under Sections 6.02(i), 6.02(k) and 6.02(m), unless any such Indebtedness described in this clause (iii) would be required to be reflected as debt on the consolidated balance sheet of the Borrower on such date and the payments associated therewith would be required to be included as interest expense on the consolidated income statement of the Borrower for such period, in each case in accordance with GAAP.

“Springing Maturity Date” shall have the meaning set forth in the definition of “Revolving Credit Maturity Date”.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserves” shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time). Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Borrower” shall have the meaning assigned thereto in Section 6.04(a).

“Super-majority Revolving Credit Lenders” shall mean at any time, Revolving Credit Lenders holding in excess of 66 2/3% of the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, in excess of 66 2/3% of the Total Revolving Credit Usage) at such time.

“Supplies” shall mean film, packaging and/or shipping supplies or materials not otherwise directly used in the production of Finished Goods.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Swap Termination Value” shall mean, in respect of all Hedging Agreements with a Designated Hedging Counterparty, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith, such aggregate net termination values (to the extent unpaid), and (b) for any date prior to the date referenced in clause (a), the amounts determined as the aggregate net mark-to-market value for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Revolving Credit Lender or any Affiliate of a Revolving Credit Lender), provided that, in the case of each of clause (a) and (b), to the extent such aggregate value is in favor of such Designated Hedging Counterparty (i.e., the party other than the applicable Loan Party) the Swap Termination Value shall be negative and to the extent such aggregate value is in favor of the Loan Party the Swap Termination Value shall be positive.

“Sweep Period” shall mean each period (A) commencing on the first date following the 2014 Amendment Effective Date (or the last day of the prior Sweep Period) on which Revolving Credit Facility Availability is less than the Threshold Amount, and continuing thereafter until the first date on which Revolving Credit Facility Availability shall have been greater than the Threshold Amount for the immediately preceding 30 consecutive days and (B) during which an Event of Default has occurred and is continuing.

“Tax Allocation Agreement” shall mean the Tax Allocation Agreement in the form delivered to the Revolving Administrative Agent on the 2013 Amendment Effective Date, by and among American Entertainment Properties Corp., a Delaware corporation, FMC and the Subsidiaries party thereto, as amended, restated, supplemented, renewed, extended or otherwise modified to the extent permitted pursuant to Section 6.10.

“Tax Amount” means, for any taxable period (or portion thereof) in which the Borrower (or FMC) is not subject to the Tax Allocation Agreement, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Borrower if it were a Delaware corporation filing separate tax returns with respect to the Taxable Income for such period; provided, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if Borrower were a Delaware corporation (but assuming these assets are carried forward in their entirety, notwithstanding any rule permitting carrybacks) shall be taken into account, subject to any limitations on the utilization of any such carryforwards or attributes imposed by law; provided further that (i) if there is an adjustment in the amount of the taxable income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, (ii) the Tax Amount shall be reduced by any amounts paid directly by the Borrower with respect to its tax liability and (iii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, the Borrower’s auditors).

“Taxable Income” shall mean, for any period, the taxable income or loss of the Borrower and its direct and indirect subsidiaries for such period for federal, state and local income tax purposes.

“Tax Restructuring” shall mean (a) the transactions set forth in Schedule 1.01H and (b) any additional transactions to restructure the Borrower’s foreign operations after the 2014 Amendment Effective Date so long as (i) the Borrower shall have provided all information relating to such additional transactions under this clause (b) as the Administrative Agents shall have requested and (ii) consummation of such additional transactions under this clause (b) shall not have an impact that is material and adverse on the structure or the value of the Collateral set forth in Schedule 1.01H, in each case as determined by the Administrative Agents in their reasonable credit judgment.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Administrative Agent” shall mean (a) with respect to matters involving the Tranche B Term Facility, Tranche B Term Loans, the Tranche B Commitments or the Tranche B Term Lenders, the Tranche B Term Administrative Agent, (b) with respect to matters involving the Tranche C Term Facility, the Tranche C Term Loans, the Tranche C Commitments or the Tranche C Term Lenders, the Tranche C Term Administrative Agent, (c) with respect to matters involving the PP&E Collateral, the Tranche B Term Administrative Agent and the Tranche C Term Administrative Agent acting collectively or (d) otherwise, the Tranche B Term Administrative Agent or the Tranche C Term Administrative Agent or both of them acting collectively, as the context may require.

“Term Borrowing” shall mean a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Loan Lenders of the applicable Class pursuant to Section 2.01(a).

“Term Facility” shall mean, collectively, the Tranche B Term Facility and the Tranche C Facility.

“Term Loan Commitment” shall mean the Tranche B Commitments and the Tranche C Commitments.

“Term Loan Lender” shall mean, at any time, any Lender that has a Tranche B Commitment, a Tranche C Commitment or an outstanding Term Loan at such time.

“Term Loans” shall mean the Tranche B Term Loans, Tranche C Term Loans, any Other Term Loans, any Incremental Term Loans and any Refinancing Term Loans, and shall include any of the foregoing the maturity of which has been extended pursuant to Section 2.30.

“Term Refinancing Facilities Consent” shall have the meaning set forth in Section 9.18(a).

“Termination Event” shall mean (a) a Reportable Event, as such term is described in Section 4043 of ERISA and the regulations issued thereunder (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under Section 4043 of ERISA or such regulations) or an event described in Section 4068 of ERISA excluding events described in Section 4043(c)(9) of ERISA or 29 CFR §§ 2615.21 or 2615.23, or (b) the withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(c) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiemployer Plan, or (c) providing notice of intent to terminate a Plan or a Multiple Employer Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC).

“Threshold Amount” shall mean an amount, at any time, equal to the greater of (a) the lesser of (i) 10% of the aggregate Revolving Credit Commitments at such time and (ii) 10% of the Borrowing Base then in effect and (b) $55,000,000.

“Title Insurance Company” shall mean any title insurance company reasonably satisfactory to the Collateral Trustee.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Debt on such date, less the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Total Net Secured Leverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) the portion of Consolidated Senior Debt on such day that is secured by Liens on the Collateral (including any Incremental Equivalent Debt and any Refinancing Indebtedness, but excluding any such Consolidated Senior Debt that is secured by Liens on the Collateral that are junior to the Liens securing the Obligations pursuant to a Second Lien Intercreditor Agreement or other written agreement reasonably acceptable to the Administrative Agents), less the lesser of (i) the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day and (ii) $500,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable; provided that for purposes of determining the Total Net Secured Leverage Ratio for purposes of the definition of “Incremental Cap”, all Incremental Equivalent Debt and any Refinancing Indebtedness in respect thereof shall be deemed secured by Liens on the Collateral that are not junior to the Liens securing the Obligations, whether or not so secured.

“Total Revolving Credit Commitment” shall mean, at any time, the sum of the Revolving Credit Commitments of all Revolving Credit Lenders at such time. The Total Revolving Credit Commitment shall be $550,000,000 on the 2013 Amendment Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Total Revolving Credit Usage” shall mean, at any time, the sum of the aggregate principal amount of the Revolving Credit Loans then outstanding plus the then aggregate Letter of Credit Outstandings.

“Total Term Loan Commitment” shall mean, at any time, the sum of (i) the Total Tranche B Commitment and (ii) the Total Tranche C Commitment at such time. The Total Term Loan Commitment shall be $2,600,000,000 on the 2014 Amendment Effective Date.

“Total Tranche B Commitment” shall mean, at any time, the sum of the Tranche B Commitments at such time. The Total Tranche B Commitments shall be $700,000,000 on the 2014 Amendment Effective Date.

“Total Tranche C Commitment” shall mean, at any time, the sum of the Tranche C Commitments at such time. The Total Tranche C Commitments shall be $1,900,000,000 on the 2014 Amendment Effective Date.

“Tranche B Commitment” shall mean, with respect to each Tranche B Lender, its obligation, if any, to make Term Loans to the Borrower pursuant to Section 2.01(a)(i), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A-1 under the caption “Tranche B Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12 or otherwise adjusted from time to time in accordance with this Agreement.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” shall mean April 15, 2018.

“Tranche B Term Administrative Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Tranche B Term Facility” shall mean the Tranche B Commitments and the Tranche B Term Loans made thereunder.

“Tranche B Term Loans” shall have the meaning set forth in Section 2.01(a)(i).

“Tranche C Commitment” shall mean, with respect to each Tranche C Lender, its obligation, if any, to make Term Loans to the Borrower pursuant to Section 2.01(a)(ii), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A-2 under the caption “Tranche C Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12 or otherwise adjusted from time to time in accordance with this Agreement.

“Tranche C Lender” shall mean a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

“Tranche C Maturity Date” shall mean April 15, 2021.

“Tranche C Term Administrative Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Tranche C Term Facility” shall mean the Tranche C Commitments and the Tranche C Term Loans made thereunder.

“Tranche C Term Loans” shall have the meaning set forth in Section 2.01(a)(ii).

“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that (a) would not be a Permitted Acquisition immediately prior to the consummation of such acquisition or (b) if it would be a Permitted Acquisition immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined in good faith by the Borrower.

“Type” when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBOR Rate and the Alternate Base Rate.

“UCC” shall have the meaning set forth in the Collateral Trust Agreement.

“Unfinanced Capital Expenditures” shall mean, for any period, the Capital Expenditures of the Group Members during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Revolving Credit Loans, it being understood and agreed that, to the extent financed with Revolving Credit Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures) or Equity Proceeds.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Borrower listed on Schedule 1.01J, (b) each Subsidiary of a Loan Party designated by such Loan Party as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the 2014 Amendment Effective Date and (c) a Subsidiary of an Unrestricted Subsidiary, in each case until such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with Section 5.15; provided that in no event shall FMC be an Unrestricted Subsidiary.

“Unused Total Revolving Credit Commitment” shall mean, at any time, (i) the Total Revolving Credit Commitment less (ii) the Total Revolving Credit Usage, in each case at such time.

“U. S. Borrower” means any Borrower that is a U. S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.21(g).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” shall mean any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent” means any Loan Party and any Administrative Agent.

“Work-in-Process” shall mean goods to be sold by the Loan Parties in the ordinary course of business, which are currently in the process of being manufactured.

Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements, or other Contractual Obligations, as amended, restated, supplemented or otherwise modified from time to time. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless expressly indicated otherwise or the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (a) for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 3.01(b) and (b) if the Borrower notifies the Administrative Agents that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agents notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01. The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein and in the 2014 Term Facility Amendment, (i) each Tranche B Lender severally agrees to make one or more loans (each such loan, a “Tranche B Term Loan”) to the Borrower on the 2014 Amendment Effective Date in an aggregate amount not to exceed such Tranche B Lender’s Tranche B Commitment and (ii) each Tranche C Lender severally agrees to make to make one or more loans (each such loan, a “Tranche C Term Loan”) to the Borrower on the 2014

Amendment Effective Date in an aggregate amount not to exceed such Tranche C Lender’s Tranche C Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate principal amount outstanding at any time not to exceed, when added to such Revolving Credit Lender’s Class Percentage of the then aggregate Letter of Credit Outstandings, the amount of such Lender’s Revolving Credit Commitment. At no time shall the Total Revolving Credit Usage exceed the Total Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.17 and reborrow under this Section 2.01(b). Revolving Credit Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

Section 2.02. Borrowing Base. Notwithstanding any other provision of this Agreement to the contrary, the Total Revolving Credit Usage shall not at any time exceed the lesser of (a) the Total Revolving Credit Commitment and (b) the Borrowing Base, and no Revolving Credit Loan shall be made or Letter of Credit issued in violation of the foregoing.

Section 2.03. Making of Loans.

(a) Except as contemplated by Section 2.13, Term Loans and Revolving Credit Loans shall be either ABR Loans or Eurodollar Loans as the Borrower may request subject to and in accordance with this Section 2.03; provided that all Term Loans made pursuant to the same Term Borrowing and all Revolving Credit Loans made pursuant to the same Revolving Credit Borrowing shall, unless otherwise specifically provided herein, be Term Loans or Revolving Credit Loans, as applicable, of the same Type. Each Lender may fulfill its Commitment of any Class with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Lender to make such Loan; provided that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs or Taxes by the Borrower pursuant to Sections 2.18 or 2.21. No more than fifteen (15) Borrowings of Eurodollar Loans may be outstanding at any time.

(b) The Borrower shall give the Applicable Administrative Agent prior written, telex, facsimile or telephonic (confirmed promptly in writing) notice of each Term Borrowing and Revolving Credit Borrowing hereunder (other than an Refunding Borrowing) of at least three (3) Business Days for Eurodollar Loans. Borrowings of ABR Loans may be made on same day notice so long as the Applicable Administrative Agent shall have been given notice thereof not later than 11:00 a.m. on the date of the proposed Borrowing. Such notice shall be irrevocable and shall (i) specify the Class of the proposed Borrowing, (ii) specify the amount of the proposed Borrowing (which shall be in a minimum amount of $5,000,000 in the case of a Revolving Credit Borrowing and in an amount which is an integral multiple of $1,000,000,

(iii) specify the date of the proposed Borrowing, and (iv) contain disbursement instructions. Such notice, to be effective, must be received by the Applicable Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day in the case of Eurodollar Loans and the first Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of ABR Loans or Eurodollar Loans. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of ABR Loans. Each Borrowing of any Class shall be made ratably from the Lenders of such Class in accordance with their respective Commitments of such Class. The Applicable Administrative Agent shall promptly notify each Lender of the relevant Class of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the Borrowing date specified in such notice, each Lender of the relevant Class shall make its share of the Borrowing available at the office of the Applicable Administrative Agent at such address specified by the Applicable Administrative Agent, no later than 12:00 noon, New York City time, in immediately available funds. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Applicable Administrative Agent shall disburse such funds in the manner specified in the notice of Borrowing delivered by the Borrower.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a) On the 2014 Amendment Effective Date, all Existing Term Letters of Credit shall be automatically deemed to have been issued as Letters of Credit under this Agreement and shall thereafter constitute Letters of Credit for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, all Letters of Credit outstanding on the 2014 Amendment Effective Date shall remain outstanding as Letters of Credit under this Agreement.

(b) (i) Upon the terms and subject to the conditions herein set forth, the Borrower may request the applicable Fronting Bank, at any time and from time to time during the Revolving Credit Availability Period, to issue, and, subject to the terms and conditions contained herein, the Fronting Bank shall issue, for the account of the Borrower one or more Letters of Credit in support of obligations of the Borrower or one or more Subsidiaries; provided that no Letter of Credit shall be issued if after giving effect to such issuance (A) the aggregate Letter of Credit Outstandings would exceed $150,000,000, (B) the Total Revolving Credit Usage would exceed the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base or (C) the Letter of Credit Outstandings with respect to all Letters of Credit issued by such Fronting Bank would exceed the Fronting Sublimit of such Fronting Bank, and provided further that no Letter of Credit shall be issued if such Fronting Bank shall have received notice from the Revolving Administrative Agent or the Required Revolving Credit Lenders that the conditions to such issuance have not been met.

(ii) [Reserved].

(c) No Letter of Credit shall expire later than the earlier of (i) without giving effect to any automatic renewal provision thereof, one year from the issuance thereof, and (ii) five (5) days before the Revolving Credit Maturity Date; provided that if the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) shall occur prior to the expiration of any Letter of Credit the Borrower shall, at or prior to such date, except as the Revolving Administrative Agent may otherwise agree in writing, (i) cause all Letters of Credit which expire after such date to be returned to the applicable Fronting Bank undrawn and marked “canceled” or (ii) either (x) provide a “back-to-back” letter of credit to such Fronting Bank in a form reasonably satisfactory to such Fronting Bank (in its reasonable credit judgment), issued by a bank reasonably satisfactory to such Fronting Bank (in its reasonable credit judgment), in an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit issued by such Fronting Bank and/or (y) deposit cash in the Letter of Credit Account for the Letters of Credit in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to 105% of the then undrawn stated amount of all Letter of Credit Outstandings, as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

(d) The Borrower shall pay to the applicable Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.24 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by such Fronting Bank as are customarily imposed by such Fronting Bank from time to time in connection with letter of credit transactions.

(e) The applicable Fronting Bank shall notify the Borrower of each draft drawn under a Letter of Credit. Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in Dollars (and, in the case of any Letter of Credit denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such draft) not later than the first Business Day following the date on which the Borrower receives notice from such Fronting Bank of a draw and shall bear interest (1) from the date of draw until the first Business Day following the date on which the Borrower receives notice from the Fronting Bank of a draw at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin with respect to Revolving Credit Loans and (2) thereafter until reimbursed in full at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin with respect to Revolving Credit Loans plus 2% computed on the basis of the actual number of days elapsed over a year of 360 days. The Borrower shall effect such reimbursement (x) if such draft is drawn prior to the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment), in cash or through a Revolving Credit Borrowing (an “Refunding Borrowing”) without the satisfaction of the conditions precedent set forth in Section 4.02 or (y) if such draft is drawn on or after the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment), in cash. Each Revolving Credit Lender agrees to make the Revolving Credit Loans pursuant to any Revolving Credit Borrowing described in clause (x) of the immediately preceding sentence notwithstanding a failure to satisfy the applicable lending conditions thereto or the provisions of Section 2.01 or Section 2.27.

(f) Immediately upon the issuance (or deemed issuance) of any Letter of Credit by the applicable Fronting Bank, such Fronting Bank shall be deemed to have sold to each Revolving Credit Lender and each such Revolving Credit Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Class Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement with respect thereto. Upon any change in the Revolving Credit Commitments pursuant to Section 9.03(b) or pursuant to a Replacement Revolving Credit Facility, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Class Percentage of the assigning and assignee Revolving Credit Lenders. Any action taken or omitted by the applicable Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Fronting Bank any resulting liability to any other Lender.

(g) In the event that the applicable Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Bank pursuant to this Section, such Fronting Bank shall promptly notify the Revolving Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Revolving Administrative Agent for the account of the applicable Fronting Bank the amount of such Revolving Credit Lender’s Class Percentage of such unreimbursed payment in Dollars (determined, in the case of any Letter of Credit denominated in an Alternative Currency, on the date such draft is drawn) and in same day funds. If the applicable Fronting Bank so notifies the Revolving Administrative Agent, and the Revolving Administrative Agent so notifies the Revolving Credit Lenders prior to 11:00 a.m. (New York City time) on any Business Day, then each of the Revolving Credit Lenders shall make available to such Fronting Bank in Dollars such Revolving Credit Lender’s Class Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent any Revolving Credit Lender shall not have so made its Class Percentage of the amount of such payment available to the applicable Fronting Bank, such Lender agrees to pay to such Fronting Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Revolving Administrative Agent for the account of such Fronting Bank at the Federal Funds Rate. The failure of any Revolving Credit Lender to make available to such Fronting Bank its Class Percentage of any payment under any Letter of Credit shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the applicable Fronting Bank its Class Percentage of any payment under any Letter of Credit on the date required, as specified above, but no other Lender shall be responsible for the failure of any Revolving Credit Lender to make available to such Fronting Bank such Revolving Credit Lender’s Class Percentage of any such payment. Whenever the applicable Fronting Bank receives a payment of a reimbursement obligation with respect to an Letter of Credit as to which it has received any payments from the Revolving Credit Lenders pursuant to this paragraph, such Fronting Bank shall pay to each Revolving Credit Lender which has paid its Class Percentage thereof, in Dollars and in same day funds, an amount equal to such Revolving Credit Lender’s Class Percentage thereof.

(h) On each Calculation Date, the applicable Fronting Bank shall determine the Letter of Credit Outstandings and shall give the Revolving Administrative Agent and the Borrower notice thereof.

(i) The amendment, extension or renewal of a Letter of Credit or a request from the Borrower therefor shall for purposes of this Agreement be deemed the issuance (or request therefor) of a Letter of Credit as so amended, extended or renewed.

Section 2.06. Issuance. Whenever the Borrower desires the applicable Fronting Bank to issue an Letter of Credit, it shall give to such Fronting Bank and the Revolving Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon by the Revolving Administrative Agent, the Borrower and such Fronting Bank) specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof and, if such proposed Letter of Credit is to be denominated in an Alternative Currency, such Alternative Currency.

Section 2.07. Nature of Letter of Credit Obligations Absolute. The Borrower’s reimbursement obligations with respect to drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including: (i) any lack of validity or enforceability of such Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of such Letter of Credit against any of the Revolving Credit Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default shall have occurred and be continuing. Nothing in this Section 2.07 shall be construed to limit any claim the Borrower may have against the applicable Fronting Bank for any direct damages suffered by the Borrower that are caused by such Fronting Bank’s gross negligence or willful misconduct in the performance of its duties in such capacity.

Section 2.08. [Reserved].

Section 2.09. Repayment of Loans and Unreimbursed Draws; Evidence of Debt.

(a) Tranche B Term Loans. The Borrower shall repay to the Tranche B Term Administrative Agent for the ratable account of the Tranche B Lenders the aggregate principal amount of all Tranche B Term Loans in sixteen (16) consecutive quarterly installments, the first fifteen (15) of which shall be in the amount of 0.25% of the total funded Tranche B Term Loans as of the 2014 Amendment Effective Date and the last of which shall be in the aggregate principal amount of such Tranche B Term Loans then outstanding. Each of the foregoing installments shall be reduced as a result of the application of prepayments of the Tranche B Term Loans in accordance with the order of priority set forth in Section 2.16(e). Each such payment shall be made on the first Business Day of each April, July, October and January of each year, commencing October 1, 2014 (each, a “Quarterly Payment Date”); provided that the final principal repayment installment of the Tranche B Term Loans shall be made on the

Tranche B Maturity Date and in any event the final principal repayment installment with respect to the Tranche B Term Loans shall be in an amount equal to the aggregate principal amount of the Tranche B Term Loans outstanding on the date of the applicable final principal repayment installment.

(b) Tranche C Term Loans. The Borrower shall repay to the Tranche C Term Administrative Agent for the ratable account of the Tranche C Lenders the aggregate principal amount of all Tranche C Term Loans in twenty-eight (28) consecutive quarterly installments, the first twenty-seven (27) of which shall be in the amount of 0.25% of the total funded Tranche C Term Loans as of the 2014 Amendment Effective Date and the last of which shall be in the aggregate principal amount of such Tranche C Term Loans then outstanding. Each of the foregoing installments shall be reduced as a result of the application of prepayments of the Tranche C Term Loans in accordance with the order of priority set forth in Section 2.16(e). Each such payment shall be made on each Quarterly Payment Date; provided that the final principal repayment installment of the Tranche C Term Loans shall be made on the Tranche C Maturity Date and in any event the final principal repayment installment with respect to the Tranche C Term Loans shall be in an amount equal to the aggregate principal amount of the Tranche C Term Loans outstanding on the date of the applicable final principal repayment installment.

(c) [Reserved].

(d) Revolving Credit Loans. The Borrower shall repay to the Revolving Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all of the Revolving Credit Loans outstanding on such date.

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender or participation in each Letter of Credit in which such Lender is participating, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) The Applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g) The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or an Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or drafts drawn under any Letter of Credit in accordance with the terms of this Agreement.

(h) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Applicable Administrative Agent and reasonably acceptable to the Borrower.

Section 2.10. Interest on Loans.

(a) Subject to the provisions of Section 2.11, each ABR Loan shall bear interest (computed, for ABR Loans wherein the Alternate Base Rate is determined by reference to the Federal Funds Rate or the Adjusted LIBOR Rate, on the basis of the actual number of days elapsed over a year of 360 days, and otherwise computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.11, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) [Reserved].

(d) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).

(e) For purposes of clarification, the Applicable Margin with respect to any Term Loans for any portion of any Interest Period or for any other period that occurs prior to the 2014 Amendment Effective Date shall, solely with respect to such portion of such Interest Period or other period, be the Applicable Margin (prior to giving effect to the 2014 Term Facility Amendment Agreement).

Section 2.11. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (other than the reimbursement pursuant to Section 2.05(e) of any draft drawn under a Letter of Credit, which shall be governed by the provisions of such Section), whether at stated maturity, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 2% above the then applicable rate.

Section 2.12. Termination or Reduction of Commitments.

(a) Optional. Upon at least two (2) Business Days’ prior written notice to the Revolving Administrative Agent, the Borrower may at any time (i) in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Credit Commitment or (ii) in whole permanently terminate, or from time to time in part permanently reduce, the Total Tranche B Commitment or the Total Tranche C Commitment. Each such reduction of the Unused Total Revolving Credit Commitment, the Total Tranche B Commitment or the Total Tranche C Commitment shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Any reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment pursuant to this Section 2.12 shall be deemed to be a reduction or termination, as applicable, in the amount of such reduction or termination of the Total Revolving Credit Commitment and shall be applied pro rata to reduce the Revolving Credit Commitment of each Revolving Credit Lender. Any reduction or termination, as applicable, of the Total Tranche B Commitment or the Total Tranche C Commitment pursuant to this Section 2.12 shall be applied pro rata to reduce the Total Tranche B Commitment or the Total Tranche C Commitment of each Term Loan Lender, as the case may be. Simultaneously with each reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment pursuant to this Section 2.12, the Borrower shall pay to the Revolving Administrative Agent for the account of each Revolving Credit Lender the Commitment Fee accrued on the amount of the Unused Revolving Credit Commitment of such Lender so terminated or reduced through the date thereof.

(b) Mandatory. On the date of the Term Borrowings to be made on the 2014 Amendment Effective Date, the Total Term Loan Commitment shall be automatically and permanently reduced to $0. The Total Revolving Credit Commitment shall be automatically and permanently reduced to $0 and the Borrower shall pay the Revolving Credit Loans in full and, if any Letter of Credit remains outstanding, comply with Section 2.05(c), in each case on the Revolving Credit Maturity Date.

Section 2.13. Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Applicable Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Applicable Administrative Agent shall, as soon as practicable thereafter, give written or email notice of such determination to the Borrower and the Lenders of the applicable Class, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.03 or 2.14 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

Section 2.14. Refinancing of Loans. The Borrower shall have the right, at any time, on three (3) Business Days’ prior irrevocable written notice to the Applicable Administrative Agent (which notice, to be effective, must be received by the Applicable Administrative Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4.02 or Section 6.01 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) of any Class with a Borrowing of Loans of the other Type of such Class or (y) to continue an outstanding Borrowing of Eurodollar Loans of any Class for an additional Interest Period, subject to the following:

(a) as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

(b) if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Lenders of the relevant Class in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such refinancing;

(c) the aggregate principal amount of Loans being refinanced shall be at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof; provided that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 in aggregate principal amount;

(d) each Lender of the relevant Class shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

(e) the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) unless the Borrower makes the reimbursement payment provided for under Section 2.17(b), a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto;

(g) the Borrower shall not be entitled to refinance or continue an outstanding Term Borrowing of Eurodollar Term Loans of any Class for an additional Interest Period if it would result in more than ten Term Borrowings of Eurodollar Term Loans outstanding under such Class of Term Loans at any one time; and

(h) each request for a refinancing with a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.

In the event that the Borrower shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period for such Borrowing. The Applicable Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any refinancing, in whole or part, of any Loan made by such Lender.

Section 2.15. Mandatory Prepayments of Revolving Credit Loans.

(a) If at any time the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate Letter of Credit Outstandings exceeds the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, the Borrower will within one (1) Business Day (i) prepay the Revolving Credit Loans in an amount necessary to cause the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate Letter of Credit Outstandings, including unreimbursed draws, to be equal to or less than the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and (ii) if, after giving effect to the prepayment in full of the Revolving Credit Loans, the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account so exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base. Any such amount deposited in the Letter of Credit Account pursuant to this Section 2.15(a) shall, unless an Event of Default has occurred and is continuing, be made available or refunded to the Borrower by the Revolving Administrative Agent to the extent at any time the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base exceeds the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate Letter of Credit Outstandings.

(b) Within three (3) Business Days of receipt by a Group Member of the Net Cash Proceeds of any Asset Sale or Recovery Event that results from the sale or other disposition of Accounts that are Collateral or Inventory that is Collateral, an amount equal to 100% of such Net Cash Proceeds shall be applied to prepay the Revolving Credit Loans then outstanding. No prepayment made pursuant to this Section 2.15(b) shall reduce the Total Revolving Credit Commitment, and amounts prepaid pursuant to this Section 2.15(b) may be reborrowed, subject to the other terms and conditions hereof.

(c) Without duplication of any prepayment of the Revolving Credit Loans made pursuant to Section 2.15(a) or 2.15(b), at the close of each Business Day during each Sweep Period the Revolving Administrative Agent shall apply any amounts then on deposit in the Concentration Account to prepay the Revolving Credit Loans then outstanding, subject to the provisions of Sections 2.20(b) and 2.20(c), and the Borrower hereby authorizes the Revolving Administrative Agent to do so. No prepayment made pursuant to this Section 2.15(c) shall reduce the Total Revolving Credit Commitment, and amounts prepaid pursuant to this Section 2.15(c) may be reborrowed, subject to the other terms and conditions hereof.

Section 2.16. Mandatory Prepayments of Term Loans.

(a) The Borrower shall apply an amount equal to 100% of the Net Cash Proceeds of any incurrence of Indebtedness of any Loan Party (excluding any Indebtedness permitted to be incurred under Section 6.02 (other than clause (i) of Section 6.02(aa)) to the prepayment of the Term Loans as set forth in Section 2.16(e) on the date of such incurrence.

(b) Subject to Section 2.16(f), not later than ten (10) Business Days following the receipt by a Group Member of the Net Cash Proceeds of any Asset Sale or Recovery Event that results from the sale or other disposition of, or payment with respect to, any of the PP&E

Collateral, an amount equal to 100% of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans as set forth in Section 2.16(e); provided that no prepayment of the Term Loans shall be required to be made pursuant to this subsection until the amount of Net Cash Proceeds to be applied to make such prepayment is at least equal to $10,000,000; provided further that no payment under this Section shall be required to the extent the Borrower uses all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Permitted Net Cash Proceeds Reinvestment. On each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans as set forth in Section 2.16(e).

(c) Commencing with the fiscal year of the Borrower ending December 31, 2014, an amount equal to (i) the ECF Prepayment Percentage of the Excess Cash Flow for each fiscal year of the Borrower minus (ii) the aggregate principal amount of all Term Loans voluntarily prepaid by the Borrower pursuant to Section 2.17 during such fiscal year (the “Applicable ECF Amount”) shall be applied to the prepayment of the Term Loans as set forth in Section 2.16(e) on the Prepayment Application Date; provided that so long as (i) no Default or Event of Default shall then exist or would arise therefrom and (ii) the Total Net Secured Leverage Ratio as of the last day of such fiscal year is not greater than 4.25:1.00, up to 50% of such Excess Cash Flow that would have been required to be applied to prepay the Term Loans shall not be required to be so applied on the Prepayment Application Date to the extent that on or prior to such Prepayment Application Date, the Borrower shall have delivered an officer’s certificate of a Financial Officer to the Term Administrative Agents stating that the Borrower and/or its Restricted Subsidiaries reasonably intend to reinvest such amount of Excess Cash Flow (without duplication to any amounts specified for such Excess Cash Flow Period pursuant to clause (b)(x) of the definition of Excess Cash Flow), within 12 months following the last day of the most recently ended fiscal year, in Capital Expenditures permitted hereunder or Investments permitted to be made under Section 6.08 in Restricted Subsidiaries for purposes of the making of Capital Expenditures (which officer’s certificate shall set forth in reasonable detail the estimates of the Excess Cash Flow intended to be reinvested).

(d) [Reserved].

(e) Any amount of Net Cash Proceeds, any Applicable ECF Amount of the Excess Cash Flow or any other amount required to be applied to the prepayment of the Term Loans pursuant to this Section 2.16 shall be allocated (i) ratably to each Class of Term Loan and (ii) ratably among the Term Loan Lenders of each such Class in accordance with their respective Term Loans of such Class. Each prepayment of Term Loans of a Class made pursuant to this Section 2.16 shall be applied to reduce ratably the then remaining principal repayment installments of the Term Loans of such Class (including the final installment of such Term Loans due on the Tranche B Maturity Date or Tranche C Maturity Date, as applicable), except to the extent that any applicable amendment in connection with a refinancing pursuant to Section 2.31 or, to the extent permitted under Section 2.32, any Incremental Assumption Agreement for any Class of Term Loans provides that the Term Loans made pursuant thereto shall be entitled to less than pro rata treatment; provided, that any prepayment of Term Loans required as a result of the incurrence of Indebtedness incurred pursuant to Section 2.31 shall be applied solely to each applicable Class or tranche of Refinanced Debt. The application of any prepayment of the Term Loans pursuant to this Section 2.16 shall be made, first, to ABR Loans (until all ABR Loans are paid in full) and, second, to Eurodollar Loans.

(f) The Borrower shall notify the Term Administrative Agents (with a copy to the Revolving Administrative Agent) in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (d) of this Section 2.16 (the aggregate amount of such prepayment to be made in any single instance, a “Term Payment Amount”) at least five (5) Business Days prior to the date of such prepayment (a “Term Prepayment Date”). Each such notice shall specify the applicable Term Prepayment Date and provide a reasonably detailed calculation of the applicable Term Payment Amount. The Term Administrative Agents will promptly notify each Term Loan Lender of the contents of the Borrower’s prepayment notice and of such Term Loan Lender’s ratable share (such ratable share to be calculated for each Class of Term Loans by dividing such Term Loan Lender’s Term Loans by the total Term Loans then outstanding in such Class) of the Term Payment Amount. Any Term Loan Lender (a “Declining Lender”) may elect, by delivering, not less than three (3) Business Days prior to the applicable Term Prepayment Date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Loan Lender pursuant to clauses (a) through (d) of this Section 2.16 not be made, in which event the portion of such prepayment which otherwise would have been allocated to such Declining Lenders shall instead be retained by the Borrower (the “Retained Amount”).

Section 2.17. Optional Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to following proviso, the Borrower shall have the right at any time and from time to time to prepay any Loans without premium or penalty (except for any breakage costs associated with Eurodollar Loans), in whole or in part; provided, that any such prepayment of Term Loans made in connection with a Repricing Transaction prior to the date that is twelve months following the 2014 Amendment Effective Date shall be accompanied by a prepayment fee (the “Prepayment Fee”) of 1% of the aggregate principal amount of Term Loans so prepaid (including any mandatory assignment in connection therewith). All such prepayments shall be made (x) with respect to Eurodollar Loans, upon at least three (3) Business Days’ prior written, telex, facsimile or telephonic (confirmed promptly in writing) notice to the Applicable Administrative Agent and (y) with respect to ABR Loans on the same Business Day if written, telex, facsimile or telephonic (confirmed promptly in writing) notice is received by the Applicable Administrative Agent prior to 1:00 p.m., New York City time, on such Business Day; provided, however, that (i) each such partial prepayment shall be in integral multiples of $1,000,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.17(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.17(b), and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. Each notice of prepayment (X) shall specify the prepayment date, the principal amount, Class and Type of the Loans to be prepaid, and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made and (Y) shall commit the Borrower to prepay such Loans by the amount and on the date stated therein; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility, the consummation of an Asset Sale, the closing of a securities offering or similar transaction, the receipt of any insurance or other proceeds or funds in connection with a Recovery Event, or the occurrence or non-occurrence of any similar event specified in such notice, in which case such notice may be revoked by the Borrower (by written notice to the Applicable Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. The Applicable Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the relevant Class of the principal amount of the Loans held by such Lender which are to be prepaid and the prepayment date. Any partial prepayment of the Term Loans by the Borrower pursuant to this Section 2.17 shall be applied to reduce the then remaining principal repayment installments of the Term Loans in forward order of maturity.

(b) The Borrower shall reimburse each Lender of the relevant Class on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid prior to the last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of Borrowing under Section 2.03 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of Borrowing for any reason other than a breach by such Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with ABR Loans prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Each Lender of the relevant Class shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

(c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.17(a), the Borrower on demand by any Lender of the relevant Class shall pay to the Applicable Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.17(b). Each Lender of the relevant Class shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

Section 2.18. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall subject any Lender or Fronting Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans or any Letter of Credit or participation therein, or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBOR Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or Fronting Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender or Fronting Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or Fronting Bank to be material, then the Borrower or Guarantor will pay to such Lender or Fronting Bank in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender or Fronting Bank for such additional costs incurred or reduction suffered.

(b) If the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto, such Lender’s Commitment hereunder or the issuance of, or participation in, any Letter of Credit by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into account Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or Fronting Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or Fronting Bank the amount shown as due on any such certificate delivered to it within ten (10) days after its receipt of the same. Any Lender or Fronting Bank receiving any such payment shall promptly make a refund thereof to the Borrower if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

(d) Failure on the part of any Lender or Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or Fronting Bank’s right to demand compensation with respect to such period or any other period; provided that the Borrower shall not be required to compensate a Lender or Fronting Bank pursuant to this Section 2.18 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Fronting Bank notifies the Borrower of the change in law giving rise to such increased costs or reductions, as the case may be, and of such Lender’s or Fronting Bank’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) any request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be (A) a change in law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), (B) the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation, administration, implementation or application of any of the foregoing by any Governmental Authority charged with the interpretation, administration, implementation or application thereof, (C) a request, rule, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority and (D) any other circumstance described in paragraph (a) or (b) of this Section 2.18, in each case regardless of the date enacted, adopted, promulgated or issued.

Section 2.19. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Lender determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then, by written notice to the Borrower, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.19, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by the Borrower.

Section 2.20. Pro Rata Treatment, Application of Payments, etc.

(a) All payments and repayments of principal, interest and Prepayment Fees in respect of Loans of any Class (except as provided in Sections 2.16(f), 2.18 and 2.19) shall be made for the pro rata benefit of the Lenders of such Class in accordance with their respective Class Percentages. All payments of Commitment Fees and Letter of Credit Fees (other than those payable to a Fronting Bank) shall be made for the pro rata benefit of the Revolving Credit Lenders in accordance with their Revolving Credit Commitments. All payments by the Borrower hereunder shall be made in Dollars in immediately available funds, without defense, setoff or counterclaim and free of any restriction or condition, at the office of the Applicable Administrative Agent by 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

(b) All proceeds from the sale of, or other realization upon, all or any part of the PP&E Collateral (including any such proceeds received by the Applicable Administrative Agent from the Collateral Trustee pursuant to Section 3.04(b) of the Collateral Trust Agreement) pursuant to the exercise of remedies with respect to such Collateral shall be applied as follows:

First, to pay the then unreimbursed expenses (if any) of the Applicable Administrative Agent in connection with such sale or other realization, including reasonable compensation to agents of and counsel for the Applicable Administrative Agent, and all other expenses, fees, advances and indemnities then payable to the Applicable Administrative Agent (including amounts then due and payable to the Applicable Administrative Agent pursuant to Section 9.05 of this Agreement);

Second, to pay interest and Prepayment Fees (if any) then due with respect to the Term Loans, ratably to each Class of Term Loan and pro rata among the Term Loan Lenders of each Class, and to pay interest and prepayment fees (if any) on any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until such interest, Prepayment Fees (if any) and prepayment fees (if any) have each been paid in full;

Third, to pay the then outstanding principal amount of the Term Loans, ratably to each Class of Term Loan and pro rata among the Term Loan Lenders of each Class, and the then outstanding principal amount of any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until each such amount has been paid in full;

Fourth, to pay interest then due with respect to the Revolving Credit Loans, interest then due with respect to the then drawn amounts under Letters of Credit that have not been reimbursed by the Loan Parties, interest then due with respect to any other Borrowing Base

Priority Obligations (other than Excess Secured Obligations), Commitment Fees with respect to the Revolving Credit Commitments and Letter of Credit Fees with respect to the Letters of Credit, in each case pro rata among the Revolving Credit Lenders, until such interest and such fees have each been paid in full;

Fifth, to pay the then outstanding principal amount of the Revolving Credit Loans and the then drawn amounts under Letters of Credit that have not been reimbursed by the Loan Parties, and to pay the then outstanding principal amount of any other Borrowing Base Priority Obligations (other than Excess Secured Obligations) (or, in the case of Cash Management Obligations owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof) (other than Excess Secured Cash Management Obligations) and Hedging Obligations (other than Excess Secured Hedging Obligations) owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof), to cash collateralize same (at 105%)), pro rata among the holders thereof, until such amounts have each been paid in full or cash collateralized in full; and

Sixth, to cash collateralize outstanding Letters of Credit until an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit has been deposited in the Letter of Credit Account.

(c) All proceeds from the sale of, or other realization upon, all or any part of the Borrowing Base Collateral (including any such proceeds received by the Applicable Administrative Agent from the Collateral Trustee pursuant to Section 3.04(b) of the Collateral Trust Agreement) pursuant to the exercise of remedies with respect to such Collateral shall be applied as follows:

First, to pay the then unreimbursed expenses (if any) of the Applicable Administrative Agent in connection with such sale or other realization, including reasonable compensation to agents of and counsel for the Applicable Administrative Agent, and all other expenses, fees, advances and indemnities then payable to the Applicable Administrative Agent (including amounts then due and payable to the Applicable Administrative Agent pursuant to Section 9.05 of this Agreement);

Second, to pay interest then due with respect to the Revolving Credit Loans, interest then due with respect to the then drawn amounts under Letters of Credit that have not been reimbursed by the Loan Parties, interest then due with respect to any other Borrowing Base Priority Obligations (other than Excess Secured Obligations), Commitment Fees with respect to the Revolving Credit Commitments and Letter of Credit Fees with respect to the Letters of Credit, in each case pro rata among the Revolving Credit Lenders, until such interest and such fees have each been paid in full;

Third, to pay the then outstanding principal amount of the Revolving Credit Loans and the then drawn amounts under Letters of Credit that have not been reimbursed by the Loan Parties, and to pay the then outstanding principal amount of any other Borrowing Base Priority Obligations (other than Excess Secured Obligations) or, in the case of Cash Management Obligations owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof) (other than Excess Secured Cash Management Obligations) and Hedging

Obligations (other than Excess Secured Hedging Obligations) owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof), to cash collateralize same (at 105%)), pro rata among the holders thereof, until such amounts have each been paid in full or cash collateralized in full;

Fourth, to cash collateralize outstanding Letters of Credit until an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit has been deposited in the Letter of Credit Account;

Fifth, to pay the then outstanding principal amount of any Excess Secured Obligations;

Sixth, to pay interest and Prepayment Fees (if any) then due with respect to the Term Loans, ratably to each Class of Term Loan and pro rata among the Term Loan Lenders of each Class, and to pay interest and prepayment fees (if any) on any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until such interest, Prepayment Fees (if any) and prepayment fees (if any) have each been paid in full; and

Seventh, to pay the then outstanding principal amount of the Term Loans of each Class, ratably to each Class of Term Loan and pro rata among the Term Loan Lenders of each Class, and the then outstanding principal amount of any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until each such amount has been paid in full.

(d) If, in the event that both PP&E Collateral and Borrowing Base Collateral are subject to a sale or other realization upon all or any part of the Collateral pursuant to the exercise of remedies with respect to Collateral in a single transaction or series of related transactions, the aggregate sales price shall not have been allocated between PP&E Collateral and Borrowing Base Collateral disposed of in such transaction or series of transactions in any agreement with respect to such sale or other realization then, solely for purposes of Sections 2.20(b) and 2.20(c), the aggregate sales price shall be allocated as follows: the portion allocable to the PP&E Collateral shall be the fair market value thereof, and the balance of the aggregate sales price shall be allocable to Borrowing Base Collateral (unless the Required Term Lenders and the Required Revolving Credit Lenders shall, among themselves, agree to any other allocation, in which case such allocation shall govern).

(e) The application of proceeds described in this Section 2.20 to any PP&E Priority Obligations shall be subject to the provisions of any applicable Pari Passu Intercreditor Agreement, Second Lien Intercreditor Agreement or other customary intercreditor agreement expressly contemplated by this Agreement.

Section 2.21. Taxes.

(a) Defined Terms. For purposes of this Section 2.21, the term “Lender” includes any Fronting Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of an Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld of deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Applicable Administrative Agent), or by the Applicable Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Applicable Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Applicable Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Applicable Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Applicable Administrative Agent to the Lender from any other source against any amount due to the Applicable Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.21, such Loan Party shall deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and each Administrative Agent, at the time or times reasonably requested by the Borrower or such Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or an Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Administrative Agent as will enable the Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.21(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and each Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or such Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Administrative Agent as may be necessary for the Borrower and such Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Applicable Administrative Agent in writing of its legal inability to do so.

Further, at any time that Credit Suisse AG is an Administrative Agent hereunder, Credit Suisse AG shall deliver to the Borrower, on or prior to the 2014 Amendment Effective Date, (i) two duly completed executed originals of IRS Form W-8ECI to establish that Credit Suisse AG is not subject to withholding Taxes under the Code with respect to any amounts payable for the account of Credit Suisse AG under any of the Loan Documents and (ii) two duly completed executed originals of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others under the Loan Documents are not effectively connected with the conduct of its trade or business in the United States and that such Form W-8IMY evidences its agreement with the Borrower to be treated as a “United States person” with respect to such payments such that the Borrower can make payments to such Administrative Agent under the Loan Documents without deduction or withholding of any United States federal income tax under Section 1441 of the Code.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Any Lender or any Administrative Agent claiming any additional amounts payable pursuant to this Section 2.21 or Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not in the judgment of such Lender or such Administrative Agent, be materially disadvantageous to such Lender or such Administrative Agent.

(i) Survival. Each party’s obligations under this Section 2.21 shall survive the resignation or replacement of the Applicable Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.22. Certain Fees. The Borrower shall pay to each of the Administrative Agents the fees set forth in the applicable Agent’s Fee Letter at the times set forth therein.

Section 2.23. Commitment Fee. The Borrower shall pay to the Revolving Credit Lenders a commitment fee (the “Commitment Fee”) for the period from and including the 2013 Amendment Effective Date to but excluding the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Applicable Margin with respect to Commitment Fees on the average daily Unused Total Revolving Credit Commitment during the preceding quarter (or, if shorter than a quarter, during the period from the 2013 Amendment Effective Date to the end of the fiscal quarter during which the 2013 Amendment Effective Date occurs). The issuance of Letters of Credit shall be treated as usage of the Total Revolving Credit Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (x) quarterly in arrears on the first Business Day of each April, July, October and January (commencing with the first Business Day of January 2014), (y) on the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) and (z) as provided in Section 2.12 hereof, upon any reduction or termination in whole or in part of the Total Revolving Credit Commitment. For purposes of clarification, the Applicable Margin used to calculate the Commitment Fee for any portion of any period that occurs prior to the 2013 Amendment Effective Date shall, solely with respect to such portion of such period, be the Applicable Margin (prior to giving effect to the 2013 Revolving Facility Amendment Agreement).

Section 2.24. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit, (i) to the Revolving Administrative Agent on behalf of the Revolving Credit Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans on the undrawn stated amount thereof, and (ii) to the applicable Fronting Bank its customary fees for issuance, amendments and processing referred to in Section 2.05. In addition, the Borrower agrees to pay each Fronting Bank for its account a fronting fee in respect of each Letter of Credit issued by such Fronting Bank, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at the rate of 0.125% per annum, and payable at times to be determined by such Fronting Bank, the Borrower and the Revolving Administrative Agent. Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Credit Maturity Date, or such earlier date as the Total Revolving Credit Commitment is terminated. Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the applicable Fronting

Bank, the Borrower and the Revolving Administrative Agent. For purposes of clarification, the Applicable Margin used to calculate any fees under this Section 2.24 for any portion of any period that occurs prior to the 2013 Amendment Effective Date shall, solely with respect to such portion of such period, be the Applicable Margin (prior to giving effect to the 2013 Revolving Facility Amendment Agreement).

Section 2.25. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Applicable Administrative Agent for the respective accounts of the Applicable Administrative Agent, the applicable Fronting Bank and the applicable Lenders, as provided herein and in the Agent’s Fee Letters. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.26. Right of Set-Off; Sharing. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Applicable Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Administrative Agent and each such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and each Administrative Agent agrees promptly to notify the Borrower after any such set-off and application made by such Lender or by such Administrative Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Administrative Agent under this Section are in addition to other rights and remedies which such Lender and such Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.27. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have: (i) become a Defaulting Revolving Lender, (ii) requested compensation from the Borrower under Section 2.18 with respect to increased costs or capital or under Section 2.21 to recover Indemnified Taxes, Other Taxes or other additional amounts incurred by such Lender, (iii) delivered a notice pursuant to Section 2.19 claiming that such Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) become a Non-Consenting Lender, then, in any case, the Borrower or the Applicable Administrative Agent may make written demand on such Affected Lender (with a copy to the Applicable Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Applicable Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign (at par, unless otherwise consented to by the applicable Affected Lender) pursuant to one or more duly executed Assignments and Acceptances five (5) Business Days after the date of such demand, to one or more Eligible Assignees which the Borrower or the Applicable Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including its Commitment of each Class, all Loans owing to it and its obligation to participate in Letters of Credit) in accordance with Section 9.03(b); provided, that no Administrative Agent and no Lender shall have any obligation to the Borrower to find a Replacement Lender. Each Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the relevant Commitments from one or more Eligible Assignees to act as a Replacement Lender. Each Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Section 2.18 with respect to such Affected Lender, compensation payable under Section 2.23 in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.27 and, in the case of a mandatory assignment in connection with a Repricing Transaction, the Prepayment Fee in respect of the applicable Term Loans so assigned; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.21, 9.05 and 9.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.06 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. In the event that (i) the Borrower or the Applicable Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.10 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders (and/or the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 2.28. Revolving Credit Commitment Expansion Option. The Borrower may from time to time elect to increase the Total Revolving Credit Commitment in a minimum amount of $5,000,000 so long as, after giving effect thereto, the aggregate increase in the Total Revolving Credit Commitment pursuant to this Section 2.28 does not exceed the sum of (a) $90,000,000 and (b) the aggregate amount of Borrowing Base Addition Amounts; provided that (x) each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to the date of effectiveness of any such increase to the Total Revolving Credit Commitments), (y) the terms and conditions of any such increased Revolving Credit Commitments shall be identical to the existing Revolving Credit Commitments so increased and (z) any such Revolving Credit Increase shall benefit from the same Domestic Subsidiary Guarantees and be secured on a pari passu basis by the same Collateral securing the Revolving Credit Facility prior to such increase. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to a Revolving Credit Commitment or an increase in its Revolving Credit Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity an “Augmenting Lender”), to increase their existing Revolving Credit Commitments, or extend Revolving Credit Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the approval of the Revolving Administrative Agent and each Fronting Bank, not to be unreasonably withheld in either case, and (ii) the Borrower, such Increasing Lender or Augmenting Lender (as the case may be) and the Revolving Administrative Agent execute an agreement substantially in the form of Exhibit I hereto. Increases and new Revolving Credit Commitments created pursuant to this Section 2.28 shall become effective on the date agreed by the Borrower, the Revolving Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders (it being understood that no consent of any other Lender shall be required) and the Revolving Administrative Agent shall notify each Revolving Credit Lender thereof. On the effective date of any increase in the Total Revolving Credit Commitment, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Revolving Administrative Agent such amounts in immediately available funds as the Revolving Administrative Agent shall determine, for the benefit of the other Revolving Credit Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Class Percentage, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.17(b), if the deemed payment occurs other than on the last day of the related Interest Periods.

Section 2.29. Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Revolving Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Revolving Lender:

(a) to the extent permitted by applicable law, the Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Revolving Lender pursuant to Section 2.23.

(b) to the extent permitted by applicable law, the Revolving Credit Commitment and the Total Revolving Credit Usage of such Defaulting Revolving Lender shall be disregarded in any determination of whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.10); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.10, require the consent of such Defaulting Revolving Lender in accordance with the terms hereof.

(c) if Letter of Credit Outstandings exists at the time such Revolving Credit Lender becomes a Defaulting Revolving Lender, then:

(i) all or any part of the Letter of Credit Outstandings (other than any portion thereof attributable to unreimbursed amounts drawn under Letters of Credit with respect to which such Defaulting Revolving Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(g)) of such Defaulting Revolving Lender shall be reallocated among the Revolving Credit Lenders that are not Defaulting Revolving Lenders in accordance with their respective Class Percentages but only to the extent that (A) the Total Revolving Credit Usage held by each Revolving Credit Lender that is not a Defaulting Revolving Lender would not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (B) the Total Revolving Credit Usage of all Revolving Credit Lenders that are not Defaulting Revolving Lenders would not exceed the sum of the Revolving Credit Commitments held by all Revolving Credit Lenders that are not Defaulting Revolving Lenders and (C) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Revolving Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from that Lender having become a Defaulting Revolving Lender, including any claim of a non-Defaulting Revolving Lender as a result of such non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Revolving Administrative Agent, cash collateralize for the benefit of the applicable Fronting Bank (and to the reasonable satisfaction of such Fronting Bank) the portion of such Defaulting Revolving Lender’s Letter of Credit Outstandings that has not been reallocated for so long as such Letter of Credit Outstandings is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Revolving Lender’s Letter of Credit Outstandings pursuant to clause (ii) above, then, to the extent permitted by applicable law, the Borrower shall not be required to pay fees to such Defaulting Revolving Lender pursuant to clause (i) of Section 2.24 with respect to such portion of such Defaulting Revolving Lender’s Letter of Credit Outstandings for so long as such Defaulting Revolving Lender’s Letter of Credit Outstandings is cash collateralized;

(iv) if any portion of the Letter of Credit Outstandings of such Defaulting Revolving Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.23 and clause (i) of Section 2.24 shall be adjusted to give effect to such reallocation;

(v) if all or any portion of such Defaulting Revolving Lender’s Letter of Credit Outstandings is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Fronting Bank or any other Lender hereunder, to the extent permitted by applicable law, all fees payable under clause (i) of Section 2.24 with respect to such Defaulting Revolving Lender’s Letter of Credit Outstandings shall be payable to such Fronting Bank until and to the extent that such Letter of Credit Outstandings is reallocated and/or cash collateralized; and

(d) so long as such Revolving Credit Lender is a Defaulting Revolving Lender, the applicable Fronting Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Revolving Lender’s then Letter of Credit Outstandings will be fully covered by the Revolving Credit Commitments of the non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.29(c), and participating interest in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Revolving Lenders in a manner consistent with Section 2.29(c)(i) (and such Defaulting Revolving Lender shall not participate therein).

(e) In the event that (i) a Bankruptcy Event with respect to a Revolving Credit Lender Parent shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) the applicable Fronting Bank has a good faith belief that any Revolving Credit Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Fronting Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Fronting Bank shall have entered into arrangements with the Borrower or the applicable Revolving Credit Lender, satisfactory to such Fronting Bank to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Revolving Administrative Agent, the Borrower, and the applicable Fronting Bank each agrees that a Defaulting Revolving Lender has adequately remedied all matters that caused the applicable Revolving Credit Lender to be a Defaulting Revolving Lender, then the Letter of Credit Outstandings of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Revolving Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Class Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Credit Lender was a Defaulting Revolving Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Revolving Lender to a non-Defaulting Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Credit Lender’s having been a Defaulting Revolving Lender.

Section 2.30. Extension of Maturity Date.

(a) The Borrower may, by delivery of a Maturity Date Extension Request to the Applicable Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders of the applicable Class and to the other Administrative Agents) not less than 30 days prior to the then existing Maturity Date for the Revolving Credit Commitments and/or applicable Class of Term Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders of the applicable Class extend the Existing Maturity Date in accordance with this Section 2.30. Each Maturity Date Extension Request shall (i) specify the

Revolving Credit Commitments and/or applicable Class of Term Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Margin to be applied in determining the interest payable on the applicable Class of Loans of, and fees payable hereunder to, Extending Lenders (as defined below) in respect of that portion of their Revolving Credit Commitments and/or the applicable Class of Term Loans, as applicable, so extended and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) provide that each Lender of the applicable Class shall have the right to participate on a pro rata basis in such extension. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender of the applicable Class or Classes shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Extending Lender” and each Lender not agreeing thereto being referred to herein as a “Non-Extending Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Revolving Credit Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Applicable Administrative Agent) not later than a day to be agreed upon by the Borrower and the Applicable Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Non-Extending Lender). If a Lender elects to extend only a portion of its then existing Revolving Credit Commitment and/or applicable Class of Term Loans, as applicable, it will be deemed for purposes hereof to be an Extending Lender in respect of such extended portion and a Non-Extending Lender in respect of the remaining portion of its Revolving Credit Commitment and/or applicable Class of Term Loans, as applicable, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the applicable Class of Loans of such Lender based on the aggregate principal amount of such applicable Class of Loans so extended and not extended. If Extending Lenders shall have agreed to such Maturity Date Extension Request in respect of Revolving Credit Commitments and/or applicable Class of Term Loans held by them, then, subject to Section 2.30(d), on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Revolving Credit Commitments or applicable Term Loans shall, as to the Extending Lenders, be extended to such date as shall be specified therein (any such Commitments or Loans so extended, the “Extended Loans”), and (ii) the Applicable Margin and fees with respect to such Extended Loans (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request; provided that the terms of any such Extended Loans shall be identical to the Revolving Credit Commitments and/or applicable Class of Term Loans of the existing Class from such Extended Loans converted (other than (A) with respect to pricing, fees, final maturity date and amortization and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date of the then outstanding Term Loans). In addition any Maturity Date Extension Request may, with the consent of the Borrower, the Applicable Administrative Agent and the Extending Lenders (and no other Lenders) effect such technical changes to this Agreement as are necessary, in the good faith determination of the Applicable Administrative Agent, to reflect such extension of maturity. Notwithstanding the foregoing, at no time shall there be more than three separate maturity dates with respect to Revolving Credit Commitments.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.27 and 9.03, at any time prior to the Existing Maturity Date, to replace a Non-Extending Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Revolving Credit Commitment and/or Revolving Credit Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Revolving Credit Commitment and/or applicable Class of Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder:

(i) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Credit Commitments, not later than the fifth Business Day prior to the Existing Maturity Date with respect to the Revolving Credit Commitments, the Borrower shall make prepayments of Revolving Credit Loans such that, after giving effect to such prepayments and such provision of cash collateral, the Total Revolving Credit Usage as of such date will not exceed the aggregate Revolving Credit Commitments of the Extending Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Credit Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Total Revolving Credit Usage would exceed the aggregate amount of the Revolving Credit Commitments so extended);

(ii) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Credit Commitments, on the Existing Maturity Date, the Revolving Credit Commitment of each Non-Extending Lender shall terminate, and the Borrower shall repay all the Revolving Credit Loans of each Non-Extending Lender, together with accrued and unpaid interest and all fees and other amounts owing to such Non-Extending Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Extending Lenders, which such Revolving Credit Borrowings shall be made ratably by the Extending Lenders in accordance with their extended Revolving Credit Commitments; and

(iii) solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date for such Class of Term Loans, the Borrower shall repay all the Term Loans of such Class of each Non-Extending Lender, together with accrued and unpaid interest and all fees and other amounts owing to such Non-Extending Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Credit Borrowings made simultaneously with such repayments by the Revolving Credit Lenders.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the related Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Applicable Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.30, or any amendment or modification of the terms and conditions of the Revolving Credit Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to violate Section 2.12(a), Section 2.20 or any other provision of this Agreement requiring the ratable reduction of Revolving Credit Commitments or the ratable sharing of payments.

Section 2.31. Term Loan Refinancing Facilities. The Borrower may, on one or more occasions, by written notice to the applicable Term Administrative Agent (with a copy to the Revolving Administrative Agent and the other Term Administrative Agent), obtain Refinancing Indebtedness in respect of all or a portion of the Term Loans of any Class. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Indebtedness shall be incurred, which shall be a date not less than five Business Days after the date on which such notice is delivered to the applicable Term Administrative Agent; provided that:

(a) the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to the Refinancing Effective Date),

(b) substantially concurrently with the incurrence of such Refinancing Indebtedness, the Borrower shall repay or prepay the Refinanced Indebtedness (together with any accrued but unpaid interest, fees, penalty (if any) thereon and the fees and expenses associated with the refinancing of Refinancing Indebtedness and any prepayment premium with respect thereto) in an aggregate amount equal to the net cash proceeds of such Refinancing Indebtedness, and any such prepayment of Term Loans of such Class shall be applied to reduce the remaining principal installments of the Term Loans of such Class in accordance with the terms hereof, and

(c) such notice shall set forth, with respect to any Refinancing Indebtedness established thereby in the form of Refinancing Term Loans, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class, (iii) the amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loans of such Class, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class and (ix) any financial covenant with which the Borrower shall be required to comply (to the extent permitted pursuant to the definition of Refinancing Indebtedness).

Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Indebtedness.

Any Refinancing Term Loans shall be established pursuant to an amendment to this Agreement executed and delivered by the Borrower and each Refinancing Term Lender providing such Refinancing Term Loan and the applicable Term Administrative Agent (not to be unreasonably withheld), which shall be consistent with the provisions set forth in paragraphs (a) through (c) above, inclusive (but which shall not require the consent of any other Lender). Each such amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Term Administrative Agent and the Borrower, to effect provisions of this Section 2.31, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The applicable Term Administrative Agent shall promptly notify each Lender as to the effectiveness of each amendment (if any) in connection with a refinancing pursuant to Section 2.31.

Section 2.32. Incremental Term Facilities.

(a) The Borrower may, by written notice to the Term Administrative Agents from time to time and on one or more occasions, request Incremental Term Commitments, from one or more Eligible Assignees (which may include any existing Lender in such Lender’s sole discretion) that are willing to provide such Incremental Term Loans; provided that no Incremental Term Loans may be borrowed at any time, and no commitments in respect of Incremental Term Loan Facilities may become effective at any time, if the sum, without duplication, of (x) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (y) the aggregate amount of all Incremental Term Commitments in respect of Incremental Term Loan Facilities that shall have become effective at or prior to such time plus (z) the aggregate principal amount of all Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time. Each such notice shall set forth (i) the amount of the Incremental Term Commitments being requested, (ii) the date on which such Incremental Term Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Term Commitments are to be the same as the existing Commitments or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the existing Term Loans (the “Other Term Loans”). Each tranche of Incremental Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the Incremental Cap outstanding at such time.

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Term Administrative Agents an agreement (an “Incremental Assumption Agreement”) and such other documentation as the Term Administrative Agents shall reasonably request to evidence the Incremental Term Commitment of such Incremental Term Lender, in each case in form and substance reasonably satisfactory to the Term Administrative Agents. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided that (i) no existing Lender will be required to participate in any such Incremental Term Loan Facility without its consent, (ii) on the date of effectiveness of any Incremental Term Commitment and after giving effect to the making of such Incremental Term Loans, each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to such date of effectiveness), (iii) the final maturity date of any Other Term Loans shall be no earlier than the Revolving Credit Maturity Date (without giving effect to the Springing Maturity Date) (or, if longer the Latest Term Maturity Date) and the Weighted Average Life to Maturity of such Incremental Term Loan Facility shall be not shorter than the then remaining Weighted Average Life to Maturity of the Revolving Credit Facility (or, if longer, the then remaining Weighted Average Life to Maturity of the Term Loans), (iv) each Incremental Term Loan Facility will have the same guarantees as, and be secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) with the other PP&E First Lien Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens on the Borrowing Base Collateral securing the Borrowing Base Priority Obligations, (v) the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the applicable Incremental Term Lenders; provided that if the All-in Yield applicable to any Incremental Term Loan Facility exceeds the All-in Yield applicable to any Class of Term Loans by more than 50 basis points, then the applicable margins for such Class of Term Loans shall be increased to the extent necessary so that the All-in Yield applicable to such Class of Term Loans is 50 basis points less than the All-in Yield on such Incremental Term Loan Facility; and (vi) the other terms and conditions of such Incremental Term Loan Facility (excluding pricing, fees, optional prepayment, redemption terms, amortization (subject to the preceding clause (iii)) and for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time), taken as a whole, shall not be more restrictive in any material respect on the Loan Parties than those with respect to the Term Facility.

(c) The Term Administrative Agents shall promptly notify each Term Loan Lender (and the Revolving Administrative Agent) as to the effectiveness of each Incremental Term Loan Facility. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitments evidenced thereby. Any such amendment may be memorialized in writing by the Term Administrative Agents with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto but shall not require the consent of any Lender other than the Incremental Term Lenders in respect of such Incremental Term Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agents and the Lenders to enter into this Agreement, on the 2014 Amendment Effective Date the Borrower hereby represents and warrants to the Administrative Agents and each Lender that:

Section 3.01. Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at (x) December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP and (y) December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, in each case present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the 2014 Amendment Effective Date, neither the Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not (x) reflected in the most recent financial statements referred to in this paragraph or (y) Swap Agreements permitted by Section 6.12.

Section 3.02. No Change. Since December 31, 2013 there has been no material adverse change in the business, financial condition, operations, or property of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

Section 3.03. Existence; Compliance With Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.14. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document upon execution and delivery will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.05. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, and the Loans made hereunder and the Letters of Credit issued hereunder will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.06. Litigation. Except as disclosed on Schedule 3.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) that calls into question the validity or enforceability of the Loan Documents or that seeks to enjoin any of the transactions contemplated thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 3.07. No Default. No Group Member is in default under any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property subject to the Mortgages, and none of its property is subject to any Lien except as permitted by Section 6.03.

Section 3.09. Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property, or alleging that any Loan Party is infringing, misappropriating or otherwise violating the rights of any Person, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by each Loan Party and the conduct of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any Person in any material respect.

Section 3.10. Taxes. Each Group Member has filed or caused to be filed all federal income and other material tax returns that are required to be filed and has paid all material taxes due and payable, including any material assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed with respect to any Group Member, and, to the knowledge of the Borrower, no material claim is being asserted against any Group Member, with respect to any such Tax.

Section 3.11. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 3.12. Subsidiaries. Schedule 3.12 sets forth as of the 2014 Amendment Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any other Loan Party, except as created by the Loan Documents, pursuant to the Investment Agreement and any documentation delivered in connection therewith.

Section 3.13. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole together with the Borrower’s public filings with the SEC), contained as of the date such statement, information, document or certificate was so furnished, in light of the circumstances under which they were made, any untrue statement of material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. Any projections (including the Projections) and pro forma financial information delivered in connection herewith are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.14. Security Documents. (a) Each of the Security Documents (other than the Mortgages) is effective to create in favor of the Collateral Trustee a legal, valid and enforceable security interest in the Collateral described therein for the benefit of the Term Loan Lenders, and a legal, valid and enforceable security interest in the Collateral described therein for the benefit of the Revolving Credit Lenders (each such security interest being separate and distinct from the other). When the actions described in Schedule 3.14(a) in respect of each such Security Document have been taken, the Collateral Trustee shall have, pursuant to each such Security

Document, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the “Term Secured Obligations” described therein, and a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the “Revolver Secured Obligations” described therein (in either case, to the extent a Lien or security interest can be perfected by taking such actions under applicable law).

(b) Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the benefit of the Term Loan Lenders, a legal, valid and enforceable Lien on the applicable Loan Party’s right, title and interest to the mortgaged property or trust property described therein and proceeds thereof, and for the benefit of the Revolving Credit Lenders a legal, valid and enforceable Lien on the applicable Loan Party’s right, title and interest to the mortgaged property or trust property described therein and proceeds thereof (each such Lien being separate and distinct from the other) and when each Mortgage is filed in the offices specified on Schedule 3.14(b), the Collateral Trustee shall have, pursuant to such Mortgage, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the applicable mortgaged property or trust property described therein, as security for the “Term Secured Obligations” described therein, and a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the applicable mortgaged property or trust property described therein, as security for the “Revolver Secured Obligations” described therein. Schedule 1.01F lists, as of the 2014 Amendment Effective Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any Loan Party that is a Domestic Subsidiary that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

Section 3.15. Regulation H. No Mortgage encumbers improved real property that is located in an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, other than properties for which the Borrower has delivered the following documents to the Collateral Trustee: (a) a completed standard flood hazard determination form, (b) a notification to the borrower that the improvement(s) to the improved Mortgaged Property is located in a special flood hazard area and flood insurance coverage under the National Flood Insurance Program is available (“Borrower Notice”), (c) documentation evidencing the Borrower’s receipt of the Borrower Notice, and (d) a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agents.

Section 3.16. Environmental Matters. Other than (x) as set forth on Schedule 3.16 or (y) exceptions to any of the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) the Borrower and each of its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained;

(b) Materials of Environmental Concern are not present at, on, under, in or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with continued operations of the Borrower or any of its Subsidiaries, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries;

(c) there is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened; and to the knowledge of the Borrower or any of its Subsidiaries, there are no judicial, administrative, or arbitral proceedings under or relating to any Environmental Law or any Environmental Permit pending or threatened against any Person other than the Borrower or any of its Subsidiaries;

(d) neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, relating to compliance with or liability under any Environmental Law or any Environmental Permit;

(e) neither the Borrower nor any of its Subsidiaries has received any written notice, notification, demand, claim, summons, order or request for information relating to any Environmental Law or Environmental Permit, or with respect to any Materials of Environmental Concern; and

(f) neither the Borrower nor any of its Subsidiaries has assumed or retained or is subject to, by contract, operation of law or otherwise, any liabilities of any kind, fixed or contingent, known or unknown, under or relating to any Environmental Law or any Environmental Permit or with respect to any Materials of Environmental Concern.

Section 3.17. [Reserved].

Section 3.18. Solvency. Immediately after the transactions to occur on the 2014 Amendment Effective Date are consummated and after giving effect to the application of the proceeds of the Term Loans made on the 2014 Amendment Effective Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will exceed the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay or refinance their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted after the 2014 Amendment Effective Date.

Section 3.19. Regulation U. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.20. Use of Proceeds. The proceeds of the Term Loans shall be used, together with cash on hand, to repay in full on the 2014 Amendment Effective Date all Tranche B Term Loans (as defined in the Original Credit Agreement) and Tranche C Term Loans (as defined in the Original Credit Agreement) and, to the extent applicable, certain Revolving Credit Loans (as defined in the Original Credit Agreement), in each case outstanding under the Original Credit Agreement and to pay fees and expenses in connection therewith (and, to the extent of any excess, for working capital and general corporate purposes on and after the 2014 Amendment Effective Date). The proceeds of the Revolving Credit Loans shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries (including to pay fees and expenses incurred in connection with this Agreement and the transactions described in the preceding sentence). The Letters of Credit shall be issued for general corporate purposes of the Borrower and its Subsidiaries.

Section 3.21. Labor Matters. There are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Domestic Subsidiaries have not violated in any material respect the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party.

Section 3.22. ERISA. Other than as described on Schedule 3.22, no Termination Event has occurred or is reasonably expected to occur that, when taken together with all other Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.23. Trading with the Enemy Act; Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each sanctions program administered or enforced by OFAC (31 CFR, Subtitle B, Chapter V, as amended, and Executive Orders issued from time to time by the President of the United States) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56

(signed into law October 26, 2001)). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.24. Economic Sanctions. (a) No Group Member nor, to the knowledge of the Borrower, any director, officer, employee, agent or affiliate of any Group Member is a Sanctioned Person, is owned or controlled by a Sanctioned Person, or is located, organized or resident in a Sanctioned Country.

(b) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of sanctions administered or enforced by OFAC or the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority to which the Borrower is subject.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01. [Reserved].

Section 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan (other than a Revolving Credit Loan pursuant to an Refunding Borrowing), of each Fronting Bank to issue and extend or renew each Letter of Credit is subject to the following conditions precedent:

(a) Notice. The Applicable Administrative Agent shall have received a notice with respect to each Borrowing or the issuance of each Letter of Credit, as the case may be, as required by Article II.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to a Material Adverse Effect, in which case it shall be true and correct in all respects) on and as of the date of each Borrowing or the issuance of each Letter of Credit with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(c) No Default. On the date of each Borrowing or the issuance, extension or renewal of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing or, unless waived by the Required Revolving Credit Lenders, would result immediately after giving effect to such Borrowing or issuance, extension or renewal of Letters of Credit.

(d) [Reserved].

(e) Borrowing Base Certificate. Solely with respect to the making of any Revolving Credit Loan, or the issuance, extension or renewal of any Letter of Credit, the Revolving Administrative Agent shall have received a Borrowing Base Certificate dated no more than seven (7) days prior thereto, which Borrowing Base Certificate shall include supporting schedules as required by the Revolving Administrative Agent.

Each Borrowing and each issuance, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.05(c)), or any other amount shall remain outstanding or unpaid under this Agreement, the Borrower shall and shall cause each of its Restricted Subsidiaries (and, solely in the case of Section 5.08, cause each of its Subsidiaries) to:

Section 5.01. Financial Statements. Furnish to the Revolving Administrative Agent for delivery to the Revolving Credit Lenders and the Term Administrative Agents for delivery to the Term Loan Lenders:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (except for any such qualification pertaining to one or more debt maturities occurring within 12 months of the date of the relevant audit opinion), or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) to the extent that one or more Unrestricted Subsidiaries exist, simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting only the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Section 5.02. Certificates; Other Information. Furnish to each of the Administrative Agents:

(a) concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default as a result of noncompliance with Section 6.01, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.01:

(i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and

(ii) unless waived by the Required Revolving Credit Lenders, furnish to the Revolving Administrative Agent a Compliance Certificate containing all information and calculations necessary for determining compliance with Section 6.01 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (but only if (A) a Liquidity Event exists at such time, (B) an Event of Default has occurred and is continuing or (C) the Total Revolving Credit Usage at such time is equal to or greater than 50% of the lesser of (x) the Borrowing Base and (y) the Total Revolving Credit Commitment, in each case at such time);

(c) as soon as available, and in any event no later than February 28 of each fiscal year of the Borrower, commencing with February 28, 2015, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto on a business segment basis) (collectively, the “Projections”);

(d) [Reserved]; and

(e) promptly, such additional financial and other information, or arrange such periodic conference calls with the Borrower and its professionals, as the Administrative Agents may from time to time reasonably request.

The Borrower hereby agrees that it will provide to the Administrative Agents all information, documents and other materials that it is obligated to furnish to the Administrative Agents pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition contained in Article IV (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Applicable Administrative Agent to oploanswebadmin@ citigroup.com or [            ], as applicable. In addition, the Borrower agrees to continue to provide the Communications to the Applicable Administrative Agent in the manner specified in Section 9.01 and as specified in the other Loan Documents, but only to the extent requested by the Applicable Administrative Agent. The Borrower further agrees that the Applicable Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Intralinks, DebtDomain, SyndTrak or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Administrative Agent agrees that the receipt of the Communications by such Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the

Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Applicable Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of any Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 5.03. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 5.04. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights (including Intellectual Property rights), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.04 or Section 6.05 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05. Maintenance of Property; Insurance. (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Cause the Collateral Trustee to at all times be named as loss payee with respect to all “All Risk” insurance policies and an additional insured (but without any liability for premiums) under all general liability insurance policies maintained pursuant to Section 5.05(a).

Section 5.06. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of any Administrative Agent or employees of any Lender during normal business hours (i) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during regular business hours and as often as may reasonably be desired, but no more than twice per fiscal year so long as no Event of Default is outstanding, and (ii) to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, in either case on reasonable prior notice and at the expense of such Administrative Agent or such Lender, provided that at any time after the occurrence and during the continuance of an Event of Default, the reasonable costs and expenses of such Lender in respect of any such inspection shall be at the expense of the Borrower.

(c) Permit any representatives designated by Revolving Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Revolving Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Loan Parties as the Revolving Administrative Agent or Required Revolving Credit Lenders may require, all upon reasonable prior notice during normal business hours and as often as reasonably requested; provided that such evaluations shall not be conducted more often than once during each fiscal year of the Borrower and such appraisals shall not be conducted more often than once during each fiscal year of the Borrower (exclusive in each case of any evaluations and appraisals conducted while an Event of Default has occurred and is continuing); provided further that during such time that Revolving Credit Facility Availability is less than the greater of (a) the lesser of (i) 15% of the aggregate Revolving Credit Commitments at such time and (ii) 15% of the Borrowing Base at such time and (b) $82,500,000, the Revolving Administrative Agent shall have the right to conduct up to two such evaluations in any fiscal year of the Borrower and the right to conduct up to two such appraisals in any fiscal year of the Borrower. The Borrower shall pay the reasonable applicable fees (including reasonable and customary internally allocated fees of employees of the Revolving Administrative Agent as to which invoices have been furnished) and expenses of any such representatives retained by such Administrative Agent as to which invoices have been furnished to conduct any such evaluation or appraisal (it being understood that all such reasonable fees and expenses described in this sentence shall be in addition to the collateral agency fee described in the Agent’s Fee Letter to which CGMI is a party).

Section 5.07. Notices. Promptly give notice to each Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default of which any Loan Party has knowledge; provided that any such notice in respect of a Financial Covenant Default shall be required to be delivered solely to the Revolving Administrative Agent;

(b) any default or event of default under any Contractual Obligation of any Group Member of which any Loan Party has knowledge;

(c) any litigation, investigation or proceeding affecting the Borrower or any of its Subsidiaries (other than any litigation or investigation in which the Borrower or such Subsidiary is the plaintiff or complainant) (i) in which the amount involved is $25,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, except any such litigation which the Borrower, in consultation with its counsel, has determined in good faith would not reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

(d) the following events, as soon as reasonably possible and in any event within forty five (45) days after any Loan Party has knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other material action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each case, which could reasonably be expected to have a Material Adverse Effect;

(e) (i) any development, event, or condition in any way related to Environmental Laws, Environmental Permits, or Materials of Environmental Concern that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in a Material Adverse Effect; (ii) any notice that any Governmental Authority may deny any application for a Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrower or any of its Subsidiaries which denial, revocation or refusal could reasonably be expected to result in a Material Adverse Effect; and (iii) any notice from a Governmental Authority to the Borrower or any of its Subsidiaries under or relating to any Environmental Law including any identification of the Borrower or any of its Subsidiaries as a potentially responsible party for the investigation or clean-up of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Borrower or such Subsidiary which identification could reasonably be expected to result in a Material Adverse Effect; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect promptly after any Loan Party has knowledge thereof.

Each notice pursuant to this Section 5.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or applicable Subsidiary proposes to take with respect thereto.

Section 5.08. Environmental Laws. (a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, except where the requirement to comply is being contested in good faith and appropriate reserves are being maintained in accordance with GAAP.

(c) Generate, use, handle, transport, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a Material Adverse Effect; and take reasonable efforts to prevent any other Person from generating, using, handling, transporting, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Additional Collateral, Additional Loan Parties, etc. (a) With respect to any property acquired after the Original Closing Date by any Loan Party (other than (x) property that would constitute “Excluded Assets” as defined in the Collateral Agreement, (y) any property of the type described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 6.03(g)) as to which the Collateral Trustee does not have a perfected Lien for the benefit of the Term Loan Lenders and a perfected Lien for the benefit of the Revolving Credit Lenders, promptly (but in any event within thirty (30) days (or such longer period as the Applicable Administrative Agent may agree in its reasonable discretion) after such acquisition (i) execute and deliver to the Collateral Trustee and the Administrative Agents such amendments to the Collateral Agreement or such other documents as the Collateral Trustee or the Administrative Agents deem necessary or advisable to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in such property and for the benefit of the Revolving Credit Lenders, a security interest in such property (such security interests to be separate and distinct from each other) and (ii) take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof), in the reasonable opinion of the Borrower, of $5,000,000 or greater acquired after the Original Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.03(g) or 6.03(v) (but, in the case of any property subject to any Lien permitted by Section 6.03(v), solely if the terms of such Lien prohibit the granting of a Lien to secure the Obligations)), promptly (but in any event within sixty (60) days (or such longer period as the Applicable Administrative Agent may agree in its reasonable discretion) after such acquisition) (i) execute and deliver a Mortgage, in favor of the Collateral Trustee, for the benefit of the Term Loan Lenders and for the benefit of the Revolving Credit Lenders, covering such real property, (ii) if requested by the Collateral Trustee or the Applicable Administrative Agent, provide the Lenders, with respect to each Mortgage, the applicable mortgage documentation described in Part II of Schedule 1.01F.

(c) With respect to any new Subsidiary (other than an Unrestricted Subsidiary, an Excluded Subsidiary or a Receivables Entity) created or acquired after the Original Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary, an Excluded Subsidiary or a Receivables Entity), promptly (but in any event within thirty (30) days (or such longer period as the Administrative Agents may agree in their reasonable discretion) after such creation or acquisition) (i) execute and deliver to the Collateral Trustee and the Administrative Agents such amendments to the Collateral Agreement as the Collateral Trustee or the Applicable Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in the Collateral of such new Subsidiary and for the benefit of the Revolving Credit Lenders, a security interest in the Collateral of such Subsidiary (such security interests to be separate and distinct from each other), (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Domestic Subsidiary Guarantee and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee and the Administrative Agents each of the documents specified in Section 7(g) of the 2014 Amendment Agreement (with references in such Section to “2014 Amendment Effective Date” being deemed references to the date on which all the other requirements of this clause (c) are satisfied)), and (iv) if requested by the Collateral Trustee or the Applicable Administrative Agent, deliver to the Collateral Trustee and the Applicable Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Applicable Administrative Agent.

(d) With respect to any new Excluded Subsidiary of the type described in clauses (b) and (c) of the definition thereof (other than an Unrestricted Subsidiary) created or acquired after the 2014 Amendment Effective Date and directly owned by any Loan Party, promptly (but in any event within thirty (30) days (or such longer period as the Applicable Administrative Agent may agree in its reasonable discretion) after such creation or acquisition) (i) execute and deliver to the Collateral Trustee and the Applicable Administrative Agent such amendments to the Collateral Agreement or the applicable Foreign Pledge Agreement, as the Collateral Trustee or the Applicable Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in the Capital Stock of such new Subsidiary that is owned directly by any such Loan Party and for the benefit of the Revolving Credit Lenders, a security interest in such Capital Stock (such security interests to be separate and distinct from each other); provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged; provided further that no pledges or other security documentation governed by the law of any jurisdiction other than the United States of America (or any political subdivision thereof) shall be required with respect to any Capital Stock of such a Foreign Subsidiary that is evidenced by a certificate delivered to the Collateral Trustee; (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary to perfect the Collateral Trustee’s security interest therein; and (iii) if requested by the Collateral Trustee or the Applicable Administrative Agent, deliver to the Collateral Trustee and the Applicable Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Applicable Administrative Agent.

(e) Without duplication of any obligation set forth in the foregoing clauses of this Section 5.09, with respect to any Subsidiary of the Borrower that at any time pledges any property to secure the obligations of any Loan Party under any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, or incurs any Guarantee Obligations with respect to any such obligation, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agents such amendments to the Collateral Agreement as the Collateral Trustee or the Administrative Agents deem necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in such property and for the benefit of the Revolving Credit Lenders, a security interest in such property (such security interests to be separate and distinct from each other), (ii) to the extent any such property is Capital Stock, deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to become a party to the Domestic Subsidiary Guarantee and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee and the Administrative Agents each of the documents specified in Section 6 of the 2014 Amendment Agreement (with references in such Section to “2014 Amendment Effective Date” being deemed references to the date on which all the other requirements of this clause (e) are satisfied)), and (iv) if requested by the Collateral Trustee or the Applicable Administrative Agent, deliver to the Collateral Trustee and the Applicable Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Applicable Administrative Agent.

(f) Notwithstanding anything in this Section 5.09 or any other Loan Document to the contrary, (1) no Excluded Subsidiary shall be required to pledge any of its property or assets as collateral under the Loan Documents, (2) no Excluded Subsidiary shall be required to provide a guaranty of any obligations under the Loan Documents, and (3) none of the Capital Stock of any Excluded Subsidiary shall be pledged as collateral under the Loan Documents other than 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of (A) each wholly owned Domestic Subsidiary that is described in clause (c) of the definition of “Excluded Subsidiary” that is directly owned by a Loan Party and (B) each wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Guarantor.

Section 5.10. Maintenance of Concentration Account. Establish and maintain with the Revolving Administrative Agent an account (the “Concentration Account”) to be used by the Loan Parties as their principal domestic concentration or sweep account(s) into which shall be deposited during each Sweep Period the available balances from the Loan Parties’ operating accounts at the end of each Business Day, net of disbursements paid in the ordinary course of business during such Business Day. Amounts on deposit in the Concentration Account shall be applied as set forth in Section 2.15(c) during each Sweep Period.

Section 5.11. Blocked Accounts. Subject all of the Loan Parties’ lockboxes and accounts that are maintained for the purposes of collecting Receivables of the Loan Parties and that have been identified by the Revolving Administrative Agent and the Loan Parties (and any other lockboxes and accounts that serve the same purpose as any lockboxes and accounts so identified) to blocked account agreements reasonably acceptable to the Revolving Administrative Agent. The Revolving Administrative Agent shall have the right, at all times during a Sweep Period, to instruct each applicable depositary bank to transfer on a daily basis all amounts in the subject blocked account constituting Collateral to the Concentration Account.

Section 5.12. Borrowing Base Certificate. Furnish to the Revolving Administrative Agent, no later than (a) four (4) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the Friday of such calendar week at all times when Revolving Credit Facility Availability is less than the greater of (i) the lesser of (A) 12.5% of the aggregate Revolving Credit Commitments at such time and (B) 12.5% of the Borrowing Base at such time and, (ii) $68,750,000, (b) eleven (11) Business Days after the end of each fiscal month, a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of such fiscal month, and (c) if requested by the Revolving Administrative Agent, at any other time when the Revolving Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than eleven (11) Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the Revolving Administrative Agent may reasonably request. The components of the Borrowing Base consisting of inventory shall be updated monthly as of the close of business on the last Business Day of each fiscal month.

Section 5.13. Use of Proceeds. Use the proceeds of the Borrowings made hereunder on and after the Restatement Effective Date solely for the purposes set forth in Section 3.20.

Section 5.14. [Reserved].

Section 5.15. Designation of Subsidiaries. The Borrower may at any time designate any Subsidiary (other than FMC) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, (ii) the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Group Members therein at the date of designation in an amount equal to the fair market value of each such Group Member’s Investment in such Subsidiary, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any other Indebtedness of any Loan Party in excess of $125,000,000 and (v) immediately before and after any such designation, no Event of Default shall have occurred and be continuing.

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.05(c)) or any other amount shall remain outstanding or unpaid under this Agreement, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 6.01. Fixed Charge Coverage Ratio. Unless waived by the Required Revolving Credit Lenders, if at any time a Liquidity Event has occurred and is continuing, the Borrower shall not permit the Fixed Charge Coverage Ratio determined for the period of four consecutive fiscal quarters most recently ended at or prior to such time (a “Test Period”), to be less than 1.00 to 1.00. It is understood and agreed that, during any Adjustment Period, if the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements have been provided pursuant to Section 5.01 was less than 1.00 to 1.00, the Borrower shall not be entitled to make any new Revolving Credit Borrowing or request (x) the issuance of any new Letter of Credit or (y) the amendment, extension or renewal of any existing Letter of Credit that would increase the face amount available to be drawn thereunder (it being understood and agreed that any refinancing of Borrowings pursuant to Section 2.14 shall not constitute the making of a new Revolving Credit Borrowing).

Section 6.02. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of any Loan Party to any other Loan Party, (ii) Indebtedness of any Loan Party to any Group Member and (iii) Indebtedness of any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(c) (i) Guarantee Obligations of any Group Member of Indebtedness of any Loan Party, and (ii) Guarantee Obligations of any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor;

(d) Guarantee Obligations of any Group Member of Indebtedness of any Excluded Subsidiary permitted hereunder in an amount not to exceed $250,000,000; provided that if such Group Member could have incurred the Indebtedness that is being guaranteed directly pursuant to this Section 6.02 (other than pursuant to this clause (d) and determined without duplication of such Indebtedness), such Guaranteed Obligations may be incurred by such Group Member irrespective of such $250,000,000 limitation;

(e) Guarantee Obligations of any Person which becomes a Subsidiary of any Group Member or is merged into any Group Member after the date of this Agreement; provided that (i) such Guarantee Obligation was in existence on the date such Person became a Subsidiary of, or was merged into, such Group Member, (ii) such Guarantee Obligation was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member, no Default or Event of Default shall have occurred and be continuing;

(f) Indebtedness outstanding on the 2014 Amendment Effective Date and listed on Schedule 6.02(f) and any Permitted Refinancing thereof; provided that this Section 6.02(f) shall not permit the incurrence of any new Indebtedness to refinance, replace, refund, renew or extend any Indebtedness owing to a Group Member unless the obligee on such new Indebtedness is also a Group Member;

(g) Indebtedness (including, purchase money Indebtedness and Capital Lease Obligations) incurred after the 2014 Amendment Effective Date to finance Capital Expenditures; provided that the aggregate principal amount of Indebtedness incurred in reliance on this Section 6.02(g) shall not exceed $200,000,000 in any fiscal year;

(h) [Reserved];

(i) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Borrower with respect to any such Indebtedness;

(j) Indebtedness of any Excluded Subsidiary to any Loan Party constituting an Investment permitted pursuant to Section 6.08(u) or Section 6.08(z).

(k) Intercompany and third-party Indebtedness incurred in the ordinary course of business in connection with the cash pooling and/or interest set-off arrangements described in Section 6.03(k);

(l) Indebtedness in connection with Swap Agreements not prohibited by Section 6.12;

(m) Indebtedness secured by Liens permitted by Section 6.03(a), (b), (c), (d), (e), (i), (l), (m) or (n) to the extent the obligations secured thereby constitute Indebtedness;

(n) Incremental Equivalent Debt and any Permitted Refinancing thereof; provided that (i) no Incremental Equivalent Debt may be incurred at any time if the sum of (A) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (B) the aggregate amount of all Incremental Term Loan Commitments (that have not been funded at or prior to such time) in respect of Incremental Term Loans that shall have become effective at or prior to such time plus (C) the aggregate principal amount of all Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time and (ii) if the All-in Yield applicable to any Incremental Equivalent Debt or Permitted Refinancing thereof that is in the form of term loans secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Term Loans exceeds the All-in Yield applicable to any Class of Term Loans by more than 50 basis points, then the applicable margins for such Class of Term Loans shall be increased to the extent necessary so that the All-in Yield applicable to such Class of Term Loans is 50 basis points less than the All-in Yield on such Incremental Equivalent Debt or Permitted Refinancing thereof;

(o) [Reserved];

(p) [Reserved];

(q) Permitted Subordinated Indebtedness (including Permitted Designated Subordinated Indebtedness) and any other Indebtedness (other than Indebtedness of an Excluded Subsidiary) in an aggregate outstanding principal amount incurred and outstanding following the 2013 Amendment Effective Date not to exceed the sum of (x) $200,000,000 plus (y) such other amount so long as (1) after giving effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), computed on a Pro Forma Basis, equals or exceeds 2.00 to 1.00 and (2) unless waived by the Required Revolving Credit Lenders, the Payment Conditions are satisfied at the time of incurrence of such Indebtedness (any such Indebtedness incurred in accordance with this paragraph, “Permitted Junior Debt”);

(r) Intercompany Loans incurred in order to consummate (i) the Tax Restructuring or (ii) the Business Segmentation Restructuring Plan (in either case, including any Intercompany Loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.08);

(s) Indebtedness of any Person which becomes a Restricted Subsidiary or is merged into any Group Member after the date of this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Restricted Subsidiary of, or merged into, such Group Member, (ii) such Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member no Default or Event of Default shall have occurred and be continuing;

(t) Indebtedness of any Group Member owed to any other Group Member and arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.08;

(u) [Reserved];

(v) [Reserved];

(w) Indebtedness in respect of any Permitted Receivables Facility;

(x) Indebtedness incurred to fund obligations arising from the exercise of a right of first refusal or a right of last refusal relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $200,000,000;

(y) Indebtedness of Excluded Subsidiaries in an aggregate principal amount not to exceed at any date $200,000,000;

(z) other Indebtedness of the Group Members in an aggregate outstanding principal amount for all Group Members not to exceed at any date $1,000,000,000; and

(aa) (i) Refinancing Indebtedness incurred pursuant to Section 2.31 (including Refinancing Indebtedness which refinances existing Refinancing Indebtedness; provided that the net cash proceeds thereof are used to make the prepayments required under Section 2.31(b) and (ii) any Permitted Refinancing thereof (including successive Permitted Refinancings).

For purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to this Section 6.02: (1) Indebtedness permitted by this Section 6.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and (2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as being incurred under one clause of this Section 6.02 (other than clauses (a), (n) or (q)) may later be reclassified as having been incurred pursuant to any other of clause of this Section 6.02 (other than clauses (a), (n) or (q)) to the extent that such reclassified Indebtedness could be incurred pursuant to such other clause if it were incurred at the time of such reclassification).

Section 6.03. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP or in the case of a Restricted Subsidiary located outside the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) (i) Liens in existence on the 2014 Amendment Effective Date and listed on Schedule 6.03(f) securing Indebtedness in existence on the date hereof and permitted by Section 6.02(f) and (ii) renewals of any Liens permitted by clause (i) securing Indebtedness permitted by Section 6.02(f) that is a refinancing, replacement, refunding, renewal or extension of any Indebtedness described in clause (i), provided that no such Lien permitted by this clause (ii) shall cover any property that is not subject to such Lien on the date hereof and that the amount of Indebtedness secured thereby is not increased after the date hereof;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6.02(g) to finance purchase money Indebtedness or any other Capital Expenditure, provided that (i) such Liens shall be created substantially simultaneously with, or within 60 days after, the making of such Capital Expenditure and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents securing the Obligations, the Cash Management Obligations and the Hedging Obligations;

(i) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(j) Liens on assets of any Excluded Subsidiary to secure Indebtedness of any Group Member (including Indebtedness of such Excluded Subsidiary) permitted under Section 6.02(y) or (z);

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions on credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of any Group Member;

(m) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts;

(n) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(o) [Reserved];

(p) Liens securing Permitted Receivables Facilities;

(q) Liens securing Indebtedness permitted by Section 6.02(b) or 6.02(j) on the assets of the Restricted Subsidiaries described therein; provided that any such Liens on assets of any Loan Party shall be subordinated to any and all Liens securing the Obligations, the Cash Management Obligations and the Hedging Obligations and any other Liens governed by the Intercreditor Agreements on terms and conditions reasonably satisfactory to each Administrative Agent in its discretion;

(r) Liens securing Indebtedness permitted by Section 6.02(i), (r) or (x);

(s) Liens arising from judgments and attachments in connection with court proceedings; provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings, (iii) no material assets or property of any Group Member is subject to material risk of loss or forfeiture, and (iv) a stay of execution pending appeal or proceeding for review is in effect;

(t) Liens on cash or Cash Equivalents to secure the obligations of any Group Member under any Swap Agreement not prohibited by Section 6.12;

(u) [Reserved];

(v) Liens on property or assets acquired by any Group Member or on property or assets of any Person which becomes a Subsidiary of a Group Member, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(w) with respect to each Mortgaged Property, the Liens permitted in the Mortgage for such Mortgaged Property;

(x) Liens created under Section 4.07 of the Collateral Trust Agreement in favor of the Collateral Trustee;

(y) Liens granted by the Borrower or a Restricted Subsidiary upon one or more Intercompany Loan Notes securing Indebtedness owing to the Borrower or a Restricted Subsidiary;

(z) [Reserved].

(aa) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby shall not exceed, as to all Group Members, $250,000,000 at any one time;

(bb) Liens on the Collateral securing (x) any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, in each case incurred pursuant to Section 2.31 and permitted by Section 6.02(aa) and any Permitted Refinancing thereof (including with Refinancing Indebtedness) or (y) any Incremental Equivalent Debt and any Permitted Refinancing thereof (including with Refinancing Indebtedness); provided that, in each case such Liens are subject to the applicable Intercreditor Agreements and are made in favor of the Collateral Trustee in accordance with the Collateral Trust Agreement; and

(cc) Liens on the Collateral securing Permitted Junior Debt; provided that (x) any such Liens on the Borrowing Base Collateral shall be junior to the Liens on the Borrowing Base Collateral securing the Borrowing Base Priority Obligations pursuant to the ABL Intercreditor Agreement (and the holders thereof (or their representatives) shall be party to the ABL Intercreditor Agreement), (y) any such Liens on the PP&E Collateral shall be junior to the Liens on the PP&E Collateral securing the PP&E First Lien Obligations pursuant to (i) the Second Lien Intercreditor Agreement (and the holders thereof (or their representatives) shall be party to the Second Lien Intercreditor Agreement) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agents and the Borrower that contains subordination and other terms that are no less favorable to the Administrative Agents and the Lenders than the terms of the subordination of the “Second Liens” referred to in the Second Lien Intercreditor Agreement (and the holders thereof (or their representatives) shall be party to such customary intercreditor agreement) and (z) the holders of such Permitted Junior Debt (or their representatives) shall have executed and delivered to the Collateral Trustee a counterpart to the Collateral Trust Agreement (or another written notice to the Collateral Trustee acknowledging the Liens on the Collateral shall be held by the Collateral Trustee and that such holder’s security interest in the Collateral shall be subject to the terms of the Collateral Trust Agreement).

Section 6.04. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may merge or consolidate with or into any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or the Person formed by or surviving any such merger or consolidation is (x) a corporation or (y) partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, if not the Borrower, the “Successor Borrower”), and, in the case of clause (y), the Lenders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such merger or consolidation and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such merger or consolidation had not occurred, (B) the Successor Borrower (if applicable) expressly assumes all the obligations of the Borrower under the Loan Documents and the Loans pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agents, (C) each Guarantor, by supplement to the Domestic Subsidiary Guarantee, confirms that the guarantee made by it pursuant thereto shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, by supplement to each applicable Security Document, confirms that the liens granted by it thereunder shall secure the Successor Borrower’s obligations under this Agreement, (E) if requested by the Administrative Agents, each mortgagor of a Mortgaged Property, by an instrument reasonably satisfactory to the Collateral Trustee, confirms that the liens granted by it thereunder shall secure the Successor Borrower’s obligations under this Agreement, (F) each Lender shall have received, to the extent not previously delivered to such Lender, all documentation and other information required by bank regulatory authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (G) the Borrower delivers to the Administrative Agents an officer’s certificate and an opinion of counsel to the effect that such merger or consolidation, and the supplements referred to in the preceding clauses, comply with this Agreement. Notwithstanding the foregoing, the Borrower and any of its Restricted Subsidiaries may (x) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower, as the case may be, in any state of the United States or the District of Columbia and (y) may otherwise convert its legal form under the laws of its jurisdiction of organization. The Lenders hereby authorize the Administrative Agents to enter into and deliver such agreements, amendments and modifications to the Loan Documents as are necessary to effectuate any such transaction consummated pursuant to this clause (a) and to substitute the Successor Borrower for the Borrower under the Loan Documents and the Loans;

(b) So long as no Default or Event of Default shall have occurred and be continuing, any Person may merge into or consolidate with or amalgamate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (if any party to such merger or consolidation or amalgamation is a Guarantor or a Wholly Owned Subsidiary Guarantor) a Guarantor or a Wholly Owned Subsidiary Guarantor, as the case may be;

(c) any Group Member may Dispose of any or all of its assets (including transfers of Intercompany Loans or equity Investments) to any other Group Member; provided that if the Borrower or any Restricted Subsidiary that is not an Excluded Subsidiary Disposes of assets to a Restricted Subsidiary that is an Excluded Subsidiary, such Disposition complies with Section 6.08(h), (u) or (x);

(d) any Investment expressly permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation;

(e) any Restricted Subsidiary which has Disposed of all of its assets as permitted under this Section 6.04 and Section 6.05 or otherwise has no assets may be liquidated;

(f) the Group Members may consummate the transactions contemplated under (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(g) any Joint Venture may be liquidated; provided that (x) the assets and liabilities thereof are distributed to the owners of such Joint Venture, pro rata, in accordance with such owners’ respective equity interests in such Joint Venture and (y) the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.15 or Section 2.16, as applicable; and

(h) any Restricted Subsidiary that is not a Guarantor may be liquidated or dissolved after the 2014 Amendment Effective Date (i) into a Group Member or (ii) to effectuate a Disposition permitted under Section 6.05.

Section 6.05. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business and Dispositions of Cash Equivalents in the ordinary course of business;

(c) Dispositions (i) in the form of transactions permitted by Section 6.04 and (ii) constituting Restricted Payments permitted by Section 6.06;

(d) Dispositions of Receivables pursuant to Factoring Arrangements, so long as (i) solely with respect to Factoring Arrangements entered into by Excluded Subsidiaries, on the last day of each calendar month, the aggregate amount of Receivables that have been Disposed of pursuant to Factoring Arrangements of the Excluded Subsidiaries and that are then outstanding shall not exceed the Factoring Basket then in effect and (ii) immediately after giving effect to any such Disposition of Receivables (other than Long Dated Accounts Receivable that are, at the time of determination, not Eligible Accounts Receivable) of Group Members that are not Excluded Subsidiaries pursuant to a Factoring Arrangement, the amount of Available Accounts Receivable, determined as of the date of such Disposition, shall not be less than 40% of the lesser of (x) the aggregate Borrowing Base as of such date and (y) the Total Revolving Credit Commitment as of such date (and the Borrower shall have furnished to the Revolving Administrative Agents advance written notice of such Factoring Arrangement, including the aggregate amount of Receivables expected to be Disposed of pursuant to such Factoring Arrangement and a list, in reasonable detail, of the Receivables to be subject to such Factoring Arrangement);

(e) Dispositions pursuant to sale and leaseback transactions permitted pursuant to Section 6.11;

(f) the sale, issuance or transfer of any Subsidiary’s Capital Stock in a merger or similar transaction permitted under Section 6.04 pursuant to which such Subsidiary is Disposed of or to the Borrower or any Wholly Owned Subsidiary Guarantor or the sale, issuance or transfer of any Excluded Subsidiary’s Capital Stock to any other Excluded Subsidiary;

(g) any Permitted Asset Sales; provided that (i) the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.15 or Section 2.16, as applicable and (ii) if (A) the aggregate fair market value of all consideration paid to the Group Members in respect of any such Asset Sale is greater than or equal to $50,000,000 and (B) such Asset Sale is consummated at any time when the Borrower is required to comply with the financial covenant set forth in Section 6.01, the Borrower shall be in compliance (unless compliance is waived by the Required Revolving Credit Lenders), determined on a Pro Forma Basis, with such covenant, and the Borrower shall have delivered to the Revolving Administrative Agent prior to the consummation of such Asset Sale such financial information as the Revolving Administrative Agent shall reasonably request to demonstrate such pro forma compliance;

(h) any Disposition that does not constitute an “Asset Sale” pursuant to clause (b) of the definition thereof;

(i) Dispositions constituting Investments permitted by Section 6.08;

(j) Dispositions consisting of (i) operating leases to Loan Parties, (ii) operating leases to Joint Ventures of assets at a fair market value in an aggregate amount not to exceed at any date the Joint Venture Basket then in effect and (iii) operating leases to Excluded Subsidiaries of assets at a fair market value;

(k) intercompany Dispositions necessary in order to effect (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(l) the licensing of Intellectual Property in the ordinary course of business in a manner consistent with past practices of the Borrower and its Restricted Subsidiaries;

(m) transfers of accounts receivable and related rights by F-M Canada to the Borrower;

(n) involuntary dispositions consisting of property or casualty events or condemnation proceedings, in each case resulting in a Recovery Event;

(o) Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing and such operations;

(p) the Specified Divestitures; and

(q) Dispositions of assets pursuant to a Permitted Receivables Facility.

Section 6.06. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) any Restricted Subsidiary that is not a Guarantor may make Restricted Payments to any other Group Member;

(c) any Restricted Subsidiary may make Restricted Payments to Persons directly owning Minority Interests, if such Restricted Subsidiary shall first have made, or shall substantially simultaneously make, a Restricted Payment to the Group Member which has an ownership interest in such Restricted Subsidiary in an amount not less than such Group Member’s proportionate share (based upon such Group Member’s percentage ownership interest in such Restricted Subsidiary) of the total Restricted Payment to be made by such Restricted Subsidiary;

(d) any Restricted Subsidiary may make Restricted Payments necessary in order to consummate (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(e) the Borrower may make Restricted Payments to members of management pursuant to compensation arrangements typical of companies of similar size and scope;

(f) so long as (x) the Payment Conditions are satisfied at the time of the making of any such Restricted Payment (unless such requirement has been waived by the Required Revolving Credit Lenders) and (y) the Total Net Leverage Ratio as of the last day of the immediately preceding fiscal quarter for the period of four consecutive fiscal quarters ending on the date of such Restricted Payment, computed on a Pro Forma Basis (after giving pro forma effect to any transaction occurring in connection with any such Restricted Payment) as if such Restricted Payment and any such transaction had been made on the first day of the period of four consecutive fiscal quarters ending on such last day, is less than 3.50 to 1.00, the Borrower may make Restricted Payments in an aggregate amount for all such Restricted Payments made under this clause (f), together with the aggregate amount for all Investments made pursuant to Section 6.08(r), in each case, on or after the 2014 Amendment Effective Date not to exceed the Available Amount at such time;

(g) any Group Member may make Restricted Payments in connection with the retention of the Intercompany Loan Notes (without limiting payments relating to Intercompany Loan Notes in connection with the Tax Restructuring, the Business Segmentation Restructuring Plan or the Permitted Corporate Structure Transactions);

(h) [Reserved];

(i) any Group Member may make Restricted Payments that result from Investments permitted pursuant to Section 6.08(x);

(j) [Reserved];

(k) the Borrower may make Restricted Payments so long as at the time of such Restricted Payment and immediately after giving effect thereto, (x) the Payment Conditions shall have been satisfied (unless such requirement has been waived by the Required Revolving Credit Lenders) and (y) the Total Net Leverage Ratio as of the last day of the immediately preceding fiscal quarter for the period of four consecutive fiscal quarters ending on such date, computed on a Pro Forma Basis (after giving pro forma effect to any transaction occurring in connection with any such Restricted Payment) as if such Restricted Payment and any such transaction had been made on the first day of the period of four consecutive fiscal quarters ending on such last day, is less than 3.50 to 1.00 (or, if such Restricted Payment is in the form of cash, 3.00 to 1.00); and

(l) (i) for any taxable period (or portion thereof) during which the Borrower (or FMC) is not subject to the Tax Allocation Agreement, if the Borrower is either (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) is a member of a consolidated group of which a direct or indirect parent of the Borrower is the common parent, the Borrower may make cash distributions to its equity holders or partners in an amount not to exceed the Tax Amount and (ii) for any taxable period (or portion thereof) during which the Borrower (or FMC) is subject to the Tax Allocation Agreement, the Borrower (or FMC) may make payments pursuant to the Tax Allocation Agreement, in each case to the extent not duplicative of any amounts paid directly by any Group Member in respect of the applicable taxes.

Section 6.07. [Reserved.]

Section 6.08. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution of cash or other property to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit and the conversion of overdue trade receivables into notes receivables, in each case in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.02;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses or pursuant to any Plan) in an aggregate amount for all Group Members not to exceed $10,000,000 at any one time outstanding;

(e) Investments consisting of Permitted Net Cash Proceeds Reinvestments made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(f) Investments permitted by Section 6.04(a), (b), (c) or (e) or Section 6.05(f);

(g) Investments consisting of Intercompany Loans permitted under Section 6.02(b), (k) or (t);

(h) (i) Investments existing on the 2014 Amendment Effective Date in Excluded Subsidiaries, (ii) Investments in a Foreign Subsidiary for the purpose of complying with local statutory capitalization requirements in such Foreign Subsidiary’s host jurisdiction and (iii) so long as the Permitted Investment Payment Conditions are satisfied at the time of the making of any such Investment (unless such requirement has been waived by the Required Revolving Credit Lenders), Investments made by any Loan Party in any Excluded Subsidiary that is a Restricted Subsidiary;

(i) Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor in any Group Member;

(j) (i) Investments consisting of the Capital Stock of any Person acquired pursuant to any Joint Venture Put Obligation and (ii) so long as the Permitted Investment Payment Conditions are satisfied at the time of the making of any such Investment (unless such requirement has been waived by the Required Revolving Credit Lenders), Investments (other than Investments described in clause (i)) in Joint Ventures, including without limitation, Investments in new Joint Ventures, the purchase of ownership interests in Joint Ventures from Persons that are not Group Members and increases in the ownership interest of any Group Member in Joint Ventures, in an aggregate outstanding amount not to exceed at any date the Joint Venture Basket in effect on such date;

(k) Permitted Acquisitions;

(l) (i) Investments outstanding on the 2014 Amendment Effective Date and listed on Schedule 6.08(l) and (ii) equity Investments of any Group Member in any other Group Member and arising solely as a result of the recharacterization as an equity investment of any Intercompany Loan permitted by Section 6.02;

(m) Investments by any Group Member made on or after the 2014 Amendment Effective Date in existing or potential suppliers and customers from whom the Borrower reasonably expects to obtain a material commercial benefit; provided that, to the extent such Investments are not structured as secured loans and the loan documents are not pledged to the Collateral Trustee, such Investments will not in the aggregate (valued at cost) exceed $50,000,000 at any one time outstanding;

(n) Investments by any Group Member of any Restricted Payment received by such Person that consists of equity interests in a Restricted Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, then the ultimate recipient of such Restricted Payment shall also be a Guarantor;

(o) Investments by any Group Member necessary to effect (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(p) Investments in notes receivable payable to any Group Member by the purchasers of assets purchased pursuant to Dispositions permitted under Section 6.05;

(q) Investments by the Borrower in any Restricted Subsidiary consisting of the issuance of Letters of Credit hereunder (and the incurrence by the Borrower of Indebtedness hereunder with respect thereto) to support obligations of such Restricted Subsidiary;

(r) so long as the Permitted Investment Payment Conditions are satisfied at the time of the making of any such Investment (unless such requirement has been waived by the Required Revolving Credit Lenders), the Borrower may make Investments in an aggregate amount for all such Investments made under this clause (r), together with the aggregate amount for all Restricted Payments made under Section 6.06(f), in each case, on or after the 2014 Amendment Effective Date not to exceed the Available Amount at such time;

(s) [Reserved];

(t) [Reserved];

(u) Investments by Loan Parties in Excluded Subsidiaries and Joint Ventures and other Investments in an aggregate outstanding amount not at any time to exceed the sum of (x) $40,000,000 plus (y) all dividends, distributions, interest payments, returns of capital, repayments of other amounts received in cash by Loan Parties from Excluded Subsidiaries, Joint Ventures and such other Investments after the 2014 Amendment Effective Date and prior to the date of such proposed Investment;

(v) Investments by the Borrower or any Restricted Subsidiary in the form of purchases of Minority Interests from the current holder thereof in an amount not to exceed $20,000,000 during any fiscal year;

(w) Investments by the Borrower (i) in the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement) and (ii) in or on behalf of any Excluded Subsidiary with funds subject to the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement); provided that the aggregate amount of all such Investments pursuant to clause (x)(i) shall not exceed $75,000,000 at any one time outstanding (calculated based on the initial amount thereof without giving effect to any increase in value, but taking into account the amount of withdrawal by the Borrower of all or any portion of such Investment from the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement);

(x) Investments not otherwise permitted under this Section 6.08 in an aggregate amount not to exceed the greater of (i) $300,000,000 or (ii) 4.25% of Consolidated Assets at any time plus, without duplication, all cash returns of principal or capital, cash dividends or other cash returns received by any Loan Party from such Investment; provided that, unless waived by the Required Revolving Credit Lenders, the Permitted Investment Payment Conditions shall be satisfied at the time of making any such Investment and immediately after giving effect thereto; and

(y) any other Investment that, if such Investment were a Restricted Payment, would be permitted under Section 6.06(k).

Section 6.09. Optional Payments and Modifications of Certain Debt Instruments. (a) [reserved]; (b) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Permitted Subordinated Indebtedness, unless at the time no Default or Event of Default has occurred and is continuing and immediately after giving effect thereto (and any Indebtedness incurred in connection therewith, and the application of the proceeds thereof), the Total Net Leverage Ratio is not greater than 3.5 to 1.0; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any document governing any Permitted Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee); or (d) designate any Indebtedness (other than Consolidated Senior Debt permitted by this Agreement) as “Designated Senior Debt” or “Guarantor Senior Debt” (or any other defined term having similar purposes) for the purposes of any document governing any Permitted Subordinated Indebtedness.

Section 6.10. Transactions with Affiliates. Except for (a) the Tax Restructuring, (b) the Business Segmentation Restructuring Plan, (c) the Permitted Corporate Structure Transactions, (d) the retention of the Intercompany Loan Notes (without limiting any transactions in connection with the Tax Restructuring, the Business Segmentation Restructuring Plan or the Permitted

Corporate Structure Transactions), (e) the transactions contemplated by the Investment Agreement (as in effect on the 2014 Amendment Effective Date and as amended or otherwise modified after the 2014 Amendment Effective Date to the extent that such amendment or modification does not adversely affect the interests of the Lenders as determined by the Administrative Agents) or the Tax Allocation Agreement (in the form delivered to the Administrative Agents on the 2014 Amendment Effective Date and as amended or otherwise modified after the 2014 Amendment Effective Date to the extent that such amendment or modification does not adversely affect the interests of the Lenders as determined by the Administrative Agents) or (f) a Permitted Receivables Facility, enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined in good faith by the Borrower or the relevant Group Member (or, if the nature of such transaction is such that it is not available on an arm’s-length basis, on terms and conditions that are fair and reasonable). For the avoidance of doubt (i) contemporaneous purchases and/or sales by a Group Member and an Affiliate of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations at substantially the same price shall not be deemed transactions with an Affiliate under this Agreement and (ii) in no event shall any direct or indirect transfer of any Common Stock or any other Capital Stock of the Borrower, by IEH FM Holdings LLC or any of its Affiliates to any Affiliate of IEH FM Holdings LLC or to IEH FM Holdings LLC, give rise to or be deemed a “Change of Control” hereunder.

Section 6.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided that (i) any Group Member may consummate a sale and leaseback transactions in which the transferee is the Borrower or a Wholly Owned Subsidiary Guarantor, and any Restricted Subsidiary which is not a Guarantor may consummate a sale and leaseback transaction in which the transferor is another Restricted Subsidiary which is not a Guarantor and (ii) the Group Members may consummate other sale and leaseback transactions in an amount not to exceed in the aggregate for all Group Members $250,000,000.

Section 6.12. Swap Agreements. Enter into any Swap Agreement that is for speculative purposes.

Section 6.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) any customary agreements governing secured Incremental Equivalent Debt, (c) any customary agreements governing secured Refinancing Indebtedness, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (e) any agreements with respect to Indebtedness incurred by the Excluded Subsidiaries and permitted under Sections 6.02 imposing any such prohibitions or limitations on Excluded Subsidiaries, (f) any agreements binding any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (g) any Permitted Receivables Facility Documents, and (h) any agreements to which any Subsidiary that is not a Wholly-Owned Subsidiary is a party that prohibit or limit the ability of such Subsidiary or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues.

Section 6.15. Clauses Restricting Subsidiary Distributions. Enter into or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under any indenture governing unsecured bond Indebtedness permitted to be incurred under Section 6.02, (iii) any customary restrictions existing under any agreements governing Incremental Equivalent Debt, (iv) any customary restrictions existing under any agreements governing Refinancing Indebtedness, (v) any restrictions (other than those described in clauses (i), (ii), (iii) and (iv)) in existence on the date hereof, (vi) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (vii) any restrictions relating to Excluded Subsidiaries imposed in connection with the Indebtedness incurred by the Excluded Subsidiaries and permitted under Section 6.02, (viii) any restrictions contained in the terms of any Indebtedness permitted under Section 6.02(s) or any other agreement binding any Person which becomes a Restricted Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Restricted Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (ix) any restrictions contained in Permitted Receivables Facility Documents and (x) any restrictions contained in any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party so long as such restrictions apply solely to such Subsidiary or any of its Subsidiaries.

Section 6.16. Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are determined by the Board of Directors of the Borrower to be reasonably related thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace (if any) set forth below (each, an “Event of Default”):

(a) any representation or warranty made by the Borrower in this Agreement or in any Loan Document or any statement or representation made in any report, financial statement, certificate or other document furnished by the Borrower to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

(b) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.04(a) (with respect to the Borrower only), Section 5.07(a) or Article VI of this Agreement; provided that any Event of Default resulting solely from a failure to comply with Section 6.01 (a “Financial Covenant Default”) shall not constitute an Event of Default with respect to the Term Loans until the earlier of (I) the date on which the Revolving Administrative Agent, with the consent or upon the request of the Required Revolving Credit Lenders, terminates the Revolving Credit Commitments or exercises (or instructs the Revolving Administrative Agent or the Collateral Trustee to exercise) any remedies with respect to any material portion of the Collateral due to a Financial Covenant Default (provided that the following shall not constitute an exercise of remedies: (1) cash sweeps that are permitted pursuant to the terms of any Loan Document relating to dominion over bank accounts, (2) the establishment of Borrowing Base reserves, Collateral ineligibles, or other conditions for Borrowings, (3) the changing of advance rates or advance sublimits, (4) the imposition of a default interest or any late fee and (5) the cessation of lending pursuant to the provisions of any Loan Document, including upon the occurrence of a Default on the existence of an overadvance, in each case, so long as the Revolving Credit Commitments have not been terminated) and (II) the date on which the Revolving Administrative Agent, with the consent or upon the request of the Required Revolving Credit Lenders, declares the Revolving Credit Loans (with accrued interest thereon) to be due and payable forthwith due to a Financial Covenant Default in accordance with this Section 7.01; or

(d) any Loan Party shall default in the observance or performance of (i) Section 5.01 and such default shall continue unremedied for a period of sixty (60) days after notice to the Borrower from the Administrative Agents or (ii) any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (c) or (m) of this Section 7.01), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agents or the Required Lenders (or, in the case of Section 7.01(m), the Required Revolving Credit Lenders); or

(e) any Group Member shall (i) default in making any payment of any principal of or interest on any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Intercompany Loans) when the same shall become due (giving effect to the applicable period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and, if any such default is under any Indebtedness of any Foreign Subsidiary, such default shall continue unremedied or unwaived for a period of ten days; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000; or

(f) (i) one or more Group Members having assets with an aggregate book value of at least 10% of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Borrower that have been delivered pursuant to Section 5.01(a) (or, until any audited financial statements have been delivered pursuant to such Section, FMC’s audited financial statements for the year ending December 31, 2013) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, bankruptcy trustee, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Group Member or Group Members shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Group Member or Group Members shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Group Member or Group Members shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302 of ERISA) shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group

Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any material liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against (i) any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) any Group Member that is not a Loan Party which, individually or in the aggregate for all such Group Members, could reasonably be expected to have a Material Adverse Effect; or

(i) (i) any of the Security Documents or the Intercreditor Agreements shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party or any party to an Intercreditor Agreement shall so assert, or (ii) any Lien securing the Obligations created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the Domestic Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) if such Indebtedness was subordinated in the first instance, any Permitted Junior Debt, or the guarantees of any Permitted Subordinated Indebtedness shall cease, for any reason, to be validly subordinated to the Obligations, the obligations of the Guarantors under the Domestic Subsidiary Guarantee or the Liens securing the Obligations granted pursuant to the Security Documents, as the case may be; or

(m) the Borrower shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than five (5) Business Days (it being understood that an Event of Default under this clause (m) shall be cured upon delivery of the certified Borrowing Base Certificate that was failed to be delivered or a certified Borrowing Base Certificate that sets forth the Borrowing Base as of a date more recent that required by the Borrowing Base Certificate that was failed to be delivered);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is a Financial Covenant Default, with the request of the Required Revolving Credit Lenders, the Revolving Administrative Agent may, or upon the consent of the Required Revolving Credit Lenders, the Revolving Administrative Agent shall, by notice to the Borrower, terminate the Revolving Credit Commitments and declare the Revolving Credit Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to the Revolving Credit Lenders to be due and payable forthwith, whereupon the same shall immediately become due and payable and (C) if such event is any other Event of Default or if any action has been taken under the immediately preceding clause (B) at any time that a Financial Covenant Default has occurred and is continuing, with the consent of the Required Lenders, the Administrative Agents may, or upon the request of the Required Lenders, the Administrative Agents shall, by notice to the Borrower, terminate the Commitments and declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 7.02. Equity Cure Right. Notwithstanding anything to the contrary contained in Section 7.01, if the Borrower fails to comply with the requirements of Section 6.01 for any fiscal quarter (including, for the avoidance of doubt, the fourth fiscal quarter of the fiscal year), then during the period (the “Applicable Period”) commencing on the later to occur of (1) the day following the last day of such fiscal quarter and (2) the day the Borrower obtains knowledge of a failure to comply with the requirements of Section 6.01 for such fiscal quarter, and ending on (X) the tenth day after the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.02(h) (in the case of clause (1)) or (Y) the tenth day following the date on which the Borrower obtains such knowledge (in the case of clause (2)), the Borrower shall have the right to issue Common Stock for cash or otherwise receive cash contributions to the capital of the Borrower and, in each case, to contribute any such cash to the capital of the Borrower and apply the amount of the proceeds thereof (up to the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 6.01 for the applicable period) (any such contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) to increase Consolidated EBITDA with respect to the applicable fiscal quarter of the Borrower (the “Cure Right”), which increase shall continue to be included in Consolidated EBITDA for so long as such fiscal quarter is part of any trailing four fiscal quarter period included in the calculation of the financial covenant set forth in Section 6.01; provided that (a) such proceeds are actually received by the Borrower no later than the last day of such Applicable Period, (b) the Cure Right shall not be exercised more than four times during the term of this Agreement and (c) in each period of four consecutive fiscal quarters of the Borrower, there shall be at least two fiscal quarters during which the Cure Right is not exercised; provided further that, for the avoidance of doubt, during such Applicable Period (A) the Lenders shall not be permitted to exercise remedies with respect to such breach of Section 6.01 and (Y) unless such Specified Equity Contribution is made prior the expiration of such Applicable Period), the Borrower shall not be permitted to make any new Revolving Credit Borrowing or request (x) the issuance of any new Letter of Credit or (y) the amendment, extension or renewal of any existing Letter of Credit that would increase the face amount available to be drawn thereunder (it being understood and agreed that any refinancing of

Borrowings pursuant to Section 2.14 shall not constitute the making of a new Revolving Credit Borrowing). If, after giving effect to the foregoing adjustment, the Borrower is in compliance with the financial covenant set forth in Section 6.01, then the Borrower shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to determining compliance with Section 6.01 (and not for the purposes of any basket contained in Article VI) and shall not result in any adjustment to any amounts, other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

ARTICLE VIII

THE ADMINISTRATIVE AGENTS

Section 8.01. Administration by Administrative Agents. The general administration of the Loan Documents shall be performed by the Administrative Agents. Each Lender hereby irrevocably authorizes the relevant Applicable Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents and including such actions in connection with the incurrence of Refinancing Indebtedness as are expressly contemplated by the Loan Documents). No Administrative Agent shall have duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

Section 8.02. Advances and Payments. (a) On the date of each Loan of any Class, the Applicable Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders of such Class, the amount of the Loan to be made by such Lender in accordance with its Commitment hereunder. Should the Applicable Administrative Agent do so, each of the Lenders agrees forthwith to reimburse such Administrative Agent in immediately available funds for the amount so advanced on its behalf by such Administrative Agent, together with interest at the Federal Funds Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by an Administrative Agent in connection with this Agreement (other than amounts to which such Administrative Agent is entitled pursuant to Sections 2.22, 8.06, 9.05 and 9.06), the application of which is not otherwise provided for in this Agreement, shall be applied, first, in accordance with each applicable Lender’s applicable Class Percentage to pay ratably accrued but unpaid Fees, and second, ratably, (x) in accordance with each Revolving Credit Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Revolving Credit Loans and all unreimbursed Letter of Credit drawings and (y) in accordance with each Term Loan Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Term Loans. All amounts to be paid to a Lender by an Administrative Agent shall be credited to that Lender, after collection by such Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with such Administrative Agent, as such Lender and such Administrative Agent shall from time to time agree. The Administrative Agents shall cooperate to effect the provisions of this Section 8.02.

Section 8.03. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment in respect of its Loans of any Class as a result of which the unpaid portion of its Loans of such Class is proportionately less than the unpaid portion of the Loans of such Class of any other Lender, (a) such Lender shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such Class of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans of such Class and such Lender’s participation in Loans of such Class of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans of such Class then outstanding as the principal amount of its Loans of such Class prior to the obtaining of such payment was to the principal amount of all Loans of such Class outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata; provided that (x) if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest) and (y) the foregoing shall be inapplicable to any transaction that is expressly permitted hereunder. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

Section 8.04. Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, the Required Revolving Credit Lenders, the Super-majority Revolving Credit Lenders or Required Term Lenders, action shall be taken by the Applicable Administrative Agent (or the Applicable Administrative Agents) for and on behalf or for the benefit of all Lenders, all Revolving Credit or all Term Loan Lenders, as applicable, upon the direction of the Required Lenders, the Required Revolving Credit Lenders, the Super-majority Revolving Credit Lenders or Required Term Lenders, as the case may be (subject to Section 9.18 and to the definition of “Receipt of Sufficient Consents”, as applicable), and any such action shall be binding on all Lenders (or all Revolving Credit Lenders or all Term Loan Lenders, as applicable). No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.10 (or as otherwise expressly provided for in Sections 2.28, 2.30 or 2.31.

Section 8.05. Liability of Administrative Agents. (a) Each Administrative Agent, when acting on behalf of the applicable Class(es) of Lenders, may execute any of its duties under this Agreement by or through any of its officers, agents, and employees, and neither such Administrative Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. No Administrative Agent nor its directors, officers, agents, employees and Affiliates shall in any event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or in reliance upon the advice of counsel selected by such Administrative Agent.

Without limiting the foregoing, no Administrative Agent, nor any of its directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

(b) No Administrative Agent nor any of its directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender or by the Borrower of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

(c) Each Administrative Agent, in its capacity as an Applicable Administrative Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a person or persons believed by it to be the proper person or persons, and such Administrative Agent shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

Section 8.06. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse the Applicable Administrative Agent for such Lender’s Class Percentage of (x) any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including counsel fees and compensation of agents and employees for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrower and (y) any expenses of such Administrative Agent incurred for the benefit of the Lenders that the Borrower has agreed to reimburse pursuant to Section 9.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Applicable Administrative Agent and its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.07. Rights of Administrative Agents. It is understood and agreed that each of the Revolving Administrative Agent (in its capacity as such), the Tranche B Term Administrative Agent (in its capacity as such) and Tranche C Term Administrative Agent (in its capacity as such) shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower, as though it were not an administrative agent of the Lenders under this Agreement.

Section 8.08. Independent Lenders. Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that no Administrative Agent shall bear responsibility therefor.

Section 8.09. Notice of Transfer. The Applicable Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans held by such Lender for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by such Administrative Agent.

Section 8.10. Successor Administrative Agents. Each Administrative Agent may resign at any time by giving written notice thereof to the Borrower and (x) in the case of the Revolving Administrative Agent, the Revolving Credit Lenders and (y) in the case of any Term Administrative Agents, the Term Loan Lenders of the applicable Class. Upon any such resignation, the Required Revolving Credit Lenders or the Required Term Lenders (with respect to the applicable Class of Term Loans), as applicable, shall have the right to appoint a successor Revolving Administrative Agent (in the case of the Required Revolving Credit Lenders) or a successor Tranche B Term Administrative Agent or Tranche C Term Administrative Agent, as applicable (in the case of the Required Term Lenders), which in each case shall be reasonably satisfactory to the Borrower. If no such successor Administrative Agent shall have been so appointed by the Required Revolving Credit Lenders or the Required Term Lenders (with respect to the applicable Class of Term Loans), as applicable, and shall have accepted such appointment within thirty (30) days after such retiring Administrative Agent’s giving of notice of resignation (the “Resignation Date”), such retiring Administrative Agent may, on behalf of such applicable Class(es) of Lenders, appoint a successor Applicable Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of a least $100,000,000, and which shall be reasonably satisfactory to the Borrower. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Date. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article VIII and Sections 9.05 and 9.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

Section 8.11. Designated Hedging Obligations; Secured Cash Management Obligations. (a) The Borrower and any Person that is or becomes a Revolving Credit Lender as of or following the 2013 Amendment Effective Date (or that was a Revolving Credit Lender immediately prior to giving effect to the 2013 Revolving Facility Amendment Agreement) or any Affiliate of any such Person (the “Designated Hedging Counterparty”) may from time to time designate the obligations of a Loan Party in respect of a Hedging Agreement to which such Designated Hedging Counterparty and such Loan Party are parties as being “Designated Hedging Obligations” upon written notice (a “Designation Notice”; and any such designated Hedging Agreement, a “Designated Hedging Agreement”, and following the first such designation with respect to a Designated Hedging Counterparty, unless otherwise notified to the Revolving Administrative Agent in writing, all Hedging Agreements thereafter entered into with such Designated Hedging Counterparty shall constitute Designated Hedging Agreements, subject to Section 8.11(e)) to the Revolving Administrative Agent from the Borrower and the Designated Hedging Counterparty, in form reasonably acceptable to the Revolving Administrative Agent, which Designation Notice shall include (x) a description of such Hedging Agreement and, if requested by the Revolving Administrative Agent, a copy of such Hedging Agreement and (y) a calculation of the Swap Termination Value for all Designated Hedging Agreements with such Designated Hedging Counterparty as of the date of such Designation Notice. The Borrower and any Person that is or becomes a Revolving Credit Lender as of or following the 2013 Amendment Effective Date (or that was a Revolving Credit Lender immediately prior to giving effect to the 2013 Revolving Facility Amendment Agreement) (the “Cash Management Bank”) may from time to time designate the Cash Management Obligations under any Cash Management Agreement to which such Revolving Credit Lender and a Loan Party are parties (a “Designated Cash Management Agreement”) as being “Pari Passu Secured Cash Management Obligations” by delivering a Designation Notice to the Revolving Administrative Agent from the Borrower stating the maximum amount of Cash Management Obligations under such Designated Cash Management Agreement that shall constitute Pari Passu Secured Cash Management Obligations.

(b) The Borrower shall include in each Borrowing Base Certificate furnished to the Revolving Administrative Agent pursuant to Section 5.12 (i) a determination of the aggregate amount of all negative Swap Termination Values for each Designated Hedging Counterparty with respect to all Designated Hedging Agreements (with each such aggregate amount being expressed as an absolute value) and (ii) a calculation of the aggregate amount of Pari Passu Secured Cash Management Obligations as of the date of such Borrowing Base Certificate; provided, that the Borrower shall have the right to (and, if requested by the Revolving Administrative Agent, the Borrower shall use commercially reasonable efforts to) provide to the Revolving Administrative Agent an updated Swap Termination Value determination with respect to each Designated Hedging Agreement on a more frequent basis (but not more frequently than weekly).

(c) The Revolving Administrative Agent shall establish a reserve against the Borrowing Base (the “Designated Hedging Obligations Reserve”) in an amount equal to the aggregate amount of the Swap Termination Values for each Designated Hedging Counterparty as determined in accordance with the preceding Section 8.11(b) most recently reported to it in respect of all Designated Hedging Agreements (or, in the case of Hedging Agreements that are designated as Designated Hedging Agreements on the 2013 Amendment Effective Date, as reported in the Designation Notice delivered on the 2013 Amendment Effective Date (and as such amount may be adjusted from time to time in accordance with Section 8.11(b)), in each case plus such additional reserve amount as may be requested by the Borrower in its sole discretion (subject to the following proviso); provided, however, that no such reserve shall be established with respect to any Designated Hedging Agreement (or the Hedging Obligations thereunder) to the extent that the establishment of such reserve would cause the Total Revolving Credit Usage to exceed the lesser of (A) the Total Revolving Commitment and (B) the Borrowing Base. The Revolving Administrative Agent shall establish a reserve against the Borrowing Base (the “Secured Cash Management Obligations Reserve”) in an amount equal to the aggregate amount of Cash Management Obligations most recently reported to it in respect of all Designated Cash Management Agreements; provided, however, that no such reserve shall be established with respect to any Designated Cash Management Agreement (or the Cash Management Obligations thereunder) to the extent that the establishment of such reserve would cause the Total Revolving Credit Usage to exceed the lesser of (A) the Total Revolving Commitment and (B) the Borrowing Base. For the avoidance of doubt, the Borrowing Base shall be promptly adjusted in response to the establishment of, or any adjustment made to, the Designated Hedging Obligations Reserve or the Secured Cash Management Obligations Reserve in accordance with this Section 8.11(c).

(d) No holder of Hedging Obligations or Cash Management Obligations that obtains the benefits of Section 2.20(b) or 2.20(c), any guarantee of such obligations pursuant to any Loan Document or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Revolving Credit Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, neither the Administrative Agent nor the Collateral Trustee (x) shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations or Cash Management Obligations unless the Revolving Administrative Agent has received written notice thereof, together with such supporting documentation as the Revolving Administrative Agent may request, from the parties to the applicable agreements, (y) shall have any responsibility to determine the accuracy of any Swap Termination Value calculation provided to it pursuant to this Section 8.11 or (z) shall have any duty to notify any Designated Hedging Counterparty or Cash Management Bank of the receipt of any Designation Termination Notice or of any resulting removal of the designation of any Hedging Obligations or Cash Management Obligations as Pari Passu Secured Hedging Obligations or Pari Passu Secured Cash Management Obligations. By its acceptance of the benefits of Section 2.20(b) or 2.20(c), any guarantee of Hedging Obligations or Cash Management Obligations pursuant to any Loan Document or any Collateral by virtue of the provisions hereof or of any other Loan Document, each Designated Hedging Counterparty and each Designated Cash Management Bank shall be deemed to agree to the foregoing and to all other applicable provisions of this Section 8.11.

(e) The Borrower may from time to time remove the designation of any Designated Hedging Agreement or Designated Cash Management Agreement, as applicable, by written notice (the “Designation Termination Notice”) to the Revolving Administrative Agent, and from the date of such Designation Termination Notice, the obligations under such Designated Hedging Agreement or such Designated Cash Management Agreement, as applicable, shall no longer constitute Pari Passu Secured Hedging Obligations or Cash Management Obligations, as applicable, for purposes of the Loan Documents; provided, that no Designation Termination Notice shall be effective without the written consent of the applicable Revolving Credit Lender that is the Designated Hedge Counterparty or Cash Management Bank, any such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that the provision and effectiveness of substitute collateralization or security arrangements and/or the receipt of such replacement collateral or security for Pari Passu Secured Hedging Obligations, in each case consistent with the terms of the applicable Designated Hedging Agreement, are deemed to be reasonable conditions to any such consent). For the avoidance of doubt, neither a

Designated Hedging Agreement nor a Designated Cash Management Agreement shall cease to be a Designated Hedging Agreement or a Designated Cash Management Agreement, as applicable, solely because the Designated Hedging Counterparty or Cash Management Bank, as applicable, ceases to be a Revolving Credit Lender (or an Affiliate of a Revolving Credit Lender) after the date of the applicable Designated Hedging Agreement or Designated Cash Management Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at World Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention: James C. Zabriskie, Telephone: (248) 354-8673 and Telecopy: (248) 354-7727, with copies to Brett Pynnonen, Telephone: (248) 354-1748 and Telecopy: (248) 354-7727,

(ii) if to the Revolving Administrative Agent, to it at Citibank, N.A., 1615 Brett Road, OPS III, New Castle, DE 19720, Attention: Loan and Agency Team, Telephone: (302) 894-6010, Telecopy: (212) 994-0961, email: GLAgentOfficeOps@citi.com,

(iii) if to the Tranche B Term Administrative Agent, to it at Citibank, N.A., 1615 Brett Road, OPS III, New Castle, DE 19720, Attention: Loan and Agency Team, Telephone: (302) 894-6010, Telecopy: (212) 994-0961, email: GLAgentOfficeOps@citi.com1;

(iv) if to the Tranche C Term Administrative Agent, to it at Credit Suisse AG, Attn: Loan Operations – Agency Manager, Eleven Madison Avenue., 23rd Floor, Phone: 919-994-6369, New York, NY 10010, Fax: 212-322-2291, Email: agency.loanops@credit-suisse.com; and

(v) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

[1]	Citibank to confirm contact information.

(b) Electronic Communications. Notices and other communications to the Lenders and the Fronting Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Applicable Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Fronting Bank if such Lender or such Fronting Bank, as applicable, has notified the Applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to an Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

(c) Unless the Applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder with respect to the Borrower.

Section 9.03. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agents and the Lenders and their respective successors and assigns. The Borrower may neither assign nor transfer any of its rights or obligations hereunder to any Person other than a Successor Borrower as permitted under Section 6.04(a) without the prior written consent of all of the Lenders. Each Lender may sell participations to any Person (other than to a natural person or a Defaulting Revolving Lender)

(each, a “Participant”) in all or part of any Loan, or all or part of its Commitment, in which event, without limiting the foregoing, the provisions of Sections 2.18 and 2.21 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrower’s liability, if any, under Sections 2.18 and 2.21 shall not be increased as a result of the sale of any such participation other than as a result of a Change in Law that occurs after the Participant acquired the applicable participation) and the pro rata treatment of payments, as described in Section 2.20, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender’s execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrower’s obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrower. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, no Administrative Agent (in its capacity as an Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(b) Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement; provided, however, that, (i) with respect to any assignment of a Term Loan or a Term Loan Commitment to any Person other than a Pre-Approved Assignee (other than with respect to Sections 9.03(g) and 9.03(h)), the Applicable Administrative Agent and, so long as no Specified Default shall have occurred and be continuing, the Borrower, must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld (with a failure by the Borrower to respond within 10 days to a request for such consent being deemed consent by it, provided that, the Borrower’s refusal to accept an assignment to a competitor shall not be deemed to be unreasonable), (ii) with respect to any assignment of a Revolving Credit Commitment and corresponding Revolving Credit Loans, Letter of Credit Outstandings, other than in the case of an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender, the Revolving Administrative Agent, the applicable Fronting Bank and, so long as no Specified Default shall have occurred and be continuing, the Borrower, must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (iii) other than in the case of an assignment to a Pre-Approved Assignee, immediately after giving effect to any such assignment, (x) the aggregate amount of the Revolving Credit Commitment or the aggregate principal amount of the applicable Class of Term Loans of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Applicable Administrative Agent) shall, unless otherwise agreed to in writing by the Borrower and the Applicable Administrative Agent, be $0 or at least $1,000,000 (provided that Revolving Credit Commitments or Term Loans held by two or more Approved Funds of a Lender shall be aggregated for purposes of meeting such minimum amounts) and (y) the aggregate amount of the Revolving Credit Commitment or the aggregate principal amount of the applicable Class of Term Loans subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Applicable Administrative Agent) shall, unless otherwise agreed to in writing by the Borrower and the Applicable Administrative Agent, be at least $1,000,000 (provided that contemporaneous assignments by two or more Approved Funds of a Lender shall be aggregated for purposes of meeting such minimum amounts), (iv) any assignment by any Revolving Credit Lender of all or a portion of its Revolving Credit Commitment shall include an assignment of all or the same portion of the Revolving Credit Loans, the Letter of Credit Outstandings then held by such Revolving Credit Lender (and vice versa), and (v) the parties to each such assignment shall execute and deliver to the Applicable Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance via (A) an electronic settlement system acceptable to the such Administrative Agent or (B) if previously agreed with the such Administrative Agent, manually execute and deliver to the such Administrative Agent an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 unless waived by the Applicable Administrative Agent in its sole discretion (for which the Borrower shall have no liability), provided that, in the case of multiple assignments by or to any Lender or two or more Approved Funds of a Lender that occur substantially contemporaneously, only one such processing and recordation fee shall be payable to the Applicable Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten (10) Business Days after the execution thereof (unless otherwise agreed to in writing by the Applicable Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon request and the surrender by the assigning Lender of its promissory note, if any, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. For the avoidance of doubt, any assignment to an Affiliated Lender shall be subject to Section 9.03(h).

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.01 and the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Administrative Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Applicable Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Applicable Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) Each Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, the Commitments of the applicable Lenders, the principal amount (and stated interest on) of the Loans owing to each applicable Lender and the Letter of Credit Outstandings (if applicable), in each case from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Applicable Administrative Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Applicable Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Applicable Administrative Agent and each Fronting Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by confidentiality provisions not less restrictive than those contained in Section 9.04.

(g) (i) Notwithstanding anything to the contrary in this Agreement, the Borrower or any of its Subsidiaries may purchase by way of assignment and become an assignee with respect to Term Loans of any Class at any time and from time to time from Lenders in accordance with Section 9.03(b) hereof (each, a “Permitted Loan Purchase”); provided that (A) any such Permitted Loan Purchase occurs pursuant to Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Term Administrative Agent; (B) no Permitted Loan Purchases shall be made with the proceeds of any Revolving Credit Loans, (C) no Default or Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (D) upon consummation of any such Permitted Loan Purchase, the Term Loans purchased pursuant thereto shall be automatically, immediately and permanently cancelled and extinguished in accordance with Section 9.03(g)(ii) below, (E) the Borrower or its Subsidiary (as applicable) shall make a customary representation to the assigning Lender that it does not possess material non-public information with respect to the Borrower or its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such material non-public information), (F) any non-cash gain in respect of cancellation of indebtedness resulting from any such cancellation of Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA and (G) in connection with any such Permitted Loan Purchase, the Borrower or its Subsidiary (as applicable) and the assigning Lender shall execute and deliver to the Term Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.03(b)) and shall otherwise comply with the conditions to Assignments under this Section 9.03.

(ii) Each Permitted Loan Purchase shall, for purposes of this Agreement, be deemed to be an automatic, immediate and permanent cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Term Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Term Loans; provided, that Permitted Loan Purchases shall not constitute an optional or mandatory prepayment of Loans and shall not be subject to Section 8.03, but each principal repayment installment in respect of the Term Loans of the applicable Class shall be reduced pro rata by the principal amount of each Permitted Loan Purchase.

(h) Notwithstanding anything to the contrary contained herein, any Term Loan Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans on a non-pro rata basis to an Affiliated Lender through open market purchases, subject to the following limitations:

(i) (i) for purposes of any amendment, waiver or modification of any Loan Document (including pursuant to Section 9.10) that does not require the consent of each Lender or each affected Lender or does not adversely affect Affiliated Lenders in any material respect as compared to other Term Loan Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Term Loan Lenders that are not Affiliated Lenders voting on such matter (so long as the Affiliated Lenders are not adversely affected in connection therewith in any material respect as compared to other Term Loan Lenders solely as a result of their being Affiliated Lenders);

(ii) the aggregate principal amount of Term Loans (including Incremental Term Loans) held by all Affiliated Lenders will not exceed 25% of the aggregate principal amount of the Term Loans (including any Incremental Term Loans) outstanding at such time; provided that each of the parties hereto agrees and acknowledges that neither Term Administrative Agent shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this Section 9.03(h)(ii) or any purported assignment exceeding such limitation; and

(iii) by its purchase or other acquisition of a Term Loan, each Affiliated Lender shall be deemed to have acknowledged and agreed that it has no right whatsoever (in such Person’s capacity as a Lender) so long as such Person is an Affiliated Lender to attend or receive any notice of any meeting (live or by any electronic means) in its capacity as a Lender with any Term Administrative Agent or any other Lender or have access to the Platform (including, without limitation, that portion of the Platform that has been designated as for “private-side” Lenders).

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law is commenced by or against any Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the applicable Term Administrative Agent to vote on behalf of such Affiliated Lender with respect to the applicable Class of Term Loans held by such Affiliated Lender in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders, unless such Term Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders; provided that in connection with any matter that proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates, (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of such Term Administrative Agent) and (b) such Term Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender. Each Affiliated Lender hereby irrevocably appoints each Term Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-

in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of the applicable Class of Term Loans and participations therein and not in respect of any other claim or status that such Affiliated Lender may otherwise have), from time to time in such Term Administrative Agent’s discretion to take any action and to execute any instrument that such Term Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.04. Confidentiality. Each Lender agrees to keep any non-public information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any of its officers, directors, partners, members or Affiliates or to any other Lender, provided such officer, director, partner, member or Affiliate agrees to keep such information confidential in a manner not less restrictive than is required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority or by the National Association of Insurance Commissioners, (iv) which has been publicly disclosed other than as a result of a disclosure by any Administrative Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which any Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors, (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 9.03(f), (ix) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided such party agrees to be bound by confidentiality provisions no less restrictive than those contained in Section 9.04) and (x) on a confidential basis to (a) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder or (b) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar services, providers to the lending industry and service providers to the Applicable Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents . Each Lender shall notify the Borrower of any required disclosure under clause (ii) of this Section 9.04; provided, however, that the failure of any such Lender to provide such notification shall not limit, alter or otherwise affect any of the Borrower’s obligations under this Agreement.

Section 9.05. Expenses. The Borrower agrees to pay all reasonable expenses incurred by each Administrative Agent and the Arrangers (including the reasonable fees and disbursements of Davis Polk & Wardwell LLP, counsel for the Arrangers and the Administrative Agents, any other counsel that any Administrative Agent shall retain and any internal or third-party appraisers, consultants and auditors advising such Administrative Agent and the Arrangers and their counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the syndication of the transactions contemplated hereby, the costs, fees and expenses of the Applicable Administrative Agent and CGMI in connection with monthly and other periodic field audits, monitoring of assets (including reasonable and customary internal collateral monitoring fees) in accordance with Section 5.06 and publicity expenses, and, following the occurrence of an Event of Default, all expenses incurred by the Lenders and the Administrative Agents in the enforcement or protection of the rights of any one or more of the Lenders or one or more of the Administrative Agents in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of (a) one counsel to the Administrative Agents and the Lenders, taken as a whole, and if necessary in the event of an actual conflict of interest, one additional counsel to all parties similarly situated and (b) one counsel in each applicable local jurisdiction. Such payments by the Borrower shall be made upon delivery of a statement setting forth such costs and expenses. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

Section 9.06. Indemnity. The Borrower agrees to indemnify and hold harmless each Administrative Agent, the Arrangers and the Lenders and their respective directors, officers, partners, members, employees, trustees, advisors, agents and Affiliates (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under or relating to, any Environmental Law applicable to the Borrower or any of its Subsidiaries, the operations of the Borrower or any of its Subsidiaries or any property at any time owned, leased, or in any way used by the Borrower or any of its Subsidiaries or any entity for which any of them is alleged to be responsible, and the reasonable fees and expenses of legal counsel in connection with any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or whether any Indemnified Party is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined in a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnified Party. All amounts due under this Section 9.06 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.06 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.01, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agents. The agreements in this Section 9.06 shall survive repayment of the Loans and all other amounts payable hereunder.

Section 9.07. Choice of Law; Jurisdiction; Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

(b) Each party hereto (in the case of the Borrower, on behalf of itself and the other Loan Parties) irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any related party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto (in the case of the Borrower, on behalf of itself and the other Loan Parties) hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.08. No Waiver. No failure on the part of any Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.09. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 9.10. Amendments, etc. No modification, amendment or waiver of any provision of any Loan Document, and no consent to any departure by the Borrower or Guarantors therefrom, shall in any event be effective unless the same shall be in writing and consented to by the Administrative Agents (or, if applicable, the Applicable Administrative Agent) (or the Collateral Trustee at the instruction or with the consent of the Administrative Agents (or, if applicable, the Applicable Administrative Agent)), with the written consent, or at the written direction, of the applicable requisite Lenders specified below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given:

(A) the Lender affected thereby (and no other Lenders) to:

(i) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender); provided, that notwithstanding anything to the contrary, any amendment having the effect of increasing the size of the Term Facility or the Revolving Credit Facility (other than as expressly contemplated hereunder) shall also require the consent of the Required Lenders,

(ii) reduce the principal amount of any Loan (or any unreimbursed Letter of Credit) or the rate of interest payable thereon, or extend any scheduled date for the payment of principal pursuant to Section 2.09(a) or (b), or extend any date for the payment of interest or Fees hereunder, or reduce any Fees payable hereunder or extend the Tranche B Maturity Date, the Tranche C Maturity Date, the maturity date applicable to any other Class of Term Loans, or the Revolving Credit Maturity Date; provided, however, that, notwithstanding the foregoing, only the consent of the Required Lenders shall be necessary in order to waive the application of the default rate of interest imposed pursuant to Section 2.11 hereof notwithstanding that any such amendment may have the effect of reducing the amount of interest or fees payable hereunder, or

(iii) change the order of application of proceeds set forth in Section 2.20(b) or Section 2.20(c) or, solely to the extent used to determine such order of application of proceeds, any defined terms used in such Sections;

(B) all of the Lenders to:

(i) amend or modify any provision of the Loan Documents which provides for the unanimous consent or approval of all the Lenders,

(ii) amend this Section 9.10 (other than clauses (C), (D), (E), (F) or (G)) or the definition of Required Lenders, except to the extent necessary to give effect to any Term Incremental Facility, Refinancing Term Facility or Replacement Revolving Facility, or

(iii) release all or substantially all of the Collateral from the Liens created under the Security Documents or all or substantially all of the Guarantors in their respective capacities as guarantors of the Obligations under the Domestic Subsidiary Guarantee;

(C) the Required Revolving Credit Lenders (and no other Lenders) to:

(i) waive the requirement set forth in Section 2.02, in Section 4.02(e) or in the second sentence of Section 6.01 with respect to any Revolving Credit Borrowing or the issuance, extension or renewal of any Letter of Credit,

(ii) release any Borrowing Base Collateral (other than all or substantially all of the Collateral) from the Liens created under the Security Documents,

(iii) amend Section 2.15, 5.10, 5.11 or 5.12 (or any definition to the extent used in any such Section),

(iv) amend Section 6.01 (and any defined terms used therein, solely to the extent that they relate to Section 6.01) solely for purposes of determining compliance with Section 6.01 or waive any Event of Default resulting from a breach of Section 6.01,

(v) amend the definition of “Payment Conditions” or “Permitted Investment Payment Conditions” or waive the applicability thereof,

(vi) amend the size of any “baskets” contained in the Revolving Credit Facility Specific Covenants (or add any new “basket” or provision that is substantively identical to doing so) other than any amendment or waiver of the type described in this clause (vi) (A) that is requested by the Borrower in connection with the incurrence of Refinancing Indebtedness and (B) the effect of which is to make the applicable provision more restrictive on the Borrower and its Subsidiaries as determined in good faith by the Revolving Administrative Agent (it being acknowledged and agreed that any such amendment or waiver to Section 6.06 or Section 6.08 that increases the size of any such basket but that subjects the usage of such basket to the satisfaction of Payment Conditions (in the case of Section 6.06) or Permitted Investment Payment Conditions (in the case of Section 6.08) shall be deemed to be more restrictive on the Borrower and its Subsidiaries, or

(vii) amend (I) the definition of “Incremental Cap”, the definition of “Incremental Equivalent Debt”, Section 2.32 or Section 6.02 (and in each case any defined terms used therein) solely to the extent that the effect of such amendment would be to increase the amount of Incremental Term Loans and/or Incremental Equivalent Debt permitted to be incurred or (II) Section 6.02(q)(y) or any of the defined term used in such clause to the extent that the effect of such amendment would be to increase the amount of Permitted Junior Debt permitted to be incurred;

(D) the Super-majority Revolving Credit Lenders (and no other Lenders) to:

(i) alter the eligibility standards used in determining the Borrowing Base in a manner which would increase the amount of the Borrowing Base,

(ii) increase the advance rates in the calculation of the Borrowing Base, or

(iii) modify the definition of “Borrowing Base Collateral”;

(E) all of the Revolving Credit Lenders (and no other Lender) to:

(i) amend or modify clauses (C), (D) or (E) of this Section 9.10 or the definitions of Required Revolving Credit Lenders or Super-majority Revolving Credit Lenders or any other provision of the Loan Documents which provides for the unanimous consent or approval of the Revolving Credit Lenders, or

(ii) release all or substantially all of the Borrowing Base Collateral from the Liens created under the Security Documents (and, if the Borrowing Base Collateral shall constitute all or substantially all of the Collateral, the provisions of clause (B)(iii) shall also apply);

(F) the Required Term Lenders (and no other Lender) to:

(i) release any PP&E Collateral (other than all or substantially all of the PP&E Collateral) from the Liens created under the Security Documents,

(ii) amend Section 2.16 (or any definition to the extent used in such Section), or

(iii) modify the definition of “PP&E Collateral”;

(G) all of the Term Loan Lenders (and no other Lender) to:

(i) amend or modify clauses (F) or (G) of this Section 9.10 or the definition of Required Term Lenders or any other provision of the Loan Documents which provides for the unanimous consent or approval of the Term Loan Lenders, or

(ii) release all or substantially all of the PP&E Collateral from the Liens created under the Security Documents (and, if the PP&E Collateral shall constitute all or substantially all of the Collateral, the provisions of clause (B)(iii) shall also apply); or

(H) the Required Lenders (and no other Lender) to amend of modify any provision of this Agreement of any other Loan Document not expressly subject to the provisions of clauses (A) through (G) or any other provision of this Section 9.10.

For the avoidance of doubt, any waiver, amendment or modification that by its terms affects the rights or duties of one Class of Lenders (but not of any other Class of Lenders) shall require the consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders hereunder at the time (and no other Lenders). No such modification, amendment or waiver or consent may adversely affect the rights and obligations of (i) any Administrative Agent or (ii) any Fronting Bank, in each case without its prior written consent. No Lender consent shall be required (i) with respect to any action described in Section 6.03 of the Collateral Trust Agreement (subject to the proviso contained therein), (ii) to add the obligations of the Loan Parties with respect to Indebtedness permitted under Section 6.02(q) to the Security Documents and the Intercreditor Agreements or (iii) for the entry by the Collateral Trustee into any Intercreditor Agreement in connection with the incurrence of any Incremental Equivalent Debt (or Permitted Refinancing thereof), Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (or Permitted Refinancing thereof) permitted under Section 6.02(aa) that is secured by Liens permitted under Section 6.03(bb) (and each Class of Lenders hereby authorizes the Applicable Administrative Agent to enter into, or to instruct the Collateral Trustee to enter into, any amendments or modifications of the Security Documents or any Intercreditor Agreement, to the extent necessary or desirable to give effect to any such addition or incurrence). Each assignee shall be bound by any modification, amendment, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest in the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower unless in writing and signed by the Borrower.

Notwithstanding anything to the contrary contained in this Section 9.10:

(a) This Agreement may be amended with the written consent of the Revolving Administrative Agent (or successor, as applicable), the Borrower and the Lenders or other institutions providing the relevant Replacement Revolving Credit Facility (as defined below) to permit the refinancing of all, but not less than all, Revolving Credit Commitments with a replacement facility under this Agreement or, if applicable, pursuant to a separate credit agreement and related documentation with respect thereto (each of the foregoing, a “Replacement Revolving Credit Facility”); provided that (i) the aggregate amount of commitments under such Replacement Revolving Credit Commitments shall not exceed the aggregate amount of the replaced Revolving Credit Commitments, (ii) the maturity date of such Replacement Revolving Credit Facility shall not be earlier than the Revolving Credit Maturity Date at the time of such replacement and (iii) the other terms and conditions of such Replacement Revolving Credit Facility (excluding pricing, fees and for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time), taken as a whole, shall be market terms and conditions at the time of incurrence of such Replacement Revolving Credit Facility. The Revolving Administrative Agent (or successor, as applicable) shall not unreasonably withhold its consent to a Replacement Revolving Credit Facility. For the avoidance of doubt, a Replacement Revolving Credit Facility shall not require the consent of any Person other than the Revolving Administrative Agent (or successor, as applicable), the Borrower and the Lenders or other financial institutions providing such Replacement Revolving Credit Facility.

(b) No Lender’s consent is required to effect any amendment, modification or supplement (i) to this Agreement or any other Loan Document to effectuate the transactions contemplated by Sections 2.28, 2.30, 2.31 and 2.32 except as expressly required pursuant to those sections, and each of those sections shall supersede anything in this Section 9.10 to the contrary; and (ii) to the Collateral Trust Agreement or any Intercreditor Agreement, any subordination agreement or any other intercreditor agreement or arrangement permitted under this Agreement (A) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or secured Permitted Subordinated Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of this Agreement, the applicable Intercreditor Agreements, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agents, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by this Agreement, the Collateral Trust Agreement, any Intercreditor Agreement (or the comparable provisions, if any, of any subordination agreement or any other intercreditor agreement or arrangement permitted under this Agreement); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Administrative Agent or the Collateral Trustee hereunder or under any other Loan Document without the prior written consent of such Administrative Agent or the Collateral Trustee, as applicable.

(c) Guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agents and may be, together with this Agreement, amended and waived with the consent of the Administrative Agents at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure errors or omissions of a technical nature or ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(d) If at any time after the 2014 Amendment Effective Date, any Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agents and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 9.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 9.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Section 9.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower and any Lender or any Administrative Agent prior to the 2014 Amendment Effective Date which relate to Loans made or to be made hereunder shall, with respect to periods on and after the 2014 Amendment Effective Date, be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Agent’s Fee Letters).

Section 9.15. Further Assurances. Whenever and so often as reasonably requested by the Administrative Agents, the Borrower will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Administrative Agents all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

Section 9.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT OR TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

Section 9.17. USA PATRIOT Act. Each Lender, each Fronting Bank and each Administrative Agent hereby notifies the Borrower (on behalf of each Loan Party) that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as subsequently amended and reauthorized, the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify the such Loan Party in accordance with the Act, and the Borrower (on behalf of each Loan Party) agrees to provide such information from time to time to such Lender, such Fronting Bank and such Administrative Agent, as applicable.

Section 9.18. Certain Consents of Revolving Credit Lenders. Notwithstanding anything herein to the contrary, each Revolving Credit Lender hereby agrees and consents (collectively, the “Revolving Lender Consents”):

(a) that to the extent that (a) any amendment hereto is proposed in order to document, give effect to and incorporate the terms of any Refinancing Indebtedness to be incurred under this Agreement in compliance with Section 2.31 and (b) such amendment does not include any modification, amendment or waiver of any provision of any Loan Document or any consent to any departure by the Borrower or Guarantors therefrom which would require a vote of all or all affected or the relevant percentage of Revolving Credit Lenders pursuant to Sections 9.10(A), (B)(iii), (C), (D) or (E), then each Revolving Credit Lender hereby consents (the “Term Refinancing Facilities Consent”) (i) to any such amendment, (ii) to any Permitted Refinancing of such Refinancing Indebtedness on substantially the same conditions as those set forth in Section 2.31 to any further amendments (if any) necessary to document, give effect to and incorporate the terms of such Permitted Refinancing Indebtedness and (iii) if such Refinancing Indebtedness is in the form of Refinancing Term Loans borrowed hereunder, to the appointment of a single financial institution reasonably acceptable to the Borrower to act as the administrative agent with respect to such Refinancing Term Loans and any other Term Loans hereunder. Each Revolving Credit Lender hereby authorizes each of the Administrative Agent and the Collateral Trustee to enter into new documents and agreements to the extent consistent with the foregoing.

(b) For purposes of determining consents of the Required Revolving Credit Lenders under Section 9.10(C), to authorize the Revolving Administrative Agent to direct such Revolving Credit Lender’s vote in favor of any amendment to any of the Revolving Credit Facility Specific Covenants to modify the size of any basket to make the applicable provision more restrictive on the Borrower and its Subsidiaries or to increase the size of any such basket contained in Section 6.06 or Section 6.08 so long as the usage of such basket is subject to the satisfaction of Payment Conditions (in the case of Section 6.06) or Permitted Investment Payment Conditions (in the case of Section 6.08).

Without limiting the foregoing, each Revolving Lender hereby agrees and consents to any amendment or other modification to this Agreement and the other Loan Documents in order to effectuate the Revolving Lender Consents set forth in this Section 9.18 and hereby instructs the Revolving Administrative Agent and the Collateral Trustee, as applicable, to enter into any agreements to effectuate the foregoing; provided that it is understood and agreed that consummation of the amendments contemplated by the Revolving Lender Consents is subject to Receipt of Sufficient Consents and accordingly, shall require the consent of additional Lenders (including, in the case of the Borrower Substitution contemplated by the Permitted Holdco Consents, all other Lenders). The Revolving Administrative Agent shall provide to any Revolving Credit Lender such information with respect to the matters described in this Section 9.18 as such Revolving Credit Lender shall reasonably request (to the extent such information is in the possession of the Revolving Administrative Agent).

Section 9.19. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agents, the Arrangers, the Lenders, the Fronting Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agents, the Lenders, the Fronting Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agents, the Arrangers, the Lenders, the Fronting Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agents, the Arrangers, the Lenders, the Fronting Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agents, the Arrangers, the Lenders, the Fronting Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

FEDERAL-MOGUL HOLDINGS CORPORATION

By:
Name:
Title:

CITIBANK, N.A., as Revolving Administrative Agent

By:
Name:
Title:

CITIBANK, N.A., as Tranche B Term Administrative Agent

By:
Name:
Title:

CREDIT SUISSE AG,
as Tranche C Term Administrative Agent

By:
Name:
Title:

CITIBANK, N.A.,
as a Tranche B Term Lender

By:
Name:
Title:

CREDIT SUISSE AG,
as a Tranche C Term Lender

By:
Name:
Title:

2

PRICING SCHEDULE

The Applicable Margin with respect to Revolving Credit Loans and Commitment Fees with respect to the Total Revolving Credit Commitment shall be the rate per annum set forth below in the row opposite the relevant category and in the column corresponding to the “Pricing Level” that applies for such day:

	Level I	Level II	Level III
Revolving Credit
Loans that are
Eurodollar Loans	1.50%	1.75%	2.00%
Revolving Credit
Loans that are
ABR Loans	0.50%	0.75%	1.00%
Commitment Fees	0.375%	0.375%	0.375%

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level I Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 66.66% of the Total Revolving Credit Commitments.

“Level II Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 33.33% of the Total Revolving Credit Commitments, but less than 66.66% of the Total Revolving Credit Commitments.

“Level III Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was less than 33.33% of the Total Revolving Credit Commitments.

“Pricing Level” shall refer to the determination of which of Level I, Level II or Level III Pricing applies for any day.

Annex 1

(Loan Documents)

ANNEX 1

LOAN DOCUMENTS

1. Collateral Agreement

2. Collateral Trust Agreement

3. ABL Intercreditor Agreement

4. Domestic Subsidiary Guarantee

Annex 2

(Post-Closing Obligations)

ANNEX 2

POST-CLOSING OBLIGATIONS

1.	Foreign Pledge Agreements. Within 60 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the Loan Parties shall either (x) deliver such local law documentation as may be reasonably requested by the applicable Administrative Agent to continue to effect the security interest created by each Foreign Pledge Agreement set forth below under the applicable local law or (y) cause the Capital Stock of each applicable Foreign Subsidiary to be evidenced by a certificate delivered to the Collateral Trustee and the applicable amendments made to the Collateral Agreement; provided that if the Administrative Agents and the Borrower reasonably determine that the burden or cost of compliance with such post-closing obligation outweighs the benefit to the Lenders of the security to be afforded thereby, such post-closing obligation shall be deemed to be waived.

•	Deed of Pledge, dated as of December 27, 2007, made by Federal-Mogul Corporation in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Cooperatief Federal-Mogul Dutch Investments B.A.

•	Deed of Pledge of Shares, dated April 25, 2008, by Federal-Mogul Ignition Company over 64.5% of the shares of Federal-Mogul Ibérica, S.L., together with related deliveries.

2.	German Pledge. Within 60 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), Federal World Wide, Inc. shall deliver such local law documentation as may be reasonably requested by the Administrative Agents to continue to pledge the security interest in Federal Mogul Automative Verwaltungs GmbH; provided that if the Administrative Agents and the Borrower reasonably determine that the burden or cost of compliance with such post-closing obligation outweighs the benefit to the Lenders of the security to be afforded thereby, such post-closing obligation shall be deemed to be waived.

3.	Stock Certificates. Within 60 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the applicable Loan Party shall deliver to the Collateral Trustee the stock certificate and stock power for Federal Mogul Vehicle Component Solutions, Inc. (and updated schedules to the Collateral Agreement reflecting the delivery of such items) and the stock power for Federal-Mogul de Guatemala, S.A.; provided that if the Administrative Agents and the Borrower reasonably determine that the burden or cost of compliance with such post-closing obligation outweighs the benefit to the Lenders of the security to be afforded thereby, such post-closing obligation shall be deemed to be waived.

4.	Deposit Account Control Agreements. Within 60 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the Borrower shall deliver deposit account control agreements in form and substance reasonably satisfactory to the Collateral Trustee, with respect to the following accounts held by Borrower:

•	Account Nos. 7914640888, 7914640458, and 7914640821 with Fifth Third Bank

•	Account No. 30956601 with Citibank, N.A.

5.	Real Estate: Within 90 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the following undertakings must be completed:

•	With respect to each Mortgaged Property, the Collateral Trustee shall have received a Mortgage (or a modification to or amendment and restatement of the Mortgage delivered pursuant to the Existing Credit Agreement) executed and delivered by a duly authorized officer of each party thereto.

Annex 2

(Post-Closing Obligations)

•	The Collateral Trustee shall have received and the Title Insurance Company shall have received, with respect to each Mortgaged Property, (i) an as-built land survey of the sites of the Mortgaged Property dated within three (3) years of the 2014 Amendment Effective Date, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agents and the Title Insurance Company, which surveys shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association (“ALTA”) and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) the flood zone designations, if any, in which the Mortgaged Property is located (provided that if the Administrative Agents determines that it is reasonable to do so, the Administrative Agents may accept a survey in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this clause (i)); or (ii) a satisfactory Survey Affidavit (together with a survey in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in clause (i)) in a form sufficient for the Title Insurance Company to delete the standard survey exception.

•	The Collateral Trustee shall have received in respect of each Mortgaged Property (i) a mortgagee’s title insurance policy (or policies), (ii) a marked up unconditional binder for such insurance, or (iii) a date down endorsement to the title insurance policy delivered pursuant to the Existing Credit Agreement reasonably satisfactory to the Administrative Agents. Each such policy (after giving effect to any date down endorsement) shall (A) be in an amount reasonably satisfactory to the Administrative Agents (not to exceed the fair market value of such property); (B) insure that the Mortgage insured thereby creates a valid Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted by Section 6.03 of the Amended Credit Agreement or as is otherwise reasonably acceptable to the Administrative Agents; (C) name the Collateral Trustee for the benefit of the Secured Parties as the insured thereunder; (D) be in the form of ALTA Loan Policy—1970 (Amended 10/17/70 and 10/17/84) (or reasonably acceptable equivalent policies); (E) contain such endorsements and affirmative coverage as the Administrative Agents may reasonably request; and (F) be issued by title companies reasonably satisfactory to the Administrative Agents (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agents) (provided that if the Administrative Agents determine that it is reasonable to do so, the Administrative Agents may accept a title insurance policy in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this paragraph). The Administrative Agents shall have received evidence satisfactory to it that all premiums in respect of each such policy (or endorsement), all charges for mortgage recording tax, and all related expenses, if any, have been paid.

Annex 2

(Post-Closing Obligations)

•	The Administrative Agents shall have received in respect of each Mortgaged Property a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above and a copy of all other material documents in the possession of the any Loan Party affecting the Mortgaged Property, in each case to the extent required by the Administrative Agents and not already provided to the Administrative Agents.

•	The Administrative Agents and the Lenders shall have received in respect of each Mortgaged Property the favorable written opinions of local counsel, reasonably acceptable to the Administrative Agents, covering such matters as the Administrative Agents may reasonably request with respect to the applicable Mortgage.

6.	Intellectual Property: Within 60 days of the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the Borrower shall deliver to the Collateral Trustee customary short-form intellectual property security agreements or confirmatory grants of security interest with the United States Patent and Trademark Office and U.S. Copyright Office, as applicable, granting a security interest in all intellectual property set forth in Schedule 3.06 of the Collateral Agreement to the Collateral Trustee.

7.	Promissory Notes: Within 30 days after the Amendment Effective Date (unless extended by the Administrative Agents in their sole discretion), the applicable Loan Party shall deliver to the Collateral Trustee the original copies of the promissory notes listed on Schedule 1.01A to the Credit Agreement and the executed related note powers.

Annex 3

(Foreign Pledge Agreements to be Terminated)

ANNEX 3

FOREIGN PLEDGE AGREEMENTS TO BE TERMINATED

Bermuda

Share Pledge Agreement, dated as of December 27, 2007, made by Federal-Mogul Corporation in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Coventry Assurance Ltd.

Canada

Canadian Pledge Agreement, dated as of December 27, 2007, made by Federal-Mogul Corporation in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Federal-Mogul Canada Limited

England

Security Agreement, dated as of December 27, 2007, between Federal-Mogul Global Inc. and Citibank, N.A., as security agent, with respect to the Capital Stock of Federal-Mogul Global Growth Limited

Security Agreement, dated as of December 27, 2007, between Federal-Mogul Corporation and Citibank, N.A., as security agent, with respect to the Capital Stock of Federal-Mogul (Continental European Operations) Limited

Netherlands

Security Agreement, dated as of December 27, 2007, made by Federal-Mogul Corporation in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Cooperatief Federal-Mogul Dutch Investments B.A. (the “Dutch Co-Op”)

Security Agreement, dated as of December 27, 2007, made by Federal-Mogul Global Inc. in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Federal-Mogul Global B.V.

Security Agreement, dated as of December 27, 2007, made by Federal-Mogul Dutch Holdings Inc. in favor of Citibank, N.A., as collateral trustee, with respect to the Capital Stock of Federal-Mogul Holdings B.V.

Spain

Deed of Pledge of Shares, dated April 25, 2008, by Federal-Mogul Ignition Company over 64.5% of the shares of Federal-Mogul Ibérica, S.L., together with related deliveries

Sweden

Deed of Pledge of Shares, dated October 25, 2010 where Federal-Mogul Corporation pledged 66% of the shares of F-M Holding Sweden AB (now knows as Federal-Mogul Holding Sweden AB)